UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Naked Brand Group Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

2320
(Primary Standard Industrial Classification Code Number)

99-0369814
(I.R.S. Employer Identification Number)

10th Floor - 95 Madison Avenue
New York, New York 10016
Telephone: (212) 851-8050
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

National Registered Agents, Inc. of NV
311 S. Division St.
Carson City, Nevada 89703
Telephone: (800) 550-6724
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy of Communications To:
Richard B. Alsop
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Telephone: (212) 848-4000
From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)(4)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee(3)
Common stock to be offered for resale by selling stockholders	41,569,071(2)	$0.225	$9,353,040.97	$1,204.67

(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act of 1933 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.

(2)	Consists of up to 41,569,071 shares of common stock that may be issued upon exercise of warrants.

(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(4)	Based on the average of the high and low prices per share for the registrant’s common stock on September 2, 2014, as reported by the OTCQB operated by the OTC Markets Group.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 8, 2014

Prospectus

41,569,071 Shares

NAKED BRAND GROUP INC.

Common Stock
_________________________________

The selling stockholders identified in this prospectus may offer and sell up to 41,569,071 shares of our common stock that may be issued upon exercise of warrants. The warrants were acquired by the selling stockholders directly from our company in private placements that were exempt from the registration requirements of the Securities Act of 1933.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Our common stock is quoted on the OTCQB operated by the OTC Markets Group under the symbol “NAKD”. On September 2, 2014, the closing price of our common stock on the OTCQB was $0.21 per share.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We will, however, receive proceeds upon exercise of the warrants by the selling stockholders. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsels applicable to the sale of their shares.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    , 2014.

As used in this prospectus, the terms “we”, “us”, “our” and “our company” mean Naked Brand Group Inc. and our wholly-owned subsidiary, Naked Inc., as applicable, unless the context clearly indicates otherwise.

Prospectus Summary Our Business

We were incorporated in the State of Nevada on May 17, 2005 under the name of Search By Headlines.com Corp. Effective August 29, 2012, we completed a merger with a newly-formed subsidiary, Naked Brand Group Inc., a Nevada corporation, which was incorporated solely to effect a change of our corporate name. As a result, effective August 29, 2012, we changed our name from “Search By Headlines.com Corp.” to “Naked Brand Group Inc.” (“Naked Brand Group”).

Our wholly-owned subsidiary is Naked Inc. (“Naked”). Naked was incorporated under the federal laws of Canada on May 21, 2009 as “In Search of Solutions Inc.”, changed its corporate name to “Naked Boxer Brief Clothing Inc.” on May 17, 2010 and to “Naked Inc.” on February 20, 2013. Naked continued from the federal jurisdiction of Canada to the jurisdiction of the State of Nevada on July 27, 2012. As part of the continuation, all classes of shares of Naked, including Class C, D, E and F common shares, were converted into one class of common shares of the Nevada corporation.

On July 30, 2012, we closed an Acquisition Agreement with Naked, whereby Joel Primus and Alex McAulay became our only directors and Chief Executive Officer and Chief Financial Officer, respectively, of our company and Naked’s stockholders exchanged their shares for a total of 13.5 million shares of our company, representing 50% of the company. As a result of the acquisition, Naked became a wholly-owned subsidiary of our company.

Our mission is to build a global lifestyle brand business offering innovative apparel, home and personal products. We currently design, manufacture and sell men’s innerwear and lounge apparel products under the “Naked” brand. We plan to launch a complimentary line of women’s innerwear, lounge and sleepwear products within the next 12 months and in the future extend the Naked brand to active wear, swim and bed and bath products. Our core brand philosophy for Naked is to provide products that make people feel sexy and confident while being as comfortable as wearing nothing at all. Our goal is to create a new standard for how apparel products worn close to skin fit, feel and function. Our products are sold at premium fashion stores in North America, primarily in Canada and on the West Coast of the United States, including Holt & Renfrew, Hudson Bay Company and Nordstrom.

Our principal executive offices are located at 95 Madison Avenue, New York, New York, 10016, and our telephone number is (212) 851-8050. Our common stock is quoted on the OTCQB under the symbol “NAKD”.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 41,569,071 shares of our common stock that may be issued upon exercise of warrants. The warrants were acquired by the selling stockholders directly from us in private placements which were consummated on June 10, 2014 and July 8, 2014, and pursuant to amendment agreements dated April 4, 2014.

Number of Shares Outstanding

There were 36,373,884 shares of our common stock issued and outstanding as of September 2, 2014.

Summary of Financial Data

The following information represents selected audited financial information for our company for the years ended January 31, 2014 and January 31, 2013 and selected unaudited financial information for our company for the three months ended April 30, 2014 and April 30, 2013. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited consolidated financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Statements of Operations Data	Three Months Ended April 30, 2014	Three Months Ended April 30, 2013
Net Sales	$119,814	$93,566
Gross Profit	$45,709	$31,666
Total Operating Expenses	$429,667	$633,008
Net Loss	$(1,233,860)	$(643,434)
Basic Net Loss Per Share	$(0.04)	$(0.02)

Statements of Operations Data	Year Ended January 31, 2014	Year Ended January 31, 2013
Net Sales	$639,107	$566,508
Gross Profit	$51,468	$223,849
Total Operating Expenses	$2,845,087	$1,464,007
Net Loss	$(4,238,490)	$(1,332,996)
Basic Net Loss Per Share	$(0.14)	$(0.07)

Balance Sheet Data	At April 30, 2014	At January 31, 2014	At January 31, 2013
Cash	$369,061	$67,478	$43,780
Working Capital (Deficit)	$(1,379,793)	$(1,439,384)	$(72,542)
Total Assets	$1,400,011	$972,765	$987,585
Total Liabilities	$3,180,236	$2,302,103	$804,333
Total Stockholders’ Equity (Capital Deficit)	$(1,780,225)	$(1,329,338)	$183,252

Please read this prospectus carefully. We have not authorized anyone to provide any information or to make any representation other than those contained in this prospectus. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

Forward-Looking Statements

This prospectus contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intend”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of these terms or other comparable terminology and include statements regarding: (1) our product line; (2) our business plan, including our plan to launch a complimentary line of women's innerwear, lounge and sleepwear products within the next 12 months and in the future extend the Naked brand to active wear, swim as well as bed and bath products; (3) our expectation that by the end of fiscal 2015, all of our primary production will be made outside of Canada; (4) the enforceability of our intellectual property rights; (5) projections of market prices and costs; (6) supply and demand for our products; (7) future capital expenditures; and (8) our need for, and our ability to raise, capital. The material assumptions supporting these forward-looking statements include, among other things: (1) our ability to obtain any necessary financing on acceptable terms; (2) timing and amount of capital expenditures; (3) the enforcement of our intellectual property rights; (4) our ability to launch new product lines; (5) retention of skilled personnel; (6) continuation of current tax and regulatory regimes; (7) current exchange rates and interest rates; and (8) general economic and financial market conditions. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled “Risk Factors”, uncertainties and other factors, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. These risks and uncertainties include: (1) a continued downturn in international economic conditions; (2) any adverse occurrence with respect to the development or marketing of our apparel products; (3) any adverse occurrence with respect to any of our licensing agreements; (4) our ability to successfully bring apparel products to market; (5) product development or other initiatives by our competitors; (6) fluctuations in the availability and cost of materials required to produce our products; (7) any adverse occurrence with respect to distribution of our products; (8) potential negative financial impact from claims, lawsuits and other legal proceedings or challenges; (9) our ability to enforce our intellectual property rights; (10) our ability to hire and retain senior management and key employees; and (11) other factors beyond our control.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States and Canada, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) unless otherwise stated and are prepared in accordance with accounting principles generally accepted in the United States of America.

In this prospectus, unless otherwise specified, all references to “common shares” refer to the common shares in our capital stock.

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

Risks Related To Our Business

We have a limited operating history which makes it difficult to evaluate our company or future operations.

Naked, our wholly-owned subsidiary, commenced operations in 2010. Since beginning operations, we have generated limited total revenues. For the year ended January 31, 2014, our revenues were $639,107, compared to $566,508 for the year ended January 31, 2013, and for the three months ended April 30, 2014, our revenues were $119,814. As a relatively new company, we are subject to many risks associated with the initial organization, financing, expenditures and impediments inherent in a new business. We have a history of operating losses and negative cash flow that may continue into the foreseeable future. If we fail to execute our strategy to achieve and maintain profitability in the future, investors could lose confidence in the value of our common stock, which could cause our stock price to decline and adversely affect our ability to raise additional capital. Potential investors should evaluate an investment in our company in light of the obstacles that may be encountered by a start-up company in a competitive market.

Our limited operating experience and limited brand recognition in new international markets may limit our expansion strategy and cause our business and growth to suffer.

Our future growth depends, to an extent, on our international expansion efforts. We have limited experience with regulatory environments and market practices internationally, and we may not be able to penetrate or successfully operate in any new market. We may also encounter difficulty expanding into new international markets because of limited brand recognition leading to delayed acceptance of our undergarments by customers in these new international markets. Our failure to develop new international markets or disappointing growth outside of existing markets will harm our business and results of operations.

Our auditors’ opinion on our January 31, 2014 consolidated financial statements includes an explanatory paragraph regarding there being substantial doubt about our ability to continue as a going concern.

For the year ended January 31, 2014, we incurred a net loss of $4,238,490 and for the three months ended April 30, 2014, we incurred a net loss of $1,233,860. We anticipate generating losses for at least the next 12 months. Therefore, there is substantial doubt about our ability to continue operations in the future as a going concern, as highlighted by our auditors with respect to the consolidated financial statements for the year ended January 31, 2014. Although our consolidated financial statements raise substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business.

Our future operating capital depends on our revenues and ability to raise capital through equity investments. Future equity investments will be dilutive to existing stockholders and the terms of securities issued may be more favorable for new investors. Further, in obtaining further equity investments, we may incur substantial costs including investment banking fees, legal fees and accounting fees. Our business operations may fail if our actual cash requirements exceed our estimates and we are not able to obtain further financing. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in our company.

Our success depends on our ability to maintain the value and reputation of our brand.

Our success depends on the value and reputation of the Naked® brand. The Naked name is integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, promoting and positioning our brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality customer experience. We rely on social media as one of our marketing strategies to have a positive impact on both our brand value and reputation. Our brand could be adversely affected if we fail to achieve these objectives or if our public image or reputation were to be tarnished by negative publicity. Negative publicity regarding the production methods of any of our suppliers or manufacturers could adversely affect our reputation and sales and force us to locate alternative suppliers or manufacturing sources. Additionally, while we devote considerable efforts and resources to protecting our intellectual property, if these efforts are not successful, the value of our brand may be harmed, which could have a material adverse effect on our financial condition.

Our future success is substantially dependent on the continued service of our senior management; changes in management or organizational structure could have a material adverse effect on our business.

Our future success is substantially dependent on the continued service of our senior management, particularly Joel Primus, our founder. The loss of the services of our senior management could make it more difficult to successfully operate our business and achieve our business goals.

We also may be unable to retain existing management, technical, sales and client support personnel that are critical to our success, which could result in harm to our customer and employee relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs.

In the last year, we have had substantial changes in our management team, including the appointment of a new CEO and CFO. While we believe we now have a strong experienced leadership team, leadership changes can be inherently difficult to manage and may cause disruption to our business or further turnover in our management team. Changes in management, or inadequate management, could lead to an environment that lacks integrity, inspiration and/or a lack of commitment by our employees, which could in turn have a material adverse effect on our business.

An economic downturn or economic uncertainty in our key markets may adversely affect consumer discretionary spending and demand for our products.

Many of our products may be considered discretionary items for consumers. Factors affecting the level of consumer spending for such discretionary items include general economic conditions, particularly those in Canada and the United States, and other factors such as consumer confidence in future economic conditions, fears of recession, the availability of consumer credit, levels of unemployment, tax rates and the cost of consumer credit. As global economic conditions continue to be volatile or economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to reductions due to credit constraints and uncertainties about the future. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products. Consumer demand for our products may not meet our sales targets, or may decline, when there is an economic downturn or economic uncertainty in our key markets, particularly in North America. Our sensitivity to economic cycles and any related fluctuation in consumer demand may have a material adverse effect on our financial condition, operating results and cash flows.

Our sales and profitability may decline as a result of increasing product costs and decreasing selling prices.

Our business is subject to significant pressure on pricing and costs caused by many factors, including intense competition, constrained sourcing capacity and related inflationary pressure, pressure from consumers to reduce the prices we charge for our products and changes in consumer demand. These factors may cause us to experience increased costs, reduce our sales prices to consumers or experience reduced sales in response to increased prices, any of which would have a material adverse effect on our financial condition, operating results and cash flows.

We have a concentration of sales to two key customers and any substantial reduction in sales to these customers would have a material adverse effect on our business.

In fiscal 2014, sales were heavily concentrated with Nordstrom, which accounted for 37.0% of our sales, and Holt Renfrew, which accounted for 12.0% of our sales. In fiscal 2013, Nordstrom accounted for 55.3% of our sales and Holt Renfrew accounted for 22.8% . Nordstrom is currently of key importance to our business and our results of operations would be materially adversely affected if this relationship ceased. Although we continue to receive increasing sales orders from these customers, neither Nordstrom nor Holt Renfrew has an ongoing purchase commitment agreement with us; therefore, we cannot guarantee that the volume of sales will remain consistent going forward. Any substantial change in purchasing decisions by one or more of these two customers, whether due to actions by our competitors, industry factors or otherwise, could have an adverse effect on our business.

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales and profitability.

Our success depends on our ability to identify and originate product trends as well as to anticipate and react to changing consumer demands in a timely manner. All of our products are subject to changing consumer preferences that cannot be predicted with certainty. We may be unable to introduce new products in a timely manner. Our new products may not be accepted by our customers, or our competitors may introduce similar products in a more timely fashion. Failure to anticipate and respond in a timely manner to changing consumer preferences could lead to, among other things, lower sales and excess inventory levels. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address those preferences will in part depend upon our continued ability to develop and introduce innovative, high-quality products. Our failure to effectively introduce new products that are accepted by consumers could have a material adverse effect on our financial condition, operating results and cash flows.

Our results of operations could be materially harmed if we are unable to accurately forecast customer demand for our products.

To ensure adequate inventory supply, we must forecast inventory needs and place orders with our manufacturers based on our estimates of future demand for particular products. Our ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in customer demand for our products or for products of our competitors, our failure to accurately forecast customer acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions, and weakening of economic conditions or consumer confidence in future economic conditions. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale in our stores or for delivery to guests. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect our results of operations and could impair the strength and exclusivity of our brand. Conversely, if we underestimate customer demand for our products, our manufacturers may not be able to deliver products to meet our requirements, and this could result in damage to our reputation and customer relationships.

The fluctuating cost of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer.

The fabrics used by our suppliers and manufacturers include synthetic fabrics whose raw materials include petroleum-based products. Our products also include natural fibers, including cotton. Our costs for raw materials are affected by, among other things, weather, consumer demand, speculation on the commodities markets, the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond our control. Increases in the cost of raw materials could have a material adverse effect on our cost of goods sold, results of operations, financial condition and cash flows.

We rely on third-party suppliers to provide fabrics for and to produce our products, and we have limited control over them and may not be able to obtain quality products on a timely basis or in sufficient quantity.

We do not manufacture our products or the raw materials for them and rely instead on third-party suppliers. Many of the specialty fabrics used in our products are technically advanced textile products developed and manufactured by third parties and may be available, in the short-term, from only one or a very limited number of sources. We may experience a significant disruption in the supply of fabrics or raw materials from current sources or, in the event of a disruption, we may be unable to locate alternative materials suppliers of comparable quality at an acceptable price, or at all. In addition, if we experience significant increased demand, or if we need to replace an existing supplier manufacturer, we may be unable to locate additional suppliers of fabrics or raw materials or additional manufacturing capacity on terms that are acceptable to us, or at all, or we may be unable to locate any supplier or manufacturer with sufficient capacity to meet our requirements or to fill our orders in a timely manner. Identifying a suitable supplier is an involved process that requires us to become satisfied with their quality control, responsiveness, service, financial stability and labor and other ethical practices. Even if we are able to expand existing manufacturing or fabric sources or find new ones, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards. Delays related to supplier changes could also arise due to an increase in shipping times if new suppliers are located farther away from other participants in our supply chain. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long-term. We have occasionally received, and may in the future continue to receive, shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards. In that event, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if defects in the manufacture of our products are not discovered until after such products are purchased by our guests, our guests could lose confidence in the technical attributes of our products, our results of operations could suffer and our business could be harmed.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue and profitability.

The market for undergarments is highly competitive. Competition may result in pricing pressures, reduced profit margins, lost market share or a failure to grow our market share, any of which could substantially harm our business and results of operations. We compete directly against wholesalers and direct retailers of undergarments, including large, diversified companies with substantial market share and strong worldwide brand recognition, such as Calvin Klein and Armani. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do. Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. In contrast to our “grassroots” marketing approach, many of our competitors promote their brands through traditional forms of advertising, such as print media and television commercials, and through celebrity endorsements, and have substantial resources to devote to such efforts. Our competitors may also create and maintain brand awareness using traditional forms of advertising more quickly than we can. Our competitors may also be able to increase sales in their new and existing markets faster than we can by emphasizing different distribution channels than we do, such as catalog sales or an extensive franchise network, as opposed to distribution through retail stores, wholesale or internet. Many of our competitors have substantial resources to devote toward increasing sales in such ways.

Any material disruption of our information systems could disrupt our business and reduce our sales.

We are increasingly dependent on information systems to operate our e-commerce website, process transactions, respond to customer inquiries, manage inventory, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations. Any material disruption or slowdown of our systems, including a disruption or slowdown caused by our failure to successfully upgrade our systems, system failures, viruses or other causes, could cause information, including data related to customer orders, to be lost or delayed which could result in delays in the delivery of merchandise to our customers or lost sales, which could reduce demand for our merchandise and cause our sales to decline. If changes in technology cause our information systems to become obsolete, or if our information systems are inadequate to handle our growth, we could lose customers.

We depend on third parties for manufacturing, inventory management and shipping

We use manufacturing partners outside the United States to produce our products. Our products are made in Canada, Turkey and China, with primary production currently completed in Vancouver, Canada. We expect that by the end of fiscal 2015, all of our primary production will be made outside of North America. We cannot control all of the various factors, which include inclement weather, natural disasters, political and financial instability, strikes, health concerns regarding infectious diseases, and acts of terrorism, that may affect a manufacturer’s ability to ship orders of our merchandise in a timely manner or to meet our quality standards. A manufactuer’s inability to ship orders in a timely manner or meet our quality standards could cause delays in complying with contractual commitments or meeting consumer demands and negatively affect consumer confidence in the quality and value of our brand or negatively impact our competitive position, any of which could have a material adverse effect on our financial condition, operating results and cash flows.

We have contracted with a third party logistics provider to outsource our inventory receiving, warehousing and product distribution and shipping needs. As a result, our operations are susceptible to factors, some of which are beyond our control, affecting the third party, including labor disruptions, system failures, accidents, weather conditions, natural disasters, economic disruptions as well as other unforseen events and circumstances. A disruption of our inventory management and shipping operations or a significant loss of inventory could have a material adverse effect on our financial condition, operating results and cash flows.

Our fabrics and manufacturing technology are not patented and can be imitated by our competitors.

The intellectual property rights in the technology, fabrics and processes used to manufacture our products are owned or controlled by our suppliers and are generally not unique to us. Our ability to obtain intellectual property protection for our products is therefore limited and we currently own no patents or exclusive intellectual property rights in the technology, fabrics or processes underlying our products. As a result, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrics and styling similar to our products. Because many of our competitors have significantly greater financial, distribution, marketing and other resources than we do, they may be able to manufacture and sell products based on our fabrics and manufacturing technology at lower prices than we can. If our competitors do sell similar products to ours at lower prices, our net revenue and profitability could suffer.

Our failure or inability to protect our intellectual property rights could diminish the value of our brand and weaken our competitive position.

We currently rely on trademarks, as well as confidentiality procedures, to establish and protect our intellectual property rights. We cannot assure you that the steps taken by us to protect our intellectual property rights will be adequate to prevent infringement of such rights by others, including imitation of our products and misappropriation of our brand. In addition, intellectual property protection may be unavailable or limited in some foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States or Canada, and it may be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.

Because a significant portion of our sales and operating expenses are generated in Canada, fluctuations in foreign currency exchange rates may negatively affect our results of operations.

The reporting currency for our consolidated financial statements is the US dollar. In the future, we expect to continue to derive a significant portion of our net revenue and incur a significant portion of our operating costs in Canada, and changes in exchange rates between the Canadian dollar and the US dollar may have a significant, and potentially adverse, effect on our results of operations. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the exchange rate between the US dollar and the Canadian dollar. If the Canadian dollar were to weaken significantly relative to the US dollar, our net loss could be adversely affected. We have not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As we continue to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

Our ability to source our merchandise profitably or at all could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.

The United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business.

Our operating results are subject to seasonal and quarterly variations in our net revenue from operations, which could cause the price of our Common Stock to decline.

We have experienced, and expect to continue to experience, significant seasonal variations in our net revenue from operations. Seasonal variations in our net revenue are primarily related to increased sales of our products during our fiscal fourth quarter, reflecting our historical strength in sales during the holiday season.

Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including, among other things, the following:

•	net revenue and profits contributed by new retailers;
•	increases or decreases in comparable sales;
•	changes in our product mix; and
•	the timing of new advertising and new product introductions.

As a result of these seasonal and quarterly fluctuations, we believe that comparisons of our operating results between different quarters within a single fiscal year are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of our future performance.

We began selling our products in Canada in January 2010. Our limited operating history makes it difficult to assess the exact impact of seasonal factors on our business or whether or not our business is susceptible to cyclical fluctuations in the economy in the markets in which we operate. In addition, our rapid growth may have overshadowed whatever seasonal or cyclical factors might have influenced our business to date. Seasonal or cyclical variations in our business may become more pronounced over time and may harm our results of operations in the future.

Any future seasonal or quarterly fluctuations in our results of operations may not match the expectations of market analysts and investors. Disappointing quarterly results could cause the price of our Common Stock to decline. Seasonal or quarterly factors in our business and results of operations may also make it more difficult for market analysts and investors to assess the longer-term strength of our business at any particular point, which could lead to increased volatility in our stock price. Increased volatility could cause our stock price to suffer in comparison to less volatile investments.

If we are unable to execute a strategic manufacturing partnership with an apparel sourcing and manufacturing company, our ability to rapidly and efficiently grow our business could be impacted.

We are actively pursuing a strategic manufacturing partnership aimed at enabling us to more rapidly and cost efficiently grow our business globally, and offering us a means to significantly reduce our costs of goods and operational costs, improve our gross and net margins, and expend our access to the best in class fabrics and materials and manufacturing techniques. If we are unable to come to satisfactory terms with a qualified apparel sourcing and manufacturing company, we may not be able to meet demand for our product or rapidly and efficiently grow our business, any of which could harm our business, financial condition, stock price and results of operations.

If we are unable to adequately demonstrate that our independent manufacturers use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.

Our core values, which include developing the highest quality products while operating with integrity, are an important component of our brand image, which makes our reputation particularly sensitive to allegations of unethical business practices. While our internal and vendor operating guidelines promote ethical business practices such as environmental responsibility, fair wage practices, and compliance with child labor laws, among others, and we, along with a third party that we retain for this purpose, monitor compliance with those guidelines, we do not control our independent manufacturers or their business practices. Accordingly, we cannot guarantee their compliance with our guidelines. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations. Violation of labor or other laws by our independent manufacturers or the divergence of an independent manufacturer’s labor or other practices from those generally accepted as ethical in Canada, the United States or other markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our merchandise if, as a result of such violation, we were to attract negative publicity. Other apparel manufacturers have encountered significant problems in this regard, and these problems have resulted in organized boycotts of their products and significant adverse publicity. If we, or other manufacturers in our industry, encounter similar problems in the future, it could harm our brand image, stock price and results of operations.

We are currently delinquent in filing our tax returns in certain jurisdictions and, as such we could face unexpected penalties

We are currently delinquent in filing our tax returns in certain jurisdictions in the United States for the fiscal periods ended January 31, 2012, 2013 and 2014. As such, the Company could be assessed penalties for failure to file in excess of the amounts accrued in its financial statements.

Risk Related to our Stock and Public Reporting Requirements

While we believe we have taken the steps necessary to improve the effectiveness of our internal control over financial reporting, if we are unable to successfully address or prevent material weaknesses in our internal control over financial reporting, our ability to report our financial results on a timely and accurate basis and to comply with disclosure and other requirements may be adversely affected.

Our management identified material weaknesses in internal control over financial reporting as of January 31, 2014 related to the (i) inadequate segregation of duties and effective risk assessment, (ii) insufficient staffing resources as a result of the loss of our Chief Financial Officer, resulting in inadequate review procedures, (iii) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both US GAAP and Securities and Exchange Commission (the “Commission”) guidelines, (iv) inadequate security and restricted access to computer systems, including insufficient disaster recovery plans and (v) lack of a written whistle-blower policy. As a result of these material weaknesses, our management concluded that, as of January 31, 2014, we did not maintain effective disclosure controls and procedures or internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

We can give no assurances that the measures we take to remediate material weaknesses that we identified will be successful, or that any additional material weaknesses will not arise in the future.

Any material weakness or other deficiencies in our disclosure controls and procedures and internal control over financial reporting may affect our ability to report our financial results on a timely and accurate basis and to comply with disclosure obligations or cause our consolidated financial statements to contain material misstatements, which could negatively affect the market price and trading liquidity of our common stock or cause investors to lose confidence in our reported financial information.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 450,000,000 shares of common stock, of which 36,373,884 shares are issued and outstanding as of September 2, 2014. Our board of directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, our stockholders may experience more dilution in their ownership of our stock in the future.

The exercise of outstanding options and warrants, as well as the conversion of convertible debt instruments, may have a dilutive effect on the price of our common stock.

To the extent that outstanding stock options and warrants are exercised and convertible debt instruments are converted into shares of our common stock, dilution to our stockholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of outstanding options, warrants and convertible debt instruments can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options, warrants or convertible debt instruments. At September 2, 2014, the total dilutive securities outstanding, including options, warrants and the impact of shares underlying convertible debt instruments, was 236,787,373 shares.

Trading on the OTCQB may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTCQB operated by the OTC Markets Group. Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTCQB is not a stock exchange, and trading of securities on the OTCQB is often more sporadic than the trading of securities listed on stock exchanges like the NYSE or NASDAQ. Accordingly, stockholders may have difficulty reselling any of their shares.

A decline in the price of our common stock could affect our ability to raise further working capital, may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors to choose not to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, our results of operations, cash flows and financial condition, operating and capital requirements, and such other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares until they sell them.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Commission, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our directors, executive officers, and principal stockholders collectively beneficially own approximately 45% of our common stock.

Our directors, executive officers, and principal stockholders collectively beneficially own approximately 45% of our common stock. See “Security Ownership of Certain Beneficial Owners and Management.” As a result, these stockholders, acting together, have substantial influence on the outcome of matters submitted to our stockholders for approving, including the election of directors and any merger, consolidation or sale of all or substantially all our assets. This concentration of ownership might harm the market price of our common stock by delaying, deferring or preventing a change in control, impeding a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. If we receive proceeds upon exercise of warrants, we will use these proceeds for working capital purposes.

We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

The following discussion of the financial condition and results of operations should be read in conjunction with the audited annual financial statements and unaudited interim financial statements included elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Outlook

We will continue to operate in the men’s undergarment market and have no current plans to significantly change operations. However, we do plan to launch a complimentary line of women’s innerwear, loungewear and sleepwear products and in the future extend the Naked brand to other products.

Subsequent to April 30, 2014, we were able to secure financing that will enable management to pursue planned business objectives and growth strategies.

Results of Operations

Three Months ended April 30, 2014 compared to Three Months ended April 30, 2013

Revenue

During the three months ended April 30, 2014, we generated net sales of $119,814, compared to $93,566 for the same period in 2013, an increase of $26,248, or 28.1% . Net sales increased as a result of increased seasonal and promotional sales to key wholesale customers, department stores and boutique customer accounts and from lower than average sales in the comparable period as a result of low inventory levels.

We had a 19.7% increase in cost of sales in the quarter ended April 30, 2014, year over year, due to the higher volume of sales. Our gross margin was 38% in the quarter ended April 30, 2014, compared to 34% in the quarter ended April 30, 2013. The increase in gross margin is partially the result of the recovery of inventory, which had previously been written off during the year ended January 31, 2014.

Operating Expenses

	Three months ended April 30,		Change
General and administrative	2014	2013	$	%
Bad debts	$(722)	$4,923	(5,645)	(114.7)
Bank charges and interest	1,494	1,403	91	6.5
Consulting	5,032	60,282	(55,250)	(91.7)
Depreciation	6,297	5,241	1,056	20.1
Directors fees	15,000	-	15,000	N/A
Insurance	10,506	14,079	(3,573)	(25.4)
Investor relations	16,205	133,862	(117,657)	(87.9)
Marketing	20,006	76,738	(56,732)	(73.9)
Occupancy and rent	9,213	7,810	1,403	18.0
Office and miscellaneous	16,584	28,786	(12,202)	(42.4)
Product development	5,708	29,603	(23,895)	(80.7)
Professional fees	95,586	79,295	16,291	20.5
Salaries and benefits	163,693	143,054	20,639	14.4
Transfer agent and filing fees	3,955	2,168	1,787	82.4
Travel	17,976	30,901	(12,925)	(41.8)
Warehouse management	39,112	5,444	33,668	618.4
Total	$425,645	$623,589	$(197,944)	(31.7)

There was a decrease in general and administrative expenses to $425,645 for the three months ended April 30, 2014, from $623,589 for the three months ended April 30, 2013.

Our consulting fees decreased as a result of higher than normal consulting fees incurred in the comparative period due to contracts with a branding company, merchandising consulting and other consultants engaged in special projects in that period.

Directors’ fees in the three months ended April 30, 2014 are related to the issuance of stock to a board member appointed in the third quarter of fiscal 2013. In the comparative period, we did not have any independent board members.

Our investor relations expenses were significantly reduced in the quarter ended April 30, 2014 as a result of the termination of contractual relationships with investor relations firms that had been assisting in capital raising efforts through introductions to the institutional and retail investment community. These capital raising efforts were continued internally within the company and, as described above, are reflected in the successful securing of a significant financing subsequent to April 30, 2014.

Our marketing expenses decreased in the quarter ended April 30, 2014 as a result of the design and development of new product packaging, marketing materials and tradeshow displays in the comparative period. In the three months ended April 30, 2014, marketing costs consisted primarily of merchandising consulting, online advertising and product sample giveaways.

Professional fees increased year over year as a result of higher audit fees associated with new debt contracts.

Salaries and benefits increased due to increased staffing levels to support marketing, product sourcing, finance and operations.

We continue to incur significant costs for travel. The former CEO spent a significant amount of time travelling to meet with investment banks in conjunction with potential financings. Travel expenses also included former CEO and staff trips to the United States and Canada for tradeshows, customer relations trips and product knowledge sessions.

We incurred significant expenses for warehouse management during the quarter ended April 30, 2014 because we have outsourced our shipping to US customers and warehouse storage to a third-party logistics company. Warehouse management costs in the quarter ended April 30, 2014 were higher than in prior quarters as a result of third party handling costs associated with a product box changeover.

Other income and expenses

We incurred interest expense of $24,429 for the three months ended April 30, 2014, as compared to $17,243 for the same period in 2013, an increase of $7,186. This increase in interest expense is attributable to additional loans advanced under the revolving loan agreement with Kalamalka, as well as other short term interim financings entered into subsequent to the comparative period, which were arranged to bridge operations until a more significant, long-term financing was arranged subsequent to April 30, 2014.

Financing and accretion charges increased to $101,091 for the three months ended April 30, 2014, from $24,849 for the three months ended April 30, 2013. This was mostly the result of the amortization of significant debt discounts associated with short term unsecured promissory notes that were issued subsequent to the comparative period.

In addition, other income and expenses for the three months ended April 30, 2014 includes a $697,400 loss associated with amendments made to certain convertible notes. This loss is the result of reducing the conversion price of certain of the notes and issuing share purchase warrants to the lenders as consideration for the lenders agreeing to (i) extend the maturity dates of these notes; (ii) reduce the interest rate accruing under the terms of the notes from 12% to 6%; and (iii) remove borrowing margins and amend certain security provisions. This loss did not represent any cash outlay for our company and as a result of the amendments we have greater borrowing flexibility.

We have a mark to market derivative expense of $26,982 during the quarter ended April 30, 2014, which arose in connection with a derivative financial instrument that was being recognized in our financial statements because of a full ratchet provision included in a convertible promissory note. Accounting rules required this derivative financial instrument to be carried at fair value, which resulted in significant mark to market adjustments in correlation with fluctuations in the price of our common stock. These are non-cash income and expense items of our company.

Net loss and comprehensive loss

Our net loss for the three months ended April 30, 2014 was $1,233,860, or $0.04 per share, as compared to a net loss of $643,434, or $0.02 per share, for the three months ended April 30, 2013. The most significant factor for the increase in net loss in the current period is the non-cash loss associated with the extinguishment of debt, as described above.

Year ended January 31, 2014 compared to Year ended January 31, 2013

Revenue

During the year ended January 31, 2014, we generated net sales of $639,107 compared to $566,508 for the same period in 2013, an increase of $72,599 or 12.8% . Net sales increased as a result of new customers, increased orders from existing key customers and increased online orders, both through the addition of key online accounts and increased revenues from our ecommerce site www.thenakedshop.com. We also saw an increase in revenues through the addition of two discount department store accounts, which are channels for our subline of products and seasonal offprice sales. An increased volume of sales was partially offset by approximately $47,000 in vendor funded mark downs granted to our largest customer, Nordstrom, to compensate for decreased gross margins on some of our slower moving cotton product lines.

The year over year growth in sales in fiscal 2014 is overshadowed by an initial bulk up order with the addition of a key account, Nordstrom, in the fourth quarter of fiscal 2013, which significantly boosted revenues in that quarter. We shipped to 172 stores during fiscal 2014, as opposed to 163 stores during fiscal 2013.

We had a 72% increase in cost of sales in fiscal 2014 due to the higher volume of sales, as well as the factors listed below. Our gross margin was 8% for the year ended January 31, 2014, compared to 40% for the year ended January 31, 2013. The significantly lower than average profit margin for the year ended January 31, 2014 was due to a combination of several significant factors, most notably:

i)	the retailer credits granted to Nordstrom, as described above, resulted in a 6% decrease in our reported gross margin;

ii)

we incurred expenses related to a change in packaging, the direct costs of which resulted in a 1% decrease in gross margins. In addition, the change in packaging resulted in significant lost sales in the fourth quarter of fiscal 2014 as a result of depleted stock levels during the changeover;

iii)	we incurred expenses related to the re-boxing of product due to a packaging error by one of our manufacturers, which resulted in a 2% decrease in our reported gross margin;

iv)	we recorded inventory write-downs related to a change in waistband and product that did not meet manufacturing specifications, which resulted in a reduction in our total gross margins of 3%;

v)	our margins were negatively impacted by 2% as a result of shipments of inventory lost in transit;

vi)	we incurred higher shipping costs on a large shipment of inventory to reduce travel time in order to fill a large order on a timely basis;

vii)

we sold inventory at a lower margin to one of our key wholesale customers as a result of a delay in our ability to fulfill orders from this customer due to low inventory levels in the first quarter of fiscal 2014;

viii)	we wrote down leftover fabric to its net realizable value, resulting in a 7% decrease in our gross margins.

We anticipate that lost margins relating to manufacturer error will decrease because of the addition of our full-time sourcing and production manager. In addition we have contracted an international agency to do onsite inspections ahead of shipments, which will prevent these types of errors going forward.

Higher margins on our Microfiber and MicroModal undergarments were offset by lower than expected profit margins on our cotton lines and NKD lines as a result of sell offs for out of season collections.

Operating Expenses

	Year ended January 31,		Change
General and administrative	2014	2013	$	%
Bad debts	$(3,726)	$3,443	(7,169)	(208.2)%
Bank charges and interest	30,433	6,289	24,144	383.9%
Consulting	447,810	283,936	163,874	57.7%
Depreciation	22,748	11,685	11,063	94.7%
Director compensation	255,776	3,509	252,267	7189.1%
Insurance	59,281	15,330	43,951	286.7%
Investor relations	208,610	6,553	202,057	3083.4%
Marketing	285,733	225,071	60,662	27.0%
Occupancy and rent	31,468	27,230	4,238	15.6%
Office and miscellaneous	104,464	113,482	(9,018)	(7.9)%
Product development	194,266	78,758	115,508	146.7%
Professional fees	281,833	262,839	18,994	7.2%
Salaries and benefits	661,575	245,669	415,906	169.3%
Transfer agent and filing fees	28,394	19,583	8,811	45.0%
Travel	117,416	91,426	25,990	28.4%
Warehouse management	104,580	45,452	59,128	130.1%
Total	$2,830,661	$1,440,255

General and administrative expenses increased to $2,830,661 for the year ended January 31, 2014, compared to $1,440,255 for the year ended January 31, 2013, an increase of $1,390,406, or 96.5% . Of the total operating expenses, $902,403 was related to items not involving cash for the year ended January 31, 2014, as compared to $229,953 for the year ended January 31, 2013.

Included in operating expenses for the year is share based compensation of $731,615 relating to stock options issued to management, employees, directors and consultants of the company as part of incentive based compensation packages. The fair value of stock option compensation is calculated using the Black Scholes option pricing model. See the notes to our consolidated financial statements for more information.

We incurred higher consulting charges in fiscal 2014 as compared to the prior year. Included in consulting fees in fiscal 2014 is an amount of $338,179 related to share based compensation expense, as compared to an amount of $154,992 in 2013, as a result of stock options issued to consultants engaged for key persons, product and sales alignment and event promotion. Included in consulting fees in fiscal 2014 was $35,500 in monthly retainers under our brand management contract with Shark Branding and Daymond John, $15,250 in marketing consulting, $12,500 in fees associated with a customer account representative engaged during the period and $10,825 paid for merchandising consulting for our women’s collection. We also incurred $10,000 in costs related to the launch of a temporary shop at the Hudson Bay Company in Vancouver, British Columbia.

We incurred investor relations expenses of $208,610 during the year ended January 31, 2014. We engaged a couple of firms to assist in our capital raising effort by making introductions for us, which involved expenses of approximately $66,700, of which approximately $8,000 were for non-cash charges that were paid in shares of our common stock. Also included in investor relations expense is a non-cash charge of $89,250 related to shares issued to an investment company who was engaged to assist with communications with respect to the institutional and retail investment community and charges of $56,250 related to a one year advertising campaign directed at increasing our exposure to the investment community.

Our marketing expenses increased due to the design and development of new marketing materials and from promotional events we attended, which also resulted in higher travel expenses during the period. We spent approximately $12,500 on a celebrity “Exposed” campaign, which brought us online exposure, including an article on the homepage of Women’s Wear Daily. We spent approximately $12,000 on new promotional materials, including new packaging, catalogues, trend books and posters and approximately $14,500 for presentation materials related to our women’s collection, which is currently under development. Marketing expenses this period also included approximately $10,000 in costs related to our appearance on The View and approximately $71,000 in sample giveaways to new and existing customers from our newer product lines, including t-shirts and our Tencel and Silver collections.

During fiscal 2014, we incurred additional expenses as compared to the comparative period to maintain our listing on the public market, including transfer agent and filing fees, increased insurance expense related to director and officer liability insurance and professional fees associated with financing activities and new contracts with advisors and consultants. In the comparative period we incurred significant professional fees in connection with the Acquisition and the closing of a long-term revolving loan facility.

During fiscal 2014, we incurred a total of $116,750 in consulting and product development costs related to the planning, design and development of our women’s line. We engaged a women’s line design consultant at a cost of CAD$7,500 per month and in addition incurred costs of approximately $39,800 in the design and development of samples and in fabric and patterns. Product development this year also included approximately $75,000 in design consulting, patterns and samples related to a new silver men’s line product, our Spring t-shirt collection and MicroModal, Microfiber and cotton loungewear collection, and packaging designs for existing products. In the prior year, many of these new product lines were not under development and our product development costs were related to new fabric samples on existing product lines.

Salaries and benefits increased significantly due to increased corporate and operational activities, which has necessitated the hiring of additional staff members to support marketing, product sourcing, finance and operations. Our staff increased significantly during fiscal 2014 and included the addition of finance support staff, a production manager, warehouse shipper/receiver, an account manager, and a technical supervisor. This resulted in increased salary expense of approximately $188,000 in fiscal 2014. The remaining salary increases were mostly attributable to non-cash stock based compensation charges of $250,361, as compared to non-cash stock based compensation charges of $63,276 in the comparative period, related to stock options issued to employees of our company in connection with incentive-based compensation packages.

Director compensation increased significantly as a result of the appointment of two new independent directors in fiscal 2014. Of the $255,776 in charges in fiscal 2014, an amount of $199,776 is related to non-cash compensation to these directors, including the issuance of shares of our common stock in accordance with the terms of their appointment as directors.

We also incurred significant costs for travel. The CEO and former CFO made several trips to meet with investment banks in conjunction with potential financings. Travel expenses also included CEO and staff trips to the United States and Canada for tradeshows, customer relations trips and product knowledge sessions.

We incurred significant expenses for warehouse management in fiscal 2014 because we have outsourced our shipping to US customers and warehouse storage to a third party logistics company. Warehouse management costs were approximately $10,000 higher this year than anticipated as a result of additional handling expenses incurred in connection with a packaging error on product received from a vendor in the second fiscal quarter of fiscal 2014. We also incurred significant handling costs associated with a packaging changeover completed in the third and fourth fiscal quarters of fiscal 2014. We anticipate warehouse management costs will be lower in future periods, but will increase proportionately as our sales increase.

Other income and expenses

We incurred interest expense of $77,381 for the year ended January 31, 2014, as compared to $34,853 for the year ended January 31, 2013, an increase of $42,528. Financing and accretion charges increased to $737,595 for the year ended January 31, 2014, as compared to $57,985 for the year ended January 31, 2013. These increases are attributable to the large number of short term financings entered into during fiscal 2014, which have been arranged to bridge operations until a more significant, long-term financing could be arranged. We also recorded an additional write off of deferred financing fees of $56,555 in connection with the Amendment Agreement that we entered into on July 22, 2013 with Kalamalka Partners, which reduced the credit available under the Notes, therefore requiring a proportionate write off of the financing fees incurred in connection with the original issuance of the Notes.

We had a derivative expense of $170,500 during fiscal 2014 due to non-cash charges associated with the issuance of convertible promissory notes, the terms of which resulted in derivative financial instruments being recorded in our financial statements. The derivative financial instruments arose in connection with full ratchet provisions included in the notes, which provide the lender with the right to obtain amended terms under the note agreements equal to any more favorable terms provided to other lenders while the notes were outstanding.

In addition, other income and expenses for the year ended January 31, 2014 included a $485,704 loss associated with the amendment to the Notes that had entered into default in a previous reporting period. This loss is the result of providing concessions to the Lenders as compensation for defaulting on the covenants under these Notes. These concessions included a reduced conversion price for the Notes and modified terms associated with warrants issued in connection with the Notes. This loss did not represent any cash outlay for our company.

There were no such financing charges, derivative fair value adjustments or other gains or losses during the comparative period in fiscal 2013.

Net loss and comprehensive loss

Our net loss for the year ended January 31, 2014 was $4,238,490, or $0.14 per share, as compared to a net loss of $1,332,996, or $0.07 per share, for the year ended January 31, 2013, as a result of increased general and administrative expenses and financing expenses, as described above. Of the total net loss of $4,238,490, $2,100,962 was related to operating and non-operating charges that do not involve cash. These charges included $731,615 in share based compensation charges for shares of common stock and stock purchase options granted to employees and consultants and non-cash finance related charges of $344,073 for the amortization of non-cash financing fees and the accretion of debt discounts resulting from equity based fees attached to certain loan arrangements.

Our other comprehensive income for the year ended January 31, 2014 was $nil, as compared to a comprehensive loss of $3,227 for the year ended January 31, 2013. Other comprehensive loss in the comparative period was a result of the translation of financial statements of foreign operations. In fiscal year 2014, we did not have any translation of financial statements of foreign operations due to a change in functional currency effective during the fourth quarter of fiscal 2013.

Liquidity and Capital Resources

Private Placement Offering

On June 10, 2014 and July 8, 2014, we entered into Subscription Agreements (collectively, the “Subscription Agreements”) with several investors (collectively, the “Purchasers”) in connection with a brokered private placement offering (the “Offering”) for aggregate gross proceeds of $7,309,832 through the sale of 292 units (the “Units”) at a price of $25,000 per Unit. Each Unit consisted of (i) a 6% convertible senior secured debenture in the principal amount of $25,000 (each, a “Debenture”) and (ii) warrants to purchase 166,667 of our common shares at an exercise price of $0.15 per share, subject to certain adjustment as set out in the warrant agreements (the “Warrants”).

In connection with the close of the Offering, we issued Debentures in the aggregate principal amount of $7,309,832. As consideration, we (i) received gross cash proceeds equal to $6,094,100 before deducting agent fees and other transaction-related expenses; and (ii) exchanged our 6% senior secured convertible notes in the aggregate amount of $1,094,159, being the principal and accrued interest due under such notes, for the issuance of Debentures in the aggregate principal amount of $1,215,732, at an exchange rate equal to 90% of the purchase price paid in the Offering.

The Debentures are secured against all the tangible and intangible assets of our company.

The funds raised from the sale of the Units will be used for marketing and new product development and design, as well as general working capital requirements.

Other Financing

On April 7, 2014, we entered into a Securities Purchase Agreement with certain purchasers pursuant to which we agreed to issue 6% Senior Secured Convertible Promissory Notes (the “SPA Notes”) in the aggregate principal amount of $1,083,797. As consideration, we (i) received cash proceeds equal to $878,704, of which $50,000 was received subsequent to April 30, 2014; (ii) exchanged a promissory note with an outstanding amount of $76,388, being the principal and accrued interest due under a convertible promissory note dated December 24, 2013 for the issuance of a SPA Note in the same amount; and (iii) exchanged a promissory note with an outstanding amount of $128,705, being the remaining principal amount due under a convertible promissory note dated October 2, 2013 for the issuance of a SPA Note in the same amount.

The principal amount of $1,083,797 was to mature on April 7, 2015 and bears interest at the rate of 6% per annum, payable on the maturity date. The principal amount of the SPA Notes and all acquired and unpaid interest thereon were contractually exchanged for securities issued by our company in connection with the Offering, as defined and described above, at an exchange rate equal to 90% of the aggregate purchase price paid in the Offering.

Agency Agreement with Kalamalka Partners

On August 10, 2012, we entered into the Agency Agreement with Kalamalka Partners and certain lenders (the “Lenders”) as set out in the Agency Agreement whereby we agreed to borrow up to $800,000 from the Lenders under a revolving loan arrangement by the issuance of Notes from time to time as such funds are required by us. The Notes are secured by a general security agreement over the present and future assets of our company and were bearing interest at 12% per annum, calculated and payable monthly. The principal amount outstanding under any Note and all accrued and unpaid interest therein were convertible into common shares at $0.75 per share at any time at the option of the Lender. These terms were later amended, as described below.

During the year ended January 31, 2013, we issued Notes in the aggregate principal amount of $500,000 and an aggregate of 100,000 share purchase warrants to the Lenders. Each of the Lender Warrants were exercisable into one common share as follows: 25,000 Lender Warrants are exercisable at $0.25 until August 10, 2015, 25,000 Lender Warrants are exercisable at $0.50 until August 10, 2015 and 50,000 Lender Warrants are exercisable at $0.25 until August 10, 2014.

This financing allowed us to fund inventory levels beyond initial purchase orders so we could have sufficient inventory on hand. It also allowed us to finance accounts receivable in an efficient and economical way.

Funds advanced under the loan were initially restricted for inventory and accounts receivable whereby we could fund up to 90% of our accounts receivable and inventory (the “Borrowing Margin Requirements”). “Inventory” included raw materials in transit and in our possession, materials in the course of production, work in progress and unsold finished goods, all valued at cost. Receivables were marginable until 60 days from the invoice date, after which time such receivables had no value for margining purposes, except that up to $10,000 of receivables were marginable if such receivables were more than 60 days old but less than 90 days old.

During the year ended January 31, 2013, our borrowing exceeded the required margins and these Notes entered into default. As a result, on July 22, 2013, we entered into an Amendment Agreement with Kalamalka and the Lenders. Pursuant to the Amendment Agreement, we amended the Notes to reduce the conversion price from $0.75 to $0.50 per share and amended the terms of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants such that the expiry of all of the warrants was extended by three years. In addition, the Amendment Agreement reduced the total commitment of the revolving loan facility from $800,000 to the $500,000 already advanced. As a result, we were unable to obtain further advances under this loan arrangement.

During the year ended January 31, 2014, we entered into another Agency and Interlender Agreement with Kalamalka, and certain lenders whereby we agreed to borrow up to an additional $300,000. On November 14, 2013, we made an initial drawdown of $100,000 under the loan and, on November 26, 2013, we drew down a second tranche of $100,000. In connection with these drawdowns, we issued an aggregate of 250,000 share purchase warrants to the lenders and an aggregate of 250,000 share purchase warrants to Kalamalka as consideration for facilitating the loans. Each warrant is exercisable into one common share of our stock at a price of $0.10 per share for a period of three years.

These notes were initially bearing interest at a rate of 12% per annum, calculated and payable at maturity on January 31, 2014. The principal amount outstanding under these notes may be converted into shares of our common stock at a price of $0.25 per share at any time at the option of the lenders. Repayment of the notes is secured by general security agreements in favor of Kalamalka, as agent for the lenders.

On April 4, 2014, we entered into Amendment Agreements with Kalamalka and the Lenders. In connection with the Amendment Agreements, we amended several convertible promissory notes in the aggregate principal amount of $600,000 as follows: (i) we extended the due date of the Notes to October 1, 2016; (ii) we reduced the interest rate accruing under the Notes to 6% per annum, calculated and payable quarterly, in cash or in kind; (iii) we removed the Borrowing Margin Requirements; (iv) we reduced the conversion price on Notes in the aggregate principal amount of $400,000 from $0.50 per share to $0.25 per share. As consideration for entering into these amendments, 500,000 share purchase warrants exercisable at a price of $0.50 until August 10, 2017 held by Kalamalka and 100,000 share purchase warrants exercisable at a price of $0.50 until August 10, 2018 held by certain of the Lenders were exchanged for 600,000 warrants exercisable at a price of $0.15 for a period of 5 years from the date of issuance (“New Warrants”) and we issued an additional 1,800,000 New Warrants to the lenders and Kalamalka.

On April 3, 2014, we entered into a Conversion Agreement with an additional Lender, pursuant to which we agreed to issue an aggregate of 1,018,685 shares at a conversion price of $0.10 per share, to settle a Note in the amount of $100,000 plus accrued and unpaid interest thereon of $1,868. These shares were issued subsequent to April 30, 2014 and consequently will be recorded in our financial statements on the date the shares were issued in satisfaction of the indebtedness.

Further, during the three months ended April 30, 2014, the other remaining principal balance of $75,000 plus accrued interest was converted into a SPA Note, as defined and described above.

JMJ Financial

On November 13, 2013, we issued a promissory note in the principal amount of up to $500,000 plus accrued and unpaid interest and any other fees and on November 13, 2013, we received $100,000 pursuant to this new promissory note, after a 10% original issue discount.

The maturity date for the promissory note is November 13, 2015 and the principal sum, plus any accrued but unpaid interest thereon, of the promissory note was convertible, at any time by the lender, into shares of our common stock at the lesser of $0.265 or 60% of the lowest trade price in the 25 trading days prior to the conversion. In addition, a one-time interest charge of 12% was applied to the principal sum.

Subsequent to April 30, 2014, we entered into a Note Termination Agreement, pursuant to which we agreed to settle all amounts due under the promissory note by (i) issuing an aggregate of 330,000 shares to the lender at a conversion price of $0.12 per share, in connection with the conversion of the principal amount of $40,000 of such note; and (ii) making a cash payment of $175,000.

Trend Time Development Limited

During the second quarter of fiscal 2014, we received $75,000 in respect of a promissory note dated August 1, 2013 in the principal amount of $75,000. The promissory note matured on February 1, 2014 and bore interest at a rate of 10% per annum payable at maturity. The note was repayable at any time before maturity without notice, bonus or penalty.

During the three months ended April 30, 2014, we entered into a debt settlement agreement with this lender, pursuant to which we agreed to issue 796,850 common shares of our company in full and final settlement of this note, along with accrued interest of $4,850. These shares were issued subsequent to April 30, 2014 and consequently will be recorded in our financial statements on the date the shares were issued in satisfaction of the indebtedness.

Alan Aaron

On September 4, 2013, we issued a promissory note in the principal amount of $150,000 plus accrued and unpaid interest and any other fees. The promissory note was due on January 4, 2014, repayable in equal semi-monthly installments of $21,562 over the term of the note. The note incurred a one-time interest charge of 15% or $22,500.

On January 13, 2014, we issued a promissory note in the principal amount of $309,062 to this same lender, which was comprised of: (i) $250,000 consideration received; (ii) a one-time interest charge of $37,500, being 15% of the proceeds received (the “OID”); and (iii) an amount of $21,562, being the remaining principal balance due on this note.

The promissory note is repayable in five monthly installments of $41,667 over the term of the note plus one final balloon payment of $63,229 at its maturity on July 13, 2014. We may repay the promissory note at any time before maturity without notice, bonus or penalty.

The OID is convertible, at the option of the lender, at maturity of the note into shares of our common stock at a price of $0.10 per share.

Canfund Ventures Corporation

On October 4, 2013, we issued a convertible promissory note to one lender in the principal amount of $300,000 plus accrued and unpaid interest and any other fees. The note matured on February 9, 2014, incurred a one-time interest charge of 15% and was repayable in equal semi-monthly installments over the term of the note. The note entitles the lender, at its election, at any time on or prior to maturity, to convert all or any portion of the principal amount and any interest outstanding thereon into shares of our common stock at the price of $0.25 per share.

During the three months ended April 30, 2014, the remaining principal balance due under this note of $128,704 was converted into a SPA Note, as defined and described above.

Working Capital (Consolidated)

	April 30, 2014	January 31, 2014	January 31, 2013
	(unaudited)	(audited)	(audited)
Current Assets	$1,197,402	$861,049	$731,791
Current Liabilities	$2,577,195	$2,300,433	$804,333
Working Capital (Deficit)	$(1,379,793)	$(1,439,384)	$(72,542)

January 31, 2014 compared to January 31, 2013

Our increase in working capital deficit was primarily attributable to short term promissory notes issued during the year ended January 31, 2014. The funds raised through the issuance of these short term promissory notes were used to fund operations, settle obligations, production and the procurement of inventory.

We also had a decrease in accounts receivable as compared to January 31, 2013. This is attributable to a decrease in accounts receivable from our largest customer, Nordstrom, as a result of a large initial order in the fourth quarter of fiscal 2013, for which payment was received in the year ended January 31, 2014.

We had higher levels of inventory on hand at January 31, 2014 as compared to January 31, 2013 as a result of t-shirt inventory, NKD, Tencel and Silver product lines, which were still under development at January 31, 2013.

We had an increase in our accounts payable balance at January 31, 2014 as compared to January 31, 2013 due to the delay in payment of vendor accounts as we worked to secure financing.

April 30, 2014 compared to January 31, 2014

During the three months ended April 30, 2014, we decreased our working capital deficit as follows:

(i)	we extended the maturity date and certain other terms of other current obligations in the aggregate amount of $600,000, thus improving our working capital position; and

(ii)	we received cash proceeds of $828,704 in connection with the issuance of 6% senior secured convertible promissory notes.

Subsequent to April 30, 2014

Subsequent to April 30, 2014, in connection with a private placement offering, we raised aggregate gross proceeds of $6,094,100 through the issuance of units consisting of convertible debentures and share purchase warrants. Further, we settled short term obligations totaling $221,554 through the issuance of 2,145,535 shares of our common stock. As a result of these significant events, management of the company believes we have sufficient working capital to implement our business plan over the next twelve months.

Cash Flows

Year ended January 31, 2014 compared to Year ended January 31, 2013

	Year Ended January 31,
	2014	2013

Cash Flows Used In Operating Activities	$(1,751,618)	$(1,466,584)
Cash Flows Provided By (Used In) Investing Activities	(11,747)	343,818
Cash Flows Provided By Financing Activities	1,787,063	1,112,379
Effect of Foreign Exchange on Cash	-	3,811
Net change in Cash During Period	$23,698	$(6,576)

Operating Activities

Cash flows used in our operating activities was $1,751,618 for the year ended January 31, 2014. The cash used in operations during the year was largely used to pay for inventory to fulfill increased sales orders and cash used to fund the general and administrative expenses.

We were partly able to manage cash flow through a decrease in accounts receivable of $339,101 and an increase in accounts payable of $356,974.

Cash used in operating activity outflows was financed through funds raised in private placement offerings and the issuance of short term promissory notes, as described below.

During the year ended January 31, 2013, cash used in operations was primarily a result of cash used to pay for inventory for the addition of Nordstrom as a customer, which accounted for large increases in inventory and accounts receivable.

Investing Activities

Investing activities provided cash of $11,747 during the year ended January 31, 2014, compared to cash provided by investing activities of $343,818 for the year ended January 31, 2013. Investing activities in the year ended January 31, 2014 included cash outlays for a new trademark application and the acquisition of retail displays. We expect to incur additional costs related to patent and trademark acquisitions, maintenance and protection as we develop new products and as additional funding is available.

For the year ended January 31, 2013, cash provided by investing activities was primarily a result of cash acquired from Search By Headlines.com of $386,790, which was partially offset by costs incurred to develop and launch a new website.

Financing Activities

Financing activities provided cash of $1,787,063 for the year ended January 31, 2014, compared to $1,112,379 for the year ended January 31, 2013. We received proceeds of $983,250 related to private placements. We also received cash of $571,122 in connection with the issuance of short term promissory notes and $958,500 in connection with the issuance of convertible promissory notes during the year.

Cash flows from financing activities during the year ended January 31, 2013 included proceeds of $500,000 from the issuance of the Notes under the revolving loan agreement with Kalamalka, the proceeds of which were used for inventory and accounts receivable financing. In addition, loans of $325,000 were advanced to Naked during the year, which together with additional loans of $50,000 advanced during the year ended January 31, 2012, were received as part of the consideration pursuant to the Acquisition.

Effect of Foreign Exchange on Cash

The change in our foreign currency exchange is the result of the Canadian dollar’s change in value against the United States dollar during each period.

Three Months ended April 30, 2014 compared to Three Months ended April 30, 2013

	Three months ended April 30,
	2014	2013

Cash Flows Used In Operating Activities	$(329,175)	$(469,657)
Cash Flows Used In Investing Activities	(5,000)	(505)
Cash Flows Provided By Financing Activities	635,758	532,930
Net change in Cash During Period	$301,583	$62,768

Operating Activities

Cash flows used in our operating activities was $329,175 for the three months ended April 30, 2014. The cash used in operations during the period was largely the result of a net loss for the period.

Cash used in operating activity outflows was financed through funds raised in the issuance of short term promissory notes.

Investing Activities

Investing activities used cash of $5,000 during the three months ended April 30, 2014, compared to $505 for the comparative period. Investing activities in the three months ended April 30, 2014 included cash outlays for retail displays. We expect to incur significant costs related to patent and trademark acquisitions, maintenance and protection as we develop new products.

Financing Activities

Financing activities provided cash of $635,758 for the three month period ended April 30, 2014, compared to $532,930 for the comparative period. We received cash of $877,167 in connection with the issuance of short term promissory notes during the three months ended April 30, 2014, which were offset by repayments of short term promissory notes in the amount of $151,559.

Proceeds from financing activities during the three months ended April 30, 2013 mostly included funds received related to private placements.

Commitments and capital expenditures

We do not anticipate that we will expend any significant amount on capital expenditures like equipment over the next twelve months or enter into any other material commitments.

Application of Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ significantly from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 3 to our annual financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, the following policies are the most critical to aid in fully understanding and evaluating our financial condition and results of operations

Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Sales are recorded when title and risk of loss has passed to the customer, when persuasive evidence of a sales arrangement exists, the selling price is fixed and determinable and collectability is reasonable assured. Significant management judgments and estimates must be made in connection with determination of revenue to be recognized in any accounting period in respect of the timing of when the applicable revenue recognition criteria have been met. If we made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

Accounts receivables consist of amounts due from customers and are recorded upon the shipment of product to customers. Credit terms are extended to customers in the normal course of business and no collateral is required. We estimate an allowance for doubtful accounts based on historical losses, existing economic conditions and the financial stability of its customers. Accounts receivable are written off when deemed uncollectible. Significant management judgment is involved in making the determination with respect to uncollectible amounts.

Inventory

Inventory is stated at the lower of cost or market value. Cost is determined using the weighted average method, which under the circumstances, management believes will provide for the most practical basis for the measurement of periodic income. Management periodically reviews inventory for slow moving or obsolete items and considers realizability based on our marketing strategies and sales forecasts to determine if an allowance is necessary. If market value is below cost then an allowance is created to adjust the inventory carrying amount to reflect this.

Assumptions and estimates about the recoverability of certain inventory may be subject to significant judgment. A variety of factors must be incorporated into these estimates and assumptions such as industry and economic trends and internal factors such as changes in our business and forecasts.

Impairment of Long-Lived Asset

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the related carry amounts may not be recoverable, or on an annual basis, where appropriate. Such a review involves assessing qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that a long-lived asset is impaired.

If we assess that there is a likelihood of impairment, then we will perform a quantitative analysis comparing the carrying value of the assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, we would recognize an impairment loss at that date for the amount by which the carrying amount of the asset exceeds its fair value.

Assumptions and estimates about future values and remaining useful lives of our intangible and other long–lived assets are complex and subjective. These estimates and assumptions may include revenue growth rates and operating margins used to calculate projected future cash flows and risk adjusted discount rates and future economic and market conditions. If applicable, our long-term financial forecast represents the best estimate that our management has at this time and we believe that its underlying assumptions are reasonable. Management has determined that no impairment indicators currently exists.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. The most significant estimates we made are those relating to uncollectible receivables, inventory valuation and obsolescence, and stock-based compensation expense.

Accounting for Stock-Based Compensation

ASC Topic 718, Compensation – Stock Compensation, requires that compensation expense for employee stock-based compensation be recognized over the requisite service period based on the fair value of the award, at the date of grant.

Stock-based compensation represents the cost related to stock-based awards granted to employees and non-employee consultants. We measure stock-based compensation cost at measurement date, based on the estimated fair value of the award, and generally recognize the cost as expense on a straight–line basis (net of estimated forfeitures) over the employee requisite service period or the period during which the related services are provided by non-employee consultants and the options are earned. We estimate the fair value of stock options using a Black-Scholes option valuation model, which utilizes various assumptions and estimates that are subject to management judgment.

As we have insufficient historical data on which to estimate expected future share price volatility, we have estimated expected share price volatility based on the historical share price volatility of comparable entities. The expected life of options granted has been determined utilizing the “simplified” method as prescribed by the SEC’s Staff Accounting Bulletin No. 110 Share-Based Payment. As we have had limited trading history, we estimated the fair value of our common shares with reference to the subscription price of the most recent share offerings for which the funds raised were being used to provide financing to our company. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. We have not paid and do not anticipate paying cash dividends on our shares of common stock. Therefore, the expected dividend yield is assumed to be zero. In addition, ASC 718 requires companies to utilize an estimated forfeiture rate when calculating the expense for the period. We applied an estimated forfeiture rate of 0% in determining the expense recorded in our consolidated statement of operations given our limited forfeiture experience history.

Recent Accounting Pronouncements

On May 28, 2014, the FASB and the International Accounting Standards Board (IASB) issued a converged standard on revenue recognition from contracts with customers, ASU 2014-09 (Topic 606 and IFRS 15). This standard will supersede nearly all existing revenue recognition guidance. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. We are currently evaluating the impact this guidance will have on our financial condition, results of operations and cash flows.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Information with respect to Our Company

Description of Business

Corporate Information

We were incorporated in the State of Nevada on May 17, 2005 under the name of Search By Headlines.com Corp. Effective August 29, 2012, we completed a merger with a newly formed subsidiary, Naked Brand Group Inc., a Nevada corporation, which was incorporated solely to effect a change of our corporate name. As a result, effective August 29, 2012, we changed our name from “Search By Headlines.com Corp.” to “Naked Brand Group Inc.”.

Our wholly-owned subsidiary is Naked. Naked was incorporated under the federal laws of Canada on May 21, 2009 as “In Search of Solutions Inc.” and changed its corporate name to “Naked Boxer Brief Clothing Inc.” on May 17, 2010 and to “Naked Inc.” on February 20, 2013. Naked continued from the federal jurisdiction of Canada to the jurisdiction of the State of Nevada on July 27, 2012. As part of the continuation, all classes of shares of Naked, including Class C, D, E and F common shares, were converted into one class of common shares of the Nevada corporation.

Our principal executive offices are located at 95 Madison Avenue, New York, New York, 10016, and our telephone number is (212) 851-8050.

Our Current Business

On July 30, 2012, we closed an Acquisition Agreement with Naked, whereby Joel Primus and Alex McAulay became the only directors and Chief Executive Officer and Chief Financial Officer, respectively, of our company and Naked stockholders exchanged their shares for a total of 13.5 million shares of our company, representing 50% of the company (the “Acquisition”).

As a result of the Acquisition, Naked became a wholly-owned subsidiary of our company and our business became the manufacturer and seller of direct and wholesale men’s undergarments and intimate apparel products to consumers and retailers in Canada and the United States. We operate out of Abbotsford, British Columbia, Canada.

Our mission is to build a global lifestyle brand offering innovative apparel, home and personal products. We currently design, manufacture and sell men’s innerwear and lounge apparel products under the “Naked” brand to consumers and retailers. We plan to launch a complimentary line of women’s innerwear, lounge and sleepwear products within the next 12 months and in the future extend the Naked brand to active wear, swim and bed and bath products. Our core brand philosophy is to provide products that make people feel sexy and confident while being as comfortable as wearing nothing at all. Our goal is to create a new standard for how apparel products worn close to the skin fit, feel and function. Our products are sold at premium fashion stores in North America, primarily in Canada and on the West Coast of the United States, including Holt & Renfrew, Hudson Bay Company and Nordstrom.

Current Principal Products

We currently offer a variety of male innerwear products including trunks, briefs, boxer briefs, undershirts, t-shirts, and lounge pants, under the Naked brand and a sub-brand called “NKD”. Our products are produced in a variety of styles using a range of the highest quality fabric, including MicroModal, Microfiber, Tencel, Silver, Cotton Modal, and Pima Cotton. Our complete underwear line is available in MicroModal and Microfiber, and we sell limited styles of underwear in Tencel and Silver. We also produce t-shirts and lounge pants in both Cotton Modal and MicroModal. All of these fabrics are readily available in many countries.

MicroModal and Microfiber are smooth, lightweight, Italian made fabrics engineered for supreme softness and comfort. The only material difference between the MicroModal and the Microfiber lines is the underlying composition of the fabric. MicroModal is wood-based and Microfiber is nylon-based. We have been producing our full line of underwear using these fabrics since our inception. Our cotton line is primarily made of organic high-gauge pima cotton material for a light, comfortable fit.

Our Silver collection consists of boxer briefs and V-neck t-shirts and is created with X-Static, a high-performance fabric, which helps regulate body temperature and provides anti-odor and antimicrobial protection. X-Static fabric contains 99.9% pure silver woven into the garment’s nylon threads, which naturally deters odor-causing bacteria, wicks away moisture, is anti-chaffing and naturally cooling.

Our Tencel collection uses an innovative and premium fabric that is incredibly soft, breathable and easy to care for. Our Tencel collection is available in brief and boxer brief and features a stylish monogrammed waistband.

Production

We utilize manufacturing partners outside of the United States to produce our products. Our products are made in Canada, Turkey and China, with primary production currently completed in Vancouver, Canada. We expect that by the end of fiscal 2015, all of our primary production will be made outside of Canada.

We have developed good relationships with a number of our vendors and take great care to ensure that they share our commitment to quality and ethics. We do not, however, have any long-term agreements requiring us to use any manufacturer and no manufacturer is required to produce our products. We currently also work with an international agency to review the quality of our products both during and after production in advance of shipment.

Distribution

Our products are currently targeted at men who are fashion conscious and care about innovation and contemporary design, but also care about comfort, quality and fit when purchasing undergarments. We aim to provide an affordable luxury product for the affluent and aspirational customer that enjoys the qualities of a premium undergarment at a price they feel delivers excellent value.

We sell our products through wholesale relationships and through direct-to-consumer channels. The wholesale channel is currently our largest channel and consists of boutique apparel stores, undergarment stores and department stores. In addition to selling in key department stores in North America, Naked also sells through premier online stores such as Amazon.com, hackberry.com, hisroom.com and freshpair.com.

Our direct-to-consumer channel consists of our online e-commerce store, thenakedshop.com. Thenakedshop.com provides our customers with a premium experience and access to our entire product line, including our NKD sub-line. We expect direct-to-consumer to become an increasingly significant part of our business as our brand awareness increases in North America and internationally. We believe that the availability of online sales is convenient for our customers and enhances the image of our brand, making our brand and products more accessible in more markets than they would be in brick and mortar stores alone.

Having already worked with TJ MAXX’s European sister store, TJ X, we plan to expand to international markets by establishing distributor relationships in key European countries.

We have contracted with a third party logistics provider to outsource our inventory receiving, warehousing and product distribution and shipping needs. We do not currently have any long-term contracts relating to the distribution of our products.

Sources and Availability of Raw Materials

Raw materials, which include fabric and accessories, are sourced from all over the world, with the majority of our fabrics currently being imported from Italy, Turkey and China. We currently order from a small number of principal suppliers of fabric, but there are multiple sources that could produce the exact same quality fabric.

Key Customers

In fiscal 2014, sales were heavily concentrated with Nordstrom, which accounted for 37.0% of our sales, and Holt Renfrew, which accounted for 12.0% of our sales. In fiscal 2013, Nordstrom accounted for 55.3% of our sales and Holt Renfrew accounted for 22.8% of our sales. Nordstrom is currently of key importance to our business and our results of operations would be materially adversely affected if this relationship ceased. Although we continue to receive increasing sales orders from these customers, neither Nordstrom nor Holt Renfrew has an ongoing purchase commitment agreement with us. Therefore, we cannot guarantee that the volume of sales will remain consistent going forward.

We have entered into sales agreements with Nordstrom, Holt Renfrew and the Hudson Bay Company, which cover the material terms and conditions of purchase orders such as shipping terms, pricing policies, payment terms and cancellation policies.

Marketing

We expect to significantly increase our marketing expenses in the current fiscal year, particularly in connection with some of our major sales contracts, described above under the heading “Key Customers”.

We have engaged consultants, where necessary, to provide marketing consulting services to our company, including assistance with brand management, celebrity alignment, strategic retail placement, manufacturing strategy, strategic and creative development and financing assistance. We have also engaged in online marketing, including a new PR campaign, Exposed, which features up and coming celebrities in a photo shoot, video interview and testimonial, aimed at increasing brand awareness.

We intend to continue to invest in additional brand building activities, including internet and media marketing to consumers and retailers, attendance at apparel trade shows and exploration of other opportunities.

Competition

Underwear is a very competitive market with several high profile undergarment manufacturers, such as Calvin Klein, 2(x)ist, Hugo Boss, Tommy John, Giorgio Armani and others. We believe there are currently 70 to 80 competitors in our market sector for men’s undergarments. The market includes increasing competition from established companies who are expanding their production and marketing of undergarments, as well as frequent new entrants to the market. We are in direct competition with such companies. Competition is principally on the basis of brand image and recognition, as well as product quality, innovation, style, distribution and price. To date, we believe that Naked has performed well against competition as a result of our branding strategy and the quality of our products. The products we have introduced to market and the products we plan to introduce come in at a high value point, which means retailing a high quality product at a lower price than our competitors’ comparable products, which has allowed us to penetrate the market successfully. Our high value point is established by using high quality fabrics and retailing the products at prices lower than our competitors’ comparable products. We base this determination on the gauge of the machines producing the fabrics, which we believe is a strong indicator of the quality of fabrics. We have also developed a sub-line, which allows us to also penetrate a broader range of the undergarment market.

Our competitive advantages include promoting that our products are as comfortable as wearing nothing at all, which leverages our registered brand name, and retailing high quality products at a lower price than competitors’ comparable products. However, many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do. Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can.

Intellectual Property

We believe that our intellectual property is a critical component of our business success. We currently own four trademarks in Canada and one trademark in the United States. We expect to incur significant expenses for intellectual property applications in key international markets in the 2015 fiscal year.

Employees

We currently employ eleven full-time and total employees. Six of our employees are currently employed in the United States and five are employed in Canada. None of our employees are currently covered by a collective bargaining agreement. We have had no labor-related work stoppages and we believe our relations with our employees are excellent.

Seasonality of Business

We operate in the apparel industry, which is subject to seasonality of buying that can affect revenue and cash flows. There are generally two distinct buying seasons in the apparel industry that apply to us, Fall/Winter season, which falls in the third and fourth quarters of our fiscal year and Spring/Summer season, which falls in the first and second quarters of our fiscal year, with some potential shipments in the last quarter. In our current year, we reported the most revenue in the second and fourth quarters of our fiscal year, arising from the release of new products, seasonal products and sales, and some extraordinary circumstances which are discussed in more detail below. As a result of significant growth and changes to our business with the introductions of t-shirts, new fabric lines, the natural seasonality of our business could potentially have a reduced effect. Furthermore, with limited operating history it is difficult to anticipate the effects of seasonality moving forward. Thus, historical quarterly operating trends may not be indicative of future performance because of new product launches and continued early stage sales growth.

Description of Property

We maintain offices, having an area of approximately 500 square feet, at 95 Madison Avenue in New York, New York, which we currently lease for $2,500 per month. The lease is on a month-to-month basis. We also maintain offices, having an area of 1,950 square feet, at #2 – 34346 Manufacturers Way in Abbotsford, British Columbia, Canada, which we lease for CAD$1,250 per month. The lease is also on a month-to-month basis. We believe our offices are suitable and adequate to operate our business at this time, as they provide us with sufficient space to conduct our operations. We fully utilize our current premises.

The description of our intellectual property rights is under the section entitled “Description of Business – Intellectual Property”.

Market Price of and Dividends on Our Common Equity
and Related Stockholder Matters

Market information

Our common stock is quoted on the OTCQB operated by the OTC Markets Group under the trading symbol “NAKD”. Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects.

OTCQB securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCQB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCQB issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Set forth below are the range of high and low bid quotations for our common stock from the OTCQB for the periods indicated. The market quotations were obtained from the OTCQB, and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions:

Quarter Ended	High Bid	Low Bid
April 30, 2012	N/A(1)	N/A(1)
July 31, 2012	N/A(1)	N/A(1)
October 31, 2012	$1.30	$1.05
January 31, 2013	$1.30	$0.90
April 30, 2013	$1.18	$0.00
July 31, 2013	$1.32	$0.41
October 31, 2013	$0.66	$0.22
January 31, 2014	$0.267	$0.0525
April 30, 2014	$0.20	$0.0526
July 31, 2014	$0.23	$0.1018

(1)	There were no published quotes.

On September 2, 2014, the closing price for our common stock as reported by the OTCQB was $0.21 per share.

Transfer Agent

Our shares of common stock are issued in registered form. The transfer agent and registrar for our common stock is Standard Registrar and Transfer Company, Inc. Its address is 12528 South 1840 East Draper, UT 84020.

Holders of Common Stock

As of September 2, 2014, there were approximately 90 registered holders of record of our common stock. As of such date, 36,373,884 shares were issued and outstanding.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Subject to compliance with applicable corporate laws, our directors will determine if and when dividends should be declared and paid in the future based on our financial position at the relevant time. All shares of our common stock are entitled to an equal share of any dividends declared and paid.

Description of Securities

General

We are authorized to issue 450,000,000 shares of common stock having a par value of $0.001 per share. As of September 2, 2014, there were 36,373,884 shares of our common stock issued and outstanding, held by approximately 90 holders of record of our common stock.

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders including the election of directors. According to our bylaws, if a quorum is present, action on a matter by the stockholders is approved if the votes cast by the stockholders favoring the action exceed the votes cast opposing the action, unless the vote of a greater number of affirmative votes is required by statute or the articles of incorporation, in which case such greater number of votes shall be required. Our bylaws provide that one third (33.3%) of the votes entitled to be cast on a matter by the stockholders constitutes a quorum of the stockholders for action on that matter. Our bylaws also provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, if one or more written consents setting forth the action so taken shall be signed, either manually or in facsimile, by stockholders holding at least a majority of the votes entitled to be cast at a meeting, unless the vote of a greater number of affirmative votes is required by statute or the articles of incorporation, in which case the consent of the stockholders holding such greater number of votes shall be required.

The holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of our outstanding common stock, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividend Rights

The holders of our common stock are entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We have not paid any dividends since our inception and we do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Our common stock, after the fixed consideration thereof has been paid or performed, is not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our company.

Our bylaws provide that our bylaws may be amended or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board, unless the articles of incorporation or statute reserves this power to the stockholders.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, or an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33 1/3%;
•	33 1/3% or more but less than or equal to 50%; or
•	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and
•	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record who have addresses in Nevada appearing on the stock ledger of our company, nor do we believe that we do business in Nevada directly or through an affiliated corporation. Therefore, we believe that these provisions do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of September 2, 2014, we had approximately 90 stockholders of record. Therefore we believe that these provisions do not apply to us. If we obtain over 200 stockholders of record, these provisions may also have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares, unless the combination or purchase is approved by the board of directors before the interested stockholder acquires such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company or any of its subsidiaries, such as a merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

Directors and Executive Officers

Directors and Executive Officers

Our directors hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Our officers’ remain in their respective position until termination or resignation.

Our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name	Position Held with our Company	Age	Date First Elected or Appointed
Carole Hochman	Chief Executive Officer, Chief Creative Officer and Director	69	June 11, 2014
Joel Primus	President and Director	28	July 30, 2012
Michael Flanagan	Chief Financial Officer and Chief Operating Officer	62	June 9, 2014
Carlos Serra	Vice President Sales and Merchandising	45	June 23, 2014
Alex McAulay	Director	30	July 30, 2012
Andrew Kaplan	Director	46	July 19, 2013
Christopher Heyn	Director	54	October 7, 2013
David Hochman	Director	39	June 10, 2014

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which they were employed.

Carole Hochman

We appointed Ms. Carole Hochman as our Chief Executive Officer and Chief Creative Officer, and to serve as a director of our company, effective as of June 11, 2014. Ms. Carole Hochman became an employee of our company on June 6, 2014.

Ms. Hochman is a renowned designer and sleepwear pioneer. She is considered one of the single most influential women in the intimate apparel and sleepwear business in the United States. She has been creating intimate apparel for more than 30 years and was the driving force behind the Carole Hochman Design Group, for which she served as Chief Creative Officer until her departure in 2013 and for which she was previously CEO until its acquisition by Komar in 2010. Under Ms. Hochman’s leadership, Carole Hochman Design Group manufactured Carole Hochman brand of sleepwear, loungewear and daywear and numerous sleepwear collections including Christian Dior, Oscar de la Renta, Ralph Lauren, Jockey, Donna Karan, Tommy Bahama and Betsey Johnson.

We believe Ms. Hochman is qualified to serve on our board of directors because of her extensive business experience as described above.

Joel Primus

Joel Primus is the President and a director of our company and was previously the President, CEO, founder and a director of Naked and the Chief Executive Officer and interim Chief Financial Officer of Naked Brand Group Inc. Although he is only 28, Mr. Primus preceded his business activities with a successful athletic career. During his amateur running career, Mr. Primus was selected for three national teams and represented Canada at the World Youth Championships. Mr. Primus was also an Athlete Liaison to Canadian Sport Centre Pacific in addition to sitting on the board with Volunteer Abbotsford. He was awarded a full scholarship to High Point University in North Carolina where he made the Dean’s list and won the student athlete award. When an unfortunate accident ended Mr. Primus’ running career, international travel in Central and South America inspired Mr. Primus to form the Project World Citizen Society, a non-profit society that aims to assist communities in the developing world that are struggling with social injustices. The organization currently works out of Ghana and Mr. Primus sits as the Co-Chair on its board of directors. His travels in South America also inspired Mr. Primus to found Naked. During the start-up phase for Naked, which started in September 2008, Mr. Primus worked as an advertising consultant for the Black Press Group Ltd. (the Abbotsford News), a Canadian privately owned publisher of newspapers, from November 2009 to April 2010. From April 2010 to June 2010, Mr. Primus was employed at Altitude Search Marketing where he handled business development. From September 2008 to October 2009, Mr. Primus operated the Sapera magazine. In promotion of Naked, Mr. Primus has appeared on CBC’s Dragons Den three times in addition to Entertainment Tonight Canada, E Talk Daily Canada, Urban Rush, Shaw’s The Express and The Fanny Kiefer Show.

We believe Mr. Primus is qualified to serve on our board of directors because of his extensive knowledge of our company’s history and current operations, which he gained from working for our company as described above, in addition to his business experience as described above.

Michael Flanagan

We appointed Mr. Michael Flanagan as our Chief Financial Officer and Chief Operating Officer effective June 9, 2014. Mr. Michael Flanagan became an employee of our company on June 6, 2014.

Mr. Flanagan brings more than 30 years of very successful apparel experience in both finance and operations. Mr. Flanagan began his career in 1979 at Warnaco Inc., a Fortune 500 Apparel Company, in the company’s management trainee program and managed cost accounting, financial accounting and internal audit for multiple divisions. Mr. Flanagan next managed Internal Audit at Crystal Brands, another Fortune 500 apparel company, then spent 13 years at Brooks Brothers Inc. as the Senior Vice President of both Finance and Distribution/Logistics/Customer Service, where he helped grow the company from less than $200 million in sales to over $650 million in sales. In 2001, Mr. Flanagan partnered with Morgan Stanley and helped lead the team, as CFO, selling Brooks Brothers to Retail Brand Alliance in 2002. From 2003 to 2009, Mr. Flanagan served as the COO/CFO of luxury brand Nat Nast Inc., after which he became COO/CFO of Summit Golf Brands until 2013.

Carlos Serra

On June 6, 2014, we appointed Mr. Carlos Serra as our company’s Vice President Sales and Merchandising, effective June 23, 2014. Mr. Carlos Serra has been an employee of our company since June 6, 2014.

Mr. Serra is a senior sales, merchandising and marketing executive with over 18 years of experience in the intimate apparel industry. Mr. Serra began his career with Macy’s, completing their retail executive training program. Mr. Serra has worked in the strategic sales, development, merchandising and marketing divisions for the distribution of men’s and women’s collections for brands such as Emporio Armani, Calvin Klein and Polo Ralph Lauren. He has worked with product development teams worldwide to create the proper assortment mix for global distribution within wholesale and proprietary distribution channels. Mr. Serra was instrumental in the global launch of Emporio Armani men’s underwear featuring David Beckham.

Alexander McAulay

Alexander McAulay is a director of our company and served as the CFO, Treasurer and Secretary of our company from 2010 until his resignation on November 29, 2013. Mr. McAulay is currently the Chief Financial Officer and Chief Operating Officer of Garmatex Technologies Inc. Prior to serving as our CFO, Treasurer and Secretary, Mr. McAulay worked at MNP LLP, a chartered accountancy firm, for approximately three years, including summer internships in 2006 and 2007. He worked at MNP LLP as an articled student prior to receiving his designation as a Chartered Accountant. Mr. McAulay became a registered Chartered Accountant with the British Columbia Institute of Chartered Accountants in 2011. He received his Bachelors of Business Administration from the University of the Fraser Valley in 2008. At MNP LLP, Mr. McAulay practiced in a wide variety of areas including advisory, tax, and assurance work.

Mr. McAulay has extensive governance experience. Mr. McAulay served as an elected official from 2002-2005 on the Chilliwack School Board, which in the last year of his term had an $84 million budget. He also served on the Board of trustees of the University of the Fraser Valley which had an $84 million budget in the last year of his term on the Board. For the past three years he has served on the Board of Directors for Chilliwack Community Services, of which he served as President for a term. In 2012, Mr. McAulay was awarded the Young Distinguished Alumni award from the University of the Fraser Valley.

We believe Mr. McAulay is qualified to serve on our board of directors because of his extensive knowledge of our company’s history and current operations, which he gained from working for our company as described above, in addition to his business experience as described above.

Andrew Kaplan

Mr. Kaplan is a Vice President of Barry Kaplan Associates, a 25-year-old investor relations firm that works with small and medium sized public and private companies. He has been with the firm since 1995. Prior to this, Mr. Kaplan had been with major investment firms and a boutique investment bank specializing in the financing of companies going public through IPOs or reverse mergers. Mr. Kaplan received his BSBA in Finance and Insurance from the University of Hartford in 1989.

Mr. Kaplan has been a director of Avino Silver and Gold Mines Ltd. since September 2011 and a director of Coral Gold Resources Ltd. since July 2012.

We believe Mr. Kaplan is qualified to serve on our board of directors because of his extensive business experience in the area of finance as described above.

Christopher Heyn

Mr. Heyn is currently Chief Executive Officer of Southern Tide, LLC and he was formerly the Chief Executive Officer and Chairman of Summit Golf Brands and has extensive experience in the apparel merchandizing industry, including experience as Chief Operating Officer and Managing Director of D.C. Management Group, President of Nautica Sportswear and Nautica Jeans Company and Nautical Apparel, Inc., and Senior Vice President of the National Basketball Association’s Global Merchandising Group.

We believe Mr. Heyn is qualified to serve on our board of directors because of his extensive business experiences in the apparel merchandising industries, as described above.

David Hochman

On June 6, 2014, we appointed Mr. David Hochman as a director of our company, effective as of June 10, 2014.

Mr. Hochman is a Managing Partner of Orchestra Medical Ventures, an investment firm that employs an innovative strategy to create, build and invest in medical technology companies intended to generate substantial clinical value and superior investor returns. He is also President of Accelerated Technologies, Inc. (ATI), a medical device accelerator managed by Orchestra. Mr. Hochman has over 17 years of venture capital and investment banking experience. Mr. Hochman is the Chairman of Vital Access Corp. and serves as a director of MOTUS GI Medical Technologies, Caliber Therapeutics, BackBeat Medical (where he is also President), FreeHold Surgical, Maternity Neighborhood and Corbus Pharmaceuticals. Prior to joining Orchestra, Mr. Hochman was Chief Executive Officer of Spencer Trask Edison Partners, LLC, a principal investment partnership focused on early stage healthcare companies. He was also Managing Director of Spencer Trask Ventures, Inc. during which time he was responsible for directing the firm’s venture banking group and led financing transactions for over 20 early-stage companies, securing over $420 million in equity capital. Mr. Hochman was a board advisor of Health Dialog Services Corporation, a world leader in collaborative care management that was acquired in 2008 by the British United Provident Association for $750 million. He was also a co-founder and director of PROLOR Biotech, Inc., a biopharmaceutical company developing longer-lasting versions of approved therapeutic proteins, which was purchased by Opko Health, Inc. (NYSE: OPK) in 2013 for over $600 million. Mr. Hochman also currently serves as a board member of two non-profit organizations, the Citizens Committee for New York City and the Mollie Parnis Livingston Foundation. He graduated with honors from the University of Michigan.

We believe Mr. Hochman is qualified to serve on our board of directors because of his extensive business experience as described above.

Family Relationships

Other than Carole Hochman and her son, David Hochman, there are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

(1)

a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)	a conviction in a criminal proceeding or named in a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)

being the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)

acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	engaging in any type of business practice; or

(iii)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)

being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) above, or to be associated with persons engaged in any such activity;

(5)

being found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated;

(6)

being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7)

being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)	any federal or state securities or commodities law or regulation; or

(ii)

any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8)

being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

The following table summarizes the compensation of our executive officers during the two years ended January 31, 2014 and January 31, 2013. No other officers or directors received annual compensation in excess of $100,000 during the last three fiscal years.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joel Primus(3)(4) President, Director and former CEO	2014 2013	62,660 50,163	Nil Nil	Nil Nil	Nil 74,904	Nil Nil	Nil Nil	1,486 1,570	64,146 126,637
Alex McAulay(3)(5) Director, former Treasurer, CFO and Secretary	2014 2013	52,217 53,242	12,000 Nil	Nil Nil	Nil 174,779	Nil Nil	Nil Nil	794 Nil	65,011 228,021

(1)

Option awards shown here represent the aggregate grant date fair value of all options granted as determined in accordance with FASB ASC Topic 718. For a description of the methodology and assumptions used in valuing the option awards granted to our named executive officers and directors during the year ended January 31, 2014 and 2013, please review Note 14 to the consolidated financial statements for the year ended January 31, 2014 included herein.

(2)	All salaries are paid in Canadian dollars.

(3)	Compensation paid in Canadian dollars is stated in United States dollars based on an exchange rate of 0.9640 US dollars for each Canadian dollar.

(4)	Mr. Primus resigned as CEO on June 11, 2014 in connection with the appointment of Carole Hochman as CEO.

(5)	Mr. McAulay resigned as Treasurer, CFO and Secretary on November 29, 2013.[1]

In connection with the closing of the Acquisition Agreement with Naked, we entered into employment agreements with each of Joel Primus and Alexander McAulay.

Pursuant to the employment agreement with Mr. Primus, we have agreed to employ Mr. Primus as President and CEO of the company in consideration for compensation of CDN$65,000 per year, to be reviewed annually or upon completion of a subsequent financing by our company. On June 10, 2014, subsequent to the close of the Offering by our company, Mr. Primus’s salary increased to CDN$164,000 per year. We will reimburse Mr. Primus for expenses he incurs in connection with his employment with our company, including for fashion industry related expenses. Mr. Primus may be remunerated by equity awards, including stock option grants and will be eligible for a bonus annually based on criteria set out in the employment agreement. Mr. Primus will be entitled to participate in any benefit plans we may adopt, including those that provide medical and dental benefits, disability benefits and life insurance benefits, which benefits will terminate on the date Mr. Primus’ employment with our company ceases for any reason.

In the event of his death or disability, Mr. Primus or his estate, as applicable, will be entitled to payment of any unpaid salary, reimbursement of any unreimbursed expenses and proceeds from any insurance policies we may provide to Mr. Primus. If within 120 days of the occurrence of a change of control of our company, Mr. Primus resigns or we terminate Mr. Primus for any reason other than just cause, Mr. Primus will be entitled to receive severance in an amount equal to twelve months’ salary and any stock options granted to Mr. Primus that have not vested will vest immediately and be immediately exercisable. If at any time we terminate Mr. Primus for any reason other than just cause, Mr. Primus will be entitled to receive the same severance he would be entitled to in connection with a change of control, as described above. Mr. Primus will not be entitled to receive any severance in the event he is terminated for just cause. Mr. Primus’ employment agreement will continue indefinitely, subject to the termination provisions set out in the agreement.

1 Mr. Michael Flanagan was appointed CFO and COO effective June 9, 2014.

Effective June 11, 2014, Joel Primus resigned as CEO of our company in connection with the appointment of Carole Hochman as CEO. Mr. Primus remains our company’s President.

We appointed Carole Hochman as our Chief Executive Officer and Chief Creative Officer as of June 11, 2014. Carole Hochman became an employee of our company on June 6, 2014.

Pursuant to the employment agreement with Mr. McAulay, we agreed to employ Mr. McAulay as CFO of the company in consideration for compensation of CDN$65,000 per year, to be reviewed annually. We agreed to reimburse Mr. McAulay for expenses he incurred in connection with his employment with our company, including for fashion industry related expenses and payment of annual fees necessary to maintain his Chartered Accountant designation. Mr. McAulay was entitled to remuneration by equity awards, including stock option grants and was eligible for a bonus annually based on criteria set out in the employment agreement. Mr. McAulay was entitled to participate in any benefit plans, including those that provide medical and dental benefits, disability benefits and life insurance benefits, which benefits would terminate on the date Mr. McAulay’s employment with our company ceased for any reason.

Effective November 29, 2013, Alex McAulay resigned as CFO of our company and his employment agreement ceased to be effective.

In connection with the appointment of Carole Hochman, we entered into an employment agreement, dated June 6, 2014, for a term of three years whereby (a) we will pay Ms. Hochman a base salary of $400,000 per year, provided Ms. Hochman will forgo the first twelve months of the base salary and will receive only $1 for that period; (b) Ms. Hochman received a sign-on stock option grant to purchase 57,150,000 shares of our common stock, equal to 20% of our issued shares of common stock on a fully-diluted basis following the final closing of the private placement, with each option exercisable at $0.128 per share and vesting in equal monthly installments over a period of three years from June 10, 2014; (c) Ms. Hochman will be eligible to receive an annual cash bonus for each whole or partial year during the employment term payable based on the achievement of one or more performance goals established annually by our board of directors; (d) Ms. Hochman will be entitled to participate in our company’s employee benefit plans; and (e) Ms. Hochman will be entitled to an annual expense allowance.

Ms. Hochman’s employment agreement further provides that if Ms. Hochman’s employment is terminated for any reason she will be entitled to all earned but unpaid base salary and bonus, accrued vacation, vested benefits or compensation, indemnification rights she would otherwise be entitled to and any incurred but unreimbursed expenses. In addition, if Ms. Hochman’s employment is terminated by our company without cause, or by Ms. Hochman for good reason (each as defined in Ms. Hochman’s employment agreement), she will also be entitled to (a) a pro-rata portion of her target bonus for the year in which the termination of employment occurs and (b) continued payments of base salary paid in cash in equal monthly installments for a period of 12 months following the termination date. In the event that Ms. Hochman’s employment is terminated due to death or disability, she will be entitled to receive benefits in accordance with our company’s then established plans, programs and practices and her outstanding equity awards will be treated in accordance with their terms.

We appointed Mr. Michael Flanagan as our Chief Financial Officer and Chief Operating Officer effective June 9, 2014. Mr. Michael Flanagan became an employee of our company on June 6, 2014. In connection with the appointment of Mr. Flanagan, we entered into an employment agreement commencing June 6, 2014 for a term of four years whereby (a) we will pay Mr. Flanagan a base salary of $200,000 per year; (b) Mr. Flanagan will receive a sign-on stock option grant to purchase 2,800,000 shares of our common stock, with each option exercisable at $0.128 per share and vesting annually over a period of four years from the date of grant; and (c) Mr. Flanagan will be entitled to participate in our company’s employee benefit plans.

On June 6, 2014, we appointed Mr. Carlos Serra as our company’s Vice President Sales and Merchandising, effective June 23, 2014. Mr. Carlos Serra has been an employee of our company since June 6, 2014. In connection with the appointment of Mr. Serra, we entered into an employment agreement commencing June 6, 2014 for a term of four years whereby (a) we will pay Mr. Serra a base salary of $175,000 per year; (b) Mr. Serra will receive a sign-on stock option grant to purchase 3,700,000 shares of our common stock, with each option exercisable at $0.128 per share and vesting annually over a period of four years from the date of grant; and (c) Mr. Serra will be entitled to participate in our company’s employee benefit plans.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of January 31, 2014:

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Joel Primus	150,000	150,000	Nil	$0.25	July 30, 2022	Nil	Nil	Nil	Nil
Alexander McAulay	300,000	300,000	Nil	$0.25	July 30, 2022	Nil	Nil	Nil	Nil

(1)	The stock options will vest on July 30, 2014.

On June 6, 2014, our board of directors approved, subject to stockholder approval, a 2014 Long-Term Incentive Plan (the “2014 Plan”), which provides for the grant of stock options, restricted shares, restricted share units and performance stock and units to directors, officers, employees and consultants of our company. The maximum number of our common shares reserved for issue under the plan is 110,000,000 shares subject to adjustment in the event of a change of our capitalization (as described in the 2014 Plan).

On August 21, 2014, we obtained stockholder approval of the 2014 Plan, Upon approval by stockholders, the 2014 Plan became effective immediately and no further option awards will be granted under our 2012 Stock Option Plan. Stock option awards granted under the 2012 Stock Option Plan prior to the approval of the 2014 Plan will remain outstanding in accordance with their terms.

The 2014 Plan will be administered by our board of directors, except that it may, in its discretion, delegate such responsibility to a committee of such board.

We do not currently have any plans in place that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans. For a description of the material terms of each contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of the company or a change in the named executive officer’s responsibilities following a change in control, see above under the heading “Narrative Disclosure to Summary Compensation Table”.

Director Compensation

The following table provides information concerning the compensation of directors of our company for the fiscal year ended January 31, 2014 for whom information has not been disclosed above under the heading “Summary Compensation Table”:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(6)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Andrew Kaplan(3)	56,000	31,200(2)	194,862(3)	Nil	Nil	Nil	282,062
Christopher Heyn(4)	Nil	25,500(7)	Nil	Nil	Nil	Nil	25,500
Alexander McAulay	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Stock awards shown here represent the aggregate grant date fair value of all stock awards granted as determined in accordance with FASB ASC Topic 718.

(2)	Mr. Kaplan was granted 450,000 shares of common stock of our company pursuant to an Amendment Agreement dated January 6, 2014.

(3)

Mr. Kaplan was granted 450,000 stock options exercisable into shares of our common stock upon his appointment to our board of directors on July 19, 2013. Pursuant to an Amendment Agreement dated January 6, 2014, these stock options were cancelled in consideration of our company granting Mr. Kaplan 450,000 shares of our common stock, as described above.

(4)	As of January 31, 2014, Mr. Kaplan held 450,000 shares of common stock and had been granted nil stock options.

(5)	As of January 31, 2014, Mr. Heyn was the beneficial owner of 160,000 shares of common stock and had been granted nil stock options.

(6)

Option awards shown here represent the aggregate grant date fair value of all options granted as determined in accordance with FASB ASC Topic 718. For a description of the methodology and assumptions used in valuing the option awards granted to our directors during the year ended January 31, 2014 and 2013, please review Note 14 to the consolidated financial statements for the year ended January 31, 2014 included herein.

(7)

Pursuant to a board agreement dated October 7, 2013, we agreed to issue Mr. Heyn 75,000 shares of common stock each quarter as compensation for serving as a member of our board of directors. During the year ended January 31, 2014, we issued Mr. Heyn 75,000 shares of common stock and recorded a further amount of 75,000 shares of common stock issuable at January 31, 2014.

On June 6, 2014, our board of directors granted options to purchase 2,880,000 of our common shares to David Hochman, a director of our company, pursuant to his appointment as a director of our company and options to purchase 1,440,000 of our common shares to Andrew Kaplan, a director of our company. The options carry an exercise price of $0.128 per share and will vest annually over a period of four years from the date of grant, commencing on the first anniversary of the grant date.

Private Placement

The selling stockholders identified in this prospectus may offer and sell up to 41,569,071 shares of our common stock that may be issued upon exercise of warrants. The warrants were acquired by the selling stockholders directly from us in private placements consummated on June 10, 2014 and July 8, 2014 and pursuant to the Amendment Agreement dated April 4, 2014.

Private Placement Offering

On June 10, 2014 and July 8, 2014, we entered into Subscription Agreements (collectively, the “Subscription Agreements”) with several investors (collectively, the “Purchasers”) in connection with a brokered private placement offering (the “Offering”) for aggregate gross proceeds of $7,309,832 through the sale of 292 units (the “Units”) at a price of $25,000 per Unit. Each Unit consisted of (i) a 6% convertible senior secured debenture in the principal amount of $25,000 (each, a “Debenture”) and (ii) warrants to purchase 166,667 of our common shares at an exercise price of $0.15 per share, subject to certain adjustment as set out in the warrant agreements (the “Warrants”).

In connection with the close of the Offering, we issued Debentures in the aggregate principal amount of $7,309,832. As consideration, we (i) received gross cash proceeds equal to $6,094,100, before deducting agent fees and other transaction-related expenses; and (ii) exchanged our 6% senior secured convertible notes in the aggregate amount of $1,094,159, being the principal and accrued interest due under such notes, for the issuance of Debentures in the aggregate principal amount of $1,215,732, at an exchange rate equal to 90% of the purchase price paid in the Offering.

In connection with the Offering, we paid a cash commission of 8% of the gross proceeds raised from certain of the Purchasers, and warrants to acquire common shares equal to 8% of the aggregate number of shares issuable upon conversion of the Debentures and exercise of the Warrants with respect to certain of the Purchasers (the “Agent Warrants”), on the same terms as the Warrants, except that the Agent Warrants are (i) be exercisable at 100% of the conversion or exercise price of the Debentures and Warrants issued to the Purchasers in the Offering and (ii) contain a cashless exercise provision.

Terms of the Debentures

The aggregate principal amount of $7,309,832 matures on June 10, 2017 and bears interest at the rate of 6% per annum, payable quarterly, in cash or in kind, at the option of our company, valued at the then conversion price of the Debentures. The Debentures, along with any accrued and unpaid interest thereon, may be converted at any time, at the option of the holder, into our common shares at a conversion price of $0.075 per share, subject to adjustment under the terms of the Debentures.

Repayment of the Debentures is secured against all the assets of our company and its subsidiary, pursuant to a security agreement between the company and an agent for the Purchasers.

Terms of the Warrants

Our company issued an aggregate of 48,732,310 Warrants to the Purchasers to purchase, for a period of five years from the date of issuance, up to 48,732,310 of our common shares at an initial exercise price of $0.15 per share, subject to adjustment. We have the right to call the Warrants if the volume weighted average closing price of our shares exceeds $0.40 per share for more than 20 consecutive trading days at any time after June 10, 2016. In that event, the Warrants will expire 30 days following the date we deliver notice in writing to the Warrant holders announcing the call of the Warrants.

Registration Rights Agreement

In connection with the entry into the Subscription Agreements, our company entered into a Registration Rights Agreement with each Purchaser (the “Registration Rights Agreement”), pursuant to which we are subject to the conditions set forth therein, obligating us to file with the SEC one or more registration statements to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares that have been or may be issued to the Purchasers upon conversion of the Debentures and upon exercise of the Warrants.

Amendments to Agency and Interlender Agreements

On April 4, 2014, we entered into Amendment Agreements dated April 4, 2014 (the Kalamalka Amendment Agreements”) with our wholly-owned subsidiary, Kalamalka Partners Ltd. (“Kalamalka”) and certain lenders as set out in the Amendment Agreement (collectively, the “Kalamalka Lenders”) amending certain Agency and Interlender Agreements dated August 10, 2012 and November 14, 2013 (the “Agency Agreements”). In connection with the Agency Agreement, we and our subsidiary amended several convertible promissory notes in the aggregate principal amount of $600,000 (the “Kalamalka Notes”) as follows; (i) we extended the due date of the First Tranche Kalamalka Notes to October 1, 2016; (ii) we reduced the interest rate accruing under the First Tranche Kalamalka Notes to 6% per annum, calculated and payable quarterly, in cash or in kind; (iv) we removed certain borrowing margin requirements; and (iii) we amended certain of the Kalamalka Notes to reduce the conversion price from $0.50 per share to $0.25 per share.

As consideration for facilitating such amendments, we granted an aggregate of 1,800,000 share purchase warrants to the Lenders and Kalamalka (the “New Warrants”). Also in connection with the Amendment Agreements, Kalamalka and certain Lenders exchanged an aggregate of 500,000 share purchase warrants exercisable at a price of $0.50 until August 10, 2017 and 100,000 shares purchase warrants exercisable at a price of $0.50 until August 10, 2018 for 600,000 New Warrants.

Each New Warrant is exercisable into one common share at a price of $0.15 per share until April 4, 2019. We have the right to call the New Warrants if the volume weighted average closing price of our shares exceeds $0.30 per share for more than 20 consecutive trading days after April 4, 2016. In that event, the New Warrants will expire 30 days following the date we deliver notice in writing to the warrant holders announcing the call of the New Warrants. In addition, we agreed to grant the Lenders and Kalamalka piggyback registration rights whereby we are required to include some or all of the shares of common stock issuable pursuant to exercise of the New Warrants in the registration statement for certain other offerings of shares, including the registration statement of which this prospectus is a part.

Selling Stockholders

The selling stockholders may offer and sell, from time to time, any or all of shares of our common stock that may be issued upon exercise of a portion of the warrants that were acquired by the selling stockholders directly from us in private placements which were consummated on June 10, 2014 and July 8, 2014 and pursuant to certain amendment agreements dated April 4, 2014.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of September 2, 2014 and the number of shares of our common stock being offered pursuant to this prospectus. Except as otherwise described below, we believe that the selling stockholders have sole voting and investment powers over their shares.

Although the maximum number of shares that may be issued to the Selling Stockholders pursuant to the conversion of the Debentures and exercise of all of the warrants is 122,307,123, only 41,569,071 shares of our common stock that may be issued upon exercise of the Warrants are being offered by the Selling Stockholders under this prospectus.

Because the selling stockholders may offer and sell all or only some portion of the 41,569,071 shares of our common stock being offered pursuant to this prospectus, the numbers in the table below representing the amount and percentage of these shares of our common stock that will be held by the selling stockholders upon termination of the offering are only estimates based on the assumption that each selling stockholder will sell all of his, her or its shares of our common stock being offered in the offering.

We may require the selling stockholders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Stockholder	Shares Beneficially Owned by the Selling Stockholder Before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Beneficially Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2)3
Peter or Allison Venditti	500,000(4)	166,667	333,333	*
Bobby W. Sandage, Jr.	1,401,501(5)	333,334	1,068,167	3%
Brad Levine and Melissa Friedman-Levine	500,000(4)	166,667	333,333	*
Clemens and Adri Vander Werf	1,500,001(8)	500,001	1,000,000	3%
Dennis Pinvidic and Marcia Pinvidic	500,000(4)	166,667	333,333	*
Alan Elisofon	595,000(6)	166,667	428,333	1%
Francisco Penafiel	300,000(7)	100,000	200,000	*
Gian-Paolo Melis and Maria H. Melis	1,500,001(8)	500,001	1,000,000	3%
Johan Joost Bos and Diana Fernandez	500,000(4)	166,667	333,333	*
Janet and Marvin Rosen	1,000,001(9)	333,334	666,667	1%
Nathan William Cali	200,000(10)	66,667	133,333	*
Paul Tol IRA	1,500,001(8)	500,001	1,000,000	3%
Peter Jung ROTH IRA	200,000(10)	66,667	133,333	*
Brazilian Realty Trust LLC (11)	1,000,001(9)	333,334	666,667	2%
Silvana De Santis	500,000(4)	166,667	333,333	*
Thomas R. Kaplan	518,000(12)	166,667	351,333	*
Vincent A. Colicchio	200,000(10)	66,667	133,333	*
David Gendal Rev Trust dated 3/5/1995(13)	1,000,001(9)	333,334	666,667	2%
Timothy Gordon	1,000,001(9)	333,334	666,667	2%

Name of Selling Stockholder	Shares Beneficially Owned by the Selling Stockholder Before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Beneficially Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2)3
Mark Pinvidic SEP IRA	1,000,001(9)	333,334	666,667	2%
JMAG 2602 LLC(14)	800,000(15)	266,667	533,333	1%
Selig Zises	4,000,002(16)	1,333,334	2,666,668	7%
Vestal Venture Capital (17)	2,600,001(18)	866,667	1,733,334	5%
Brio Capital Master Fund Ltd.(19)	4,037,053(20)	2,000,002	2,037,051	5%
Cranshire Capital Master Fund Ltd.(21)	1,500,001(8)	500,001	1,000,000	3%
Equitec Specialists, LLC(22)	500,000(4)	166,667	333,333	*
Gemini Master Fund, Ltd.(23)	3,000,002(24)	1,000,001	2,000,000	5%
Lincoln Park Capital Fund, LLC(25)	4,017,842(26)	2,500,002	1,517,840	4%
Serenity Now LLC(27)	1,000,001(9)	333,334	666,667	2%
MJ Fil Investments LLC(28)	500,000(4)	166,667	333,333	*
Option Opportunities Corp.(29)	1,500,001(8)	500,001	1,000,000	3%
The Messinger Foundation Inc.(30)	3,000,002(24)	1,000,001	2,000,001	5%
David S. Portny	1,000,001(9)	333,334	666,667	2%
Richard Levine	2,000,001(31)	666,667	1,333,334	4%
Paul J. and Suzanne Ferraioli	500,000(4)	166,667	333,333	*
William Hunter	500,000(4)	166,667	333,333	*
Anthony M. Gleason	1,000,001(9)	333,334	666,667	2%
David Shively	932,483(32)	310,828	621,655	2%
Mark L. Secord & Jeffrey A. Jones Revocable Living Trust[33]	466,242(34)	155,414	310,828	*
Alvin Bonnette Revocable Trust[35]	932,483(32)	310,828	621,655	2%
William A. Krouss & Edith M. Krouss	932,483(32)	310,828	621,655	2%
Craig R. Whited	932,483(32)	310,828	621,655	2%
William Dioguardi	233,121(36)	77,707	155,414	*
William N. Kellock	466,242(34)	155,414	310,828	*
Christian Blanke	233,121(36)	77,707	155,414	*
T.J. Brown Living Trust[37]	932,483(32)	310,828	621,655	2%
Samuel & Lexy Lionel	4,037,053(38)	3,108,277	928,776	2%
Edward H. Leibowitz	466,242(34)	155,414	310,828	*
Pasquale & Girolomo Pace	233,121(36)	77,707	155,414	*
RBC Capital Markets LLC Cust FBO Siman Slim IRA	466,242(34)	155,414	310,828	*
RBC Capital Markets LLC Cust FBO Angelo Gulino IRA	466,242(34)	155,414	310,828	*
Daniel S. Bernstein	932,483(32)	310,828	621,655	2%
RBC Capital Markets LLC Cust FBO Erich Radlemann IRA	186,497(39)	62,166	124,331	*

Name of Selling Stockholder	Shares Beneficially Owned by the Selling Stockholder Before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Beneficially Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2)3
John Gulino	233,121(36)	77,707	155,414	*
Mark R. Baran	111,898(40)	37,299	74,599	*
Gilda Whited	559,490(41)	186,497	372,993	1%
Southampton Associates LP42	1,864,966(43)	621,655	1,243,311	3%
Jason Salmon	93,249(44)	31,083	62,166	*
EBA Capital Inc.	466,242(34)	155,414	310,828	*
Robert E. Duke	466,242(34)	155,414	310,828	*
Jennifer Bard Trust UAD 6/30/2005 (45)	500,000(4)	166,667	333,333	*
Carey Family Trust 2/7/94(46)	500,000(4)	166,667	333,333	*
Carol Clark Coolidge Trust UAD 3/13/97(47)	500,000(4)	166,667	333,333	*
Christine Elizabeth Coolidge Rev Living Trust UAD 12/9/02(48)	500,000(4)	166,667	333,333	*
Katharine Bard Dickson & Mark A. Dickson JTWROS	1,500,001(8)	500,001	1,000,000	3%
William G Escamilla Revocable Trust UAD 7/29/2003(49)	500,000(4)	166,667	333,333	*
Gary R. Fairhead	500,000(4)	166,667	333,333	*
Sidney N. Herman	1,500,001(8)	500,001	1,000,000	3%
William K. Kellogg III 1992 Trust UAD 7/24/92(50)	1,000,001(9)	333,334	666,667	2%
William Kellogg 2011 Trust DTD 1/4/2011 FBO(51)	500,000(4)	166,667	333,333	*
William Kellogg 2011 Trust DTD 1/4/2011 FBO K Kellogg(52)	500,000(4)	166,667	333,333	*
Tom Kenworthy & Nancy W. Kenworthy JTWROS(53)	500,000(4)	166,667	333,333	*
Robert E. Logan, Jr.	500,000(4)	166,667	333,333	*
Suzanne R. Davis	500,000(4)	166,667	333,333	*
Marvin J. Pollack Trust UAD 5/22/90(54)	500,000(4)	166,667	333,333	*
Seville Enterprises LP (55)	1,000,001(9)	333,334	666,667	2%
Anne H. Ross	500,000(4)	166,667	333,333	*
Mary M. Schwartz Trust, UAD 9/5/2006(56)	500,000(4)	166,667	333,333	*
Dale F. Snavely Trust UAD 3/30/93(57)	500,000(4)	166,667	333,333	*
Joan W. Konner Trust DTD 12/22/98 FBO Harper(58)	500,000(4)	166,667	333,333	*
Robert S. Steinbaum	500,000(4)	166,667	333,333	*
Rosemary Steinbaum	500,000(4)	166,667	333,333	*

Name of Selling Stockholder	Shares Beneficially Owned by the Selling Stockholder Before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Beneficially Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2)3
Steinbaum Family Trust(59)	500,000(4)	166,667	333,333	*
Gallo Exemption Trust DTD 12/14/1989 FBO Marshall Steinbaum(60)	500,000(4)	166,667	333,333	*
Gallo Exemption Trust DTD 12/14/1989 FBO Elliot Steinbaum(61)	500,000(4)	166,667	333,333	*
Henry J. Underwood Trust UAD 6/25/2002(62)	1,000,001(9)	333,334	666,667	2%
Janet J. Underwood Trust UAD 6/25/2002(63)	1,000,001(9)	333,334	666,667	2%
Lucy Hancock Underwood	500,000(4)	166,667	333,333	*
John J. Vondran Revocable Trust UAD 1/24/2011(64)	500,000(4)	166,667	333,333	*
Bard Micro-Cap Value Fund LP(65)	2,000,001(31)	666,667	1,333,334	4%
Timothy B. Johnson	1,000,001(9)	333,334	666,667	2%
Mary A. Heatter Trust UAD 6/28/2004(66)	500,000(4)	166,667	333,333	*
Alexis Bard Johnson	500,000(4)	166,667	333,333	*
Adam Stern	1,102,160(67)	367,387	734,773	2%
AKS Family Foundation(68)	1,122,440(69)	374,147	748,293	2%
Canfund Ventures Corporation(70)	2,985,202(71)	963,401	2,021,801	5%
Pathfinder Asset Management Inc. (72)	2,890,202(73)	963,401	1,926,801	5%
Sandra Boenisch	1,360,061(74)	373,354	986,662	3%
Alyson Flippo	1,000,001(9)	333,334	666,667	2%
Adam Leo Stone	500,000(4)	166,667	333,333	*
Erik Moquist	500,000(4)	166,667	333,333	*
Richard Molinsky	500,000(4)	166,667	333,333	*
Aubrey Petterson	200,000(10)	66,667	133,333	*
Michael Altman	250,001(75)	83,334	166,667	*
Johan Joost Bos and Diana Fernandez	500,000(4)	166,667	333,333	*
Jason Strauss	4,000,002(16)	1,333,334	2,666,668	7%
Robert L. Frome	2,000,001(31)	666,667	1,333,334	4%
Robert B. Diamond	200,000(10)	66,667	133,333	*
Colton Family LLP	500,000(4)	166,667	333,333	*
Deborah Paes-Braga	900,000(76)	166,667	733,333	2%
Amin Somani	914,001(77)	166,667	747,334	2%
Michael D. Watt Trust U/AD 3/15/2012(78)	500,000(4)	166,667	333,333	*
Adam Boyd Sellers	500,000(4)	166,667	333,333	*
Kalamalka Partners Ltd. (79)	1,610,500(80)	800,000	810,500	2%
Darroch Investments(81)	1,350,000(82)	525,000	825,000	2%
David Lund	675,000(83)	250,000	425,000	1%
John Nelson	722,500(84)	250,000	472,500	1%
David Willis	325,000(85)	125,000	200,000	*
Baumann Investments Inc. (86)	385,000(87)	125,000	260,000	*

Name of Selling Stockholder	Shares Beneficially Owned by the Selling Stockholder Before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Beneficially Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2)3
Gregory Darroch	410,000(88)	125,000	285,000	*
Gerald Edwards	192,500(89)	62,500	130,000	*
Shawn Edwards	192,500(89)	62,500	130,000	*
Laurie Darroch	175,000(90)	50,000	125,000	*
Catheryn Jean Cope	50,000(91)	25,000	25,000	*
Totals	114,525,679	41,569,071	72,956,608	70%

____________________________

Notes

*	Less than 1%.

1 Beneficial ownership is determined in accordance with Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible debentures, but are not counted as outstanding for computing the percentage of any other person. This number excludes certain rights to acquire shares of our common stock at a price of $0.075 per share pursuant to convertible senior secured debentures which are currently exercisable only to the extent that after giving effect to such conversion, the holder or any of its affiliates would not beneficially own in excess of 9.99% of our company’s common stock.

2 We have assumed that the selling stockholders will sell all of the shares being offered in this offering.

3 Based on 36,373,884 shares of our common stock issued and outstanding as of September 2, 2014. Shares of our common stock being offered pursuant to this prospectus by a selling stockholder are counted as outstanding for computing the percentage of that particular selling stockholder but are not counted as outstanding for computing the percentage of any other person.

4 Consists of 333,333 shares of our common stock issuable upon conversion of the Debenture and 166,667 shares of our common stock issuable upon exercise of the Warrants.

5 Consists of 201,500 shares of common stock currently issued and outstanding, 666,667 shares of our common stock issuable upon conversion of the Debenture, 200,000 shares issuable upon exercise of outstanding warrants at $0.25 per share and 333,334 shares of our common stock issuable upon exercise the Warrants.

6 Consists of 55,000 shares of common stock currently issued and outstanding, 333,333 shares of our common stock issuable upon conversion of the Debenture, 40,000 shares of our common stock issuable at $0.25 upon exercise of outstanding warrants and 166,667 shares of our common stock issuable upon exercise of the outstanding warrants and the Warrants.

7 Consists of 200,000 shares of our common stock issuable upon conversion of the Debenture and 100,000 shares of our common stock issuable upon exercise of the Warrant.

8 Consists of 1,000,000 shares of our common stock issuable upon conversion of the Debenture and 500,001 shares of our common stock issuable upon exercise of the Warrant.

9 Consists of 666,667 shares of our common stock issuable upon conversion of the Debenture and 333,333 shares of our common stock issuable upon exercise of the Warrant.

10 Consists of 133,333 shares of our common stock issuable upon conversion of the Debenture and 66,667 shares of our common stock issuable upon exercise of the Warrant.

11 Samuel Waxman exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Brazilian Realty Trust LLC.

12 Consists of 18,000 shares of common stock currently issued and outstanding, 333,333 shares of our common stock issuable upon conversion of the Debenture and 166,667 shares of our common stock issuable upon exercise of the Warrant.

13 David Gendal exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by David Gendal Rev Trust dated 3/5/1995

14 Andres Garcia exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by JMAG 2602 LLC.

15 Consists of 533,333 shares of our common stock issuable upon conversion of the Debenture and 266,667 shares of our common stock issuable upon exercise of the Warrant.

16 Consists of 2,666,668 shares of our common stock issuable upon conversion of the Debenture and 1,333,336 shares of our common stock issuable upon exercise of the Warrant.

17 Allan Lyons exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Vestal Venture Capital.

18 Consists of 1,733,333 shares of our common stock issuable upon conversion of the Debenture and 866,668 shares of our common stock issuable upon exercise of the Warrant.

19 Shaye Hirsch exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Brio Capital Master Fund Ltd.

20 Consists of 2,037,051 shares of our common stock issuable upon conversion of the Debenture and 2,000,002 shares of our common stock issuable upon exercise of the Warrant. Excludes approximately 1,962,952 shares of our common stock underlying the Debenture because such Debenture may be converted only to the extent that after giving effect to such conversion, the holder or any of its affiliates would not beneficially own in excess of 9.99% of our company’s common stock.

21 Mitchell P. Kopin exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Cranshire Capital Master Fund Ltd.

22 Mitchell P. Kopin exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Equitec Specialists, LLC (Cranshire).

23 Steven Winters exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Gemini Master Fund, Ltd.

24 Consists of 2,000,000 shares of our common stock issuable upon conversion of the Debenture and 1,000,002 shares of our common stock issuable upon exercise of the Warrant.

25 Robert Garcia exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Lincoln Park Capital Fund, LLC.

26 Includes 192,300 shares of common stock currently issued and outstanding, 1,325,537 shares of our common stock issuable upon conversion of the Debenture and 2,500,005 shares of our common stock issuable upon exercise of the Warrant. Excludes approximately 3,674,466 shares of our common stock underlying the Debenture because such Debenture may be converted only to the extent that after giving effect to such conversion, the holder or any of its affiliates would not beneficially own in excess of 9.99% of our company’s common stock.

27 Daniel Warsh exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Serenity Now, LLC.

28 Daniel Warsh exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by MJ Fil Investments LLC.

29 Daniel Warsh exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Option Opportunities Corp.

30 Martin Messinger exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by The Messinger Foundation Inc.

31 Consists of 1,333,334 shares of our common stock issuable upon conversion of the Debenture and 666,668 shares of our common stock issuable upon exercise of the Warrant.

32 Consists of 621,655 shares of our common stock issuable upon conversion of the Debenture and 310,828 shares of our common stock issuable upon exercise of the Warrant.

33 Mark Secord and Jeffrey Jones exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Mark L. Secord & Jeffrey A. Jones Revocable Living Trust

34 Consists of 310,828 shares of our common stock issuable upon conversion of the Debenture and 155,414 shares of our common stock issuable upon exercise of the Warrant.

35 Alvin Bonnette exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Alvin Bonnette Revocable Trust

36 Consists of 155,414 shares of our common stock issuable upon conversion of the Debenture and 77,707 shares of our common stock issuable upon exercise of the Warrant.

37 Toliver Brown exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by T.J. Brown Living Trust

38 Consists of 928,776 shares of our common stock issuable upon conversion of the Debenture and 3,108,277 shares of our common stock issuable upon exercise of the Warrant. Excludes approximately 5,287,777 shares of our common stock underlying the Debenture because the Debenture may be converted only to the extent that after giving effect to such conversion, the holder or any of its affiliates would not beneficially own in excess of 9.99% of our company’s common stock.

39 Consists of 124,331 shares of our common stock issuable upon conversion of the Debenture and 62,166 shares of our common stock issuable upon exercise of the Warrant

40 Consists of 74,599 shares of our common stock issuable upon conversion of the Debenture and 37,299 shares of our common stock issuable upon exercise of the Warrant

41 Consists of 372,993 shares of our common stock issuable upon conversion of the Debenture and 186,497 shares of our common stock issuable upon exercise of the Warrant

42 Joel Cohen exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Southampton Associates LP

43 Consists of 1,243,311 shares of our common stock issuable upon conversion of the Debenture and 621,655 shares of our common stock issuable upon exercise of the Warrant

44 Consists of 62,166 shares of our common stock issuable upon conversion of the Debenture and 31,083 shares of our common stock issuable upon exercise of the Warrant

45 Jennifer Bard exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Jennifer Bard Trust UAD 6/30/2005.

46 Stuart S. Carey exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Carey Family Trust 2/7/94.

47 Carol Clark Coolidge exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Carol Clark Coolidge Trust UAD 3/13/97.

48 Dexter K. Coolidge exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Christine Elizabeth Coolidge Rev Living Trust UAD 12/9/02

49 William G. Escamilla exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by William G. Escamilla Revocable Trust UAD 7/29/2003.

50 William K. Kellogg III exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by William K. Kellogg III 1992 Trust UAD 7/24/92.

51 Henry J. Underwood exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by William Kellogg 2011 Trust DTD 1/4/2011 FBO.

52 Henry J. Underwood exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by William Kellogg 2011 Trust DTD 1/4/2011 FBO.

53 Tom Kenworthy and Nancy Kenworthy exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Tom Kenworthy & Nancy W. Kenworthy JTWROS.

54 Marvin J. Pollack exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Marvin J. Pollack Trust UAD 5/22/90.

55 Marvin J. Pollack exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Seville Enterprises LP.

56 Mary M. Schwartz exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Mary M. Schwartz Trust, UAD 9/5/2006.

57 Dale F. Snavely exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Dale F. Snavely Trust UAD 3/30/93.

58 Robert Steinbaum and Rosemary Steinbaum exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Joan W. Konner Trust DTD 12/22/98 FBO Harper.

59 Robert Steinbaum exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Steinbaum Family Trust.

60 Robert Steinbaum exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Gallo Exemption Trust DTD 12/14/1989 FBO Marshall Steinbaum.

61 Robert Steinbaum exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Gallo Exemption Trust DTD 12/14/1989 FBO Elliot Steinbaum.

62 Henry J. Underwood exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Henry J. Underwood Trust UAD 6/25/2002.

63 Henry J. Underwood exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Janet J. Underwood Trust UAD 6/25/2002.

64 John J. Vondran exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by John J. Vondran Revocable Trust UAD 1/24/2011.

65 Timothy Johnson exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Bard Micro-Cap Value Fund LP.

66 Mary A Heatter exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Mary A Heatter Trust UAD 6/28/2004.

67 Consists of 734,773 shares of our common stock issuable upon conversion of the Debenture and 367,387 shares of our common stock issuable upon exercise of the Warrant.

68Adam Stern exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by AKS Family Foundation.

69 Consists of 748,293 shares of our common stock issuable upon conversion of the Debenture and 374,147 shares of our common stock issuable upon exercise of the Warrant.

70 Doug Johnson exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Canfund Ventures Corporation.

71 Consists of 95,000 shares of our common stock that are currently issued and outstanding, 1,926,800 shares of our common stock issuable upon conversion of the Debenture and 963,402 shares of our common stock issuable upon exercise of the Warrant.

72 Doug Johnson exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Pathfinder Asset Management Inc.

73 Consists of 1,926,800 shares of our common stock issuable upon conversion of the Debenture and 963,402 shares of our common stock issuable upon exercise of the Warrant.

74 Consists of 165,000 shares of our common stock that are currently issued and outstanding, 75,000 shares issuable within 60 days of the date of this prospectus upon exercise of outstanding options, 746,707 shares of our common stock issuable upon conversion of the Debenture and 373,354 shares of our common stock issuable upon exercise of the Warrant.

75 Consists of 166,667 shares of our common stock issuable upon conversion of the Debenture and 83,334 shares of our common stock issuable upon exercise of the Warrant.

76 Consists of 333,333 shares of our common stock issuable upon conversion of the Debenture, 166,667 shares of our common stock issuable upon exercise of the Warrant and 400,000 shares of our common stock issuable upon exercise of outstanding warrants at $0.50 per share.

77 Consists of 414,001 shares of our common stock that are currently issued and outstanding, 333,333 shares of our common stock issuable upon conversion of the Debenture and 166,667 shares of our common stock issuable upon exercise of the Warrant.

78 Michael D. Watt exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Michael D. Watt Trust U/AD 3/15/2012.

79 David Willis and David Coombs exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Kalamalka Partners Ltd.

80 Consists of 1,610,500 shares of our common stock issuable upon exercise of outstanding warrants and the Warrant.

81 Greg Darroch exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Darroch Investments.

82 Consists of 1,350,000 shares of our common stock issuable upon exercise of outstanding warrants and the Warrant.

83 Consists of 675,000 shares of our common stock issuable upon exercise of outstanding warrants and the Warrant.

84 Consists of 722,500 shares of our common stock issuable upon exercise of outstanding warrants and the Warrant.

85 Consists of 325,000 shares of our common stock issuable upon exercise of outstanding warrants and the Warrant.

86 Doug Baumann exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Baumann Investments Inc.

87 Consists of 385,000 shares of our common stock issuable upon exercise of outstanding warrants and the Warrant.

88 Consists of 410,000 shares of our common stock issuable upon exercise of outstanding warrants and the Warrant.

89 Consists of 192,500 shares of our common stock issuable upon exercise of outstanding warrants and the Warrant.

90 Consists of 175,000 shares of our common stock issuable upon exercise of outstanding warrants and the Warrant.

91 Consists of 50,000 shares of our common stock issuable upon exercise of outstanding warrants and the Warrant.

Plan of Distribution

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell all or a portion of the shares of our common stock on any market upon which our common stock may be listed or quoted (currently the OTC Markets Group’s OTCQB), in privately negotiated transactions or otherwise. Such sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The shares of our common stock being offered for resale pursuant to this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

1.

block trades in which the broker or dealer so engaged will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker or dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

3.	an exchange distribution in accordance with the rules of the exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions;

6.	market sales (both long and short to the extent permitted under the federal securities laws);

7.	at the market or through market makers or into an existing market for the shares;

8.	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

9.	a combination of any aforementioned methods of sale.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of our common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of our common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of our common stock as principal may thereafter resell the shares of our common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resale, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of our common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, his, her or its broker may offer and sell the pledged shares of our common stock from time to time. Upon a sale of the shares of our common stock, we believe that the selling stockholders will comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction (or by complying with Rule 172 under the Securities Act). We will file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to the registration statement of which this prospectus forms a part will be filed disclosing the name of any broker-dealers, the number of shares of our common stock involved, the price at which our common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of our common stock.

All expenses for the prospectus and related registration statement, including legal, accounting, printing and mailing fees will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of our common stock being offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of September 2, 2014, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)

Joel Primus President, Treasurer, Secretary and Director #2 – 1315 W. 15th Ave Vancouver, BC V6H 1S2 Canada	Common Stock	5,159,613 (3)	14.07%

Alex McAulay Director 6798 Heather Street Vancouver, BC V6P 3P4 Canada	Common Stock	1,667,288 (4)	4.50%

Andrew Kaplan Director 8 Crenshaw Ct Marlboro, NJ 07746 USA	Common Stock	2,695,601 (5)	6.98%

Christopher Heyn Director 912 Hulls Farm Road Southport, CT 06490 USA	Common Stock	810,000 (6)	2.18%

Carole Hochman Chief Executive Officer, Chief Creative Officer and Director 200 East 66th St. New York, NY 10065 USA	Common Stock	5,051,889(7)	12.20%

Michael Flanagan Chief Financial Officer and Chief Operating Officer 33 Housatonic Dr. Milford, CT 06460 USA	Common Stock	Nil	Nil%

Carlos Serra Vice President Sales and Merchandising 4 Random Road, Old Greenwich, CT 06870 USA	Common Stock	Nil	Nil%

David Hochman Director 15 Weston Hill Rd, Riverside, CT 06878 USA	Common Stock	8,718,758 (8)	21.11%

Directors and Officers as a group (8 individuals)	Common Stock	24,103,149(9)	44.54%

Noble Financial Capital Markets Inc.	Common Stock	9,267,776(10)	20.31%

Selig Zises	Common Stock	4,000,002(11)	9.91%

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)

Brio Capital Master Fund Ltd.	Common Stock	4,037,053(12)	9.99%

Lincoln Park Capital Fund, LLC	Common Stock	4,017,842(13)	9.99%

Jason Strauss	Common Stock	4,000,002(14)	9.91%

Nico Pronk and Ivonne M. Letschert JTWROS	Common Stock	2,500,001(15)	6.43%

Vestal Venture Capital	Common Stock	2,600,001(16)	6.67%

The Messinger Foundation Inc.	Common Stock	3,000,002(17)	7.62%

Richard Levine	Common Stock	2,000,001(18)	5.21%

Samuel & Lexy Lionel	Common Stock	4,037,053(19)	9.99%

Canfund Ventures Corporation	Common Stock	2,985,202(20)	7.60%

Pathfinder Asset Management Inc.	Common Stock	2,890,202(21)	7.36%

(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Based on 36,373,884 shares of our common stock issued and outstanding as of September 2, 2014.

(3)	Includes 300,000 options to acquire shares of our common stock at a price of $0.25 per share, which are currently exercisable.

(4)	Includes 700,000 options to acquire shares of our common stock at a price of $0.25 per share, which are currently exercisable.

(5)

Includes rights to acquire 1,497,067 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which are currently exercisable and warrants to acquire 748,534 shares of our common stock at a price of $0.15 per share, which are currently exercisable.

(6)

Includes rights to acquire 333,333 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which are currently exercisable, warrants to acquire 166,667 shares of our common stock at a price of $0.15 per share, which are currently exercisable and 225,000 shares of common stock that have not yet been issued but are committed to be issued to Mr. Heyn in connection with his appointment as a director.

(7)

Includes 347,222 options to acquire shares of our common stock at a price of $0.128 per share, which are exercisable within 60 days and warrants to acquire 4,704,667 shares of our common stock at a price of $0.15 per share, which are currently exercisable. Excludes rights to acquire approximately 9,409,333 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which are currently exercisable only to the extent that after giving effect to such conversion, the holder or any of its affiliates would not beneficially own in excess of 9.99% of our company’s common stock.

(8)

Includes rights to acquire 1,810,653 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which are currently exercisable, and warrants to acquire 905,327 shares of our common stock at a price of $0.15 per share, which are currently exercisable and 6,002,778 options to acquire shares of our common stock at a price of $0.128 per share, which are exercisable within 60 days by Carole S. Hochman Trust, over which Mr. Hochman exercises control along with his sister, Ms. Sara Allard.

(9)

Includes 225,000 shares of common stock that have not yet been issued but are committed to be issued to Mr. Heyn in connection with his appointment as a director, an aggregate of 1,000,000 options to acquire shares of our common stock at a price of $0.25 per share, which are currently exercisable, an aggregate of 7,350,000 options to acquire shares of our common stock at a price of $0.128 per share, which are exercisable within 60 days, aggregate rights to acquire 3,641,053 shares of our common stock at a price of $0.075 per share pursuant to convertible senior secured debentures, which are currently exercisable, and aggregate warrants to acquire 6,525,195 shares of our common stock at a price of $0.15 per share, which are currently exercisable. Excludes rights to acquire approximately 9,409,333 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which are currently exercisable only to the extent that after giving effect to such conversion, the holder or any of its affiliates would not beneficially own in excess of 9.99% of our company’s common stock.

(10)

Includes warrants to acquire 6,178,527 shares of our common stock at a price of $0.075 per share and warrants to acquire 3,089,249 shares of our common stock at a price of $0.15 which are currently exercisable.

(11)

Includes warrants to acquire 1,333,336 shares of our common stock at a price of $0.15 per share, which are currently exercisable and rights to acquire 2,666,666 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which is currently exercisable.

(12)

Includes warrants to acquire 2,000,004 shares of our common stock at a price of $0.15 per share, which are currently exercisable and rights to acquire approximately 2,037,049 shares of our common stock that are currently exercisable pursuant to a convertible senior secured debenture. Excludes rights to acquire approximately 1,962,952 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which are currently exercisable only to the extent that after giving effect to such conversion, the holder or any of its affiliates would not beneficially own in excess of 9.99% of our company’s common stock.

(13)

Includes warrants to acquire 2,500,005 shares of our common stock at a price of $0.15 per share, which are currently exercisable and rights to acquire approximately 1,325,537 shares of our common stock that are currently exercisable pursuant to a convertible senior secured debenture. Excludes rights to acquire approximately 3,674,466 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which are currently exercisable only to the extent that after giving effect to such conversion, the holder or any of its affiliates would not beneficially own in excess of 9.99% of our company’s common stock.

(14)

Includes warrants to acquire 1,333,334 shares of our common stock at a price of $0.15 per share, which are currently exercisable and rights to acquire 2,666,668 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which is currently exercisable.

(15)

Includes warrants to acquire 833,334 shares of our common stock at a price of $0.15 per share, which are currently exercisable and rights to acquire 1,666,667 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which is currently exercisable.

(16)

Includes warrants to acquire 866,667 shares of our common stock at a price of $0.15 per share, which are currently exercisable and rights to acquire 1,733,334 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which is currently exercisable.

(17)

Includes warrants to acquire 1,000,001 shares of our common stock at a price of $0.15 per share, which are currently exercisable and rights to acquire 2,000,001 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which is currently exercisable.

(18)

Includes warrants to acquire 666,667 shares of our common stock at a price of $0.15 per share, which are currently exercisable and rights to acquire 1,333,334 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which is currently exercisable.

(19)

Includes 928,776 shares of our common stock issuable upon conversion of the Debenture and 3,108,277 shares of our common stock issuable upon exercise of the Warrant. Excludes rights to acquire approximately 5,287,777 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which are currently exercisable only to the extent that after giving effect to such conversion, the holder or any of its affiliates would not beneficially own in excess of 9.99% of our company’s common stock.

(20)

Includes 95,000 shares of common stock currently issued and outstanding, warrants to acquire 963,401 shares of our common stock at a price of $0.15 per share, which are currently exercisable and rights to acquire 1,926,801 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which is currently exercisable.

(21)

Includes warrants to acquire 963,401 shares of our common stock at a price of $0.15 per share, which are currently exercisable and rights to acquire 1,926,801 shares of our common stock at a price of $0.075 per share pursuant to a convertible senior secured debenture, which is currently exercisable.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

Transactions with Related Persons, Promoters and Certain Control Persons and Corporate Governance

Other than as set forth below, since February 1, 2011, there has been no transaction, or currently proposed transaction, in which our company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any of the following persons had or will have a direct or indirect material interest:

(i)	Any of our directors or officers;

(ii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

(iii)

Any person who acquired control of our company when it was a shell company or any person that is part of a group, consisting of two or more persons that agreed to act together for the purpose of acquiring, holding, voting or disposing of our common stock, that acquired control of Naked Brand Group Inc. when it was a shell company; and

(iv)	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

On June 10, 2014, Carole Hochman, our Chief Executive Officer, Chief Creative Officer and a director of our company, (1) purchased 17 units of our securities at a price of $25,000 per unit and (2) exchanged a 6% senior secured convertible notes in the principal amount of $252,630, being the principal and accrued interest due under such note, for the issuance of 11.2 units of our securities at a price of $25,000 per unit at an exchange rate equal to 90% of the purchase price paid in the Offering. Each unit consisted of (i) a 6% convertible senior secured debenture in the principal amount of $25,000 and (ii) warrants to purchase 166,667 of our common shares at an exercise price of $0.15 per share, subject to certain adjustment as set out in the warrant agreement.

On June 10, 2014, David Hochman, a director of our company, (1) purchased 2 units of our securities at a price of $25,000 per unit and (2) exchanged a 6% senior secured convertible notes in the principal amount of $77,219, being the principal and accrued interest due under such note, for the issuance of 11.2 units of our securities at a price of $25,000 per unit at an exchange rate equal to 90% of the purchase price paid in the Offering. Each unit consisted of (i) a 6% convertible senior secured debenture in the principal amount of $25,000 and (ii) warrants to purchase 166,667 of our common shares at an exercise price of $0.15 per share, subject to certain adjustment as set out in the warrant agreement.

On June 10, 2014, Andrew Kaplan, a director of our company exchanged a 6% senior secured convertible notes in the principal amount of $101,052, being the principal and accrued interest due under such note, for the issuance of 4.49 units of our securities at a price of $25,000 per unit at an exchange rate equal to 90% of the purchase price paid in the Offering. Each unit consisted of (i) a 6% convertible senior secured debenture in the principal amount of $25,000 and (ii) warrants to purchase 166,667 of our common shares at an exercise price of $0.15 per share, subject to certain adjustment as set out in the warrant agreement.

On July 8, 2014, Chris Heyn, a director of our company, purchased 1 unit of our securities at a price of $25,000 per unit. Each unit consisted of (i) a 6% convertible senior secured debenture in the principal amount of $25,000 and (ii) warrants to purchase 166,667 of our common shares at an exercise price of $0.15 per share, subject to certain adjustment as set out in the warrant agreement.

On June 6, 2014, our board of directors granted options to purchase 2,880,000 of our common shares to David Hochman, a director of our company pursuant his appointment as a director of our Company, and options to purchase 1,440,000 of our common shares to Andrew Kaplan, a director of our company. The options carry an exercise price of $0.128 per share and shall vest annually over a period of four years from the date of grant, commencing on the first anniversary of the grant date.

On June 6, 2014, in connection with the appointment of Carole Hochman as our Chief Executive Officer and Chief Creative Officer and director, we entered into an employment agreement for a term of three years whereby (a) we shall pay Ms. Hochman a base salary of $400,000 per year, provided Ms. Hochman will forgo the first twelve months of the base salary; (b) Ms. Hochman received a sign-on stock option grant to purchase 57,150,000 shares of our common shares, with each option exercisable at $0.128 per share and vesting in equal monthly instalments over a period of three years from June 10, 2014; (c) Ms. Hochman will be eligible to receive an annual cash bonus for each whole or partial year during the employment term payable based on the achievement of one or more performance goals established annually by our board of directors; (d) Ms. Hochman will be entitled to participate in our company’s employee benefit plans; and (e) Ms. Hochman will be entitled to an annual expense allowance.

In connection with the appointment of Michael Flanagan as our Chief Financial Officer, we entered into an employment agreement commencing June 6, 2014 for a term of four years whereby (a) we shall pay Mr. Flanagan a base salary of $200,000 per year; (b) Mr. Flanagan received a sign-on stock option grant to purchase 2,800,000 of our common shares, with each option exercisable at $0.128 per share and vesting annually over a period of four years from the date of grant; and (c) Mr. Flanagan will be entitled to participate in our company’s employee benefit plans.

In connection with the appointment of Carlos Serra, we entered into an employment agreement commencing June 6, 2014 for a term of four years whereby (a) we shall pay Mr. Serra a base salary of $175,000 per year; (b) Mr. Serra received a sign-on stock option grant to purchase 3,700,000 of our common shares, with each option exercisable at $0.128 per share and vesting annually over a period of four years from the date of grant; and (c) Mr. Serra will be entitled to participate in our company’s employee benefit plans.

Director Independence

We currently act with six directors consisting of Carole Hochman, Joel Primus, Alex McAulay, Andrew Kaplan, Christopher Heyn and David Hochman. Our common stock is quoted on the OTCQB operated by the OTC Markets Group, which does not impose any director independence requirements. Under NASDAQ Marketplace Rule 5605(a)(2), a director is not considered to be independent if he is also an executive officer or is, or at any time during the past three years, was an employee of the company. Under this rule, Carole Hochman and Joel Primus are not independent because Ms. Hochman is our Chief Executive Officer and Chief Creative Officer and Mr. Primus is our President and former Chief Executive Officer. Alex McAulay is not independent because Mr. McAulay was our treasurer, chief financial officer and secretary. David Hochman is not independent because he is Ms. Hochman’s son. Under this rule, Andrew Kaplan and Christopher Heyn are independent.

Legal Proceedings

We know of no material, existing or pending legal proceedings to which our company or our subsidiary is a party or of which any of their property is subject. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder holding more than 5% of our shares, is an adverse party or has a material interest adverse to our or our subsidiary’s interest.

Legal Matters

Clark Wilson LLP, of Suite 900 – 885 West Georgia Street, Vancouver, British Columbia, Canada] has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Experts

The consolidated financial statements as of January 31, 2014 and 2013 and for each of the two years in the period ended January 31, 2014 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO Canada LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Interest of Named Experts and Counsel

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingency basis. Also, at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

Financial Statements

Financial Statements For the Years Ended January 31, 2014 and 2013

Financial Statements for the Three Months Ended April 30, 2014 and 2013

Interim Condensed Consolidated Balance Sheets as of April 30, 2014 and January 31, 2014	F-47

Interim Condensed Consolidated Statements of Comprehensive Loss for the Three Months Ended April 30, 2014 and 2013	F-48

Interim Condensed Consolidated Statement of Changes in Stockholders’ Equity (Capital Deficit) for the Three Months ended April 30, 2014 and for the Year Ended January 31, 2014	F-49

Interim Condensed Consolidated Statements of Cash Flows for the Three Months Ended April 30, 2014 and 2013	F-50

Notes to the Condensed Consolidated Interim Financial Statements	F-52

Tel: 604 688 5421 Fax: 604 688 5132 www.bdo.ca	BDO Canada LLP 600 Cathedral Place 925 West Georgia Street Vancouver BC V6C 3L2 Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Naked Brand Group Inc.

We have audited the accompanying consolidated balance sheets of Naked Brand Group Inc. as of January 31, 2014 and 2013 and the related consolidated statements of loss and comprehensive loss, stockholders’ equity (capital deficit), and cash flows for the years ended January 31, 2014 and 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Naked Brand Group Inc. at January 31, 2014 and 2013 and the results of its operations and its cash flows for the years ended January 31, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had a working capital deficiency, is in default with respect to certain loan agreements and expects to incur further losses in the development of its business. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO CANADA LLP

Chartered Accountants
Vancouver, Canada

May 14, 2014

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Consolidated Financial Statements

Naked Brand Group Inc.
Consolidated Balance Sheets
(Expressed in US Dollars)

As of January 31,	2014	2013

ASSETS
Current assets
Cash	$67,478	$43,780
Accounts receivable, net of allowance for doubtful accounts of $1,652 and $4,899, respectively	68,859	404,713
Advances receivable (Note 9)	50,000	-
Inventory (Note 6)	604,046	236,150
Prepaid expenses	70,666	47,148

Total current assets	861,049	731,791

Equipment, net (Note 7)	6,300	1,842
Intangible assets, net (Note 8)	39,877	55,414
Deferred financing fees (Note 11)	65,539	198,538

TOTAL ASSETS	$972,765	$987,585

LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

Current liabilities
Accounts payable and accrued liabilities (Note 9)	$639,099	$306,467
Related party payables (Note 9)	-	13,916
Promissory notes payable (Note 10)	397,422	-
Current portion of convertible promissory notes (Note 11)	1,022,294	483,950
Derivative financial instruments (Note 12)	241,618	-
Total current liabilities	2,300,433	804,333
Convertible promissory notes (Note 11)	1,670	-

TOTAL LIABILITIES	2,302,103	804,333

STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
Common stock (Note 14)
Authorized 100,000,000 common shares, par value $0.001 per share (January 31, 2013: 100,000,000 common shares, par value $0.001 per share) Issued and outstanding 34,728,139 common shares (January 31, 2013: 28,522,000)	34,728	28,522
Common stock to be issued (Note 14)	7,500	3,750
Accumulated paid-in capital	4,874,095	2,158,151
Accumulated deficit	(6,239,416)	(2,000,926)
Accumulated other comprehensive income (loss)	(6,245)	(6,245)

Total stockholders' equity (capital deficit)	(1,329,338)	183,252

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$972,765	$987,585

The accompanying notes are an integral part of these consolidated financial statements.

Naked Brand Group Inc.
Consolidated Statements of Comprehensive Loss
(Expressed in US Dollars)

for the year ended January 31,	2014	2013

Net sales (Note 16)	$639,107	$566,508

Cost of sales	587,639	342,659

Gross profit	51,468	223,849

Operating Expenses
General and administrative expenses	2,830,661	1,440,255
Foreign exchange	14,426	23,752

Total operating expenses	2,845,087	1,464,007

Operating loss	(2,793,619)	(1,240,158)

Other income (expense)
Interest	(77,381)	(34,853)
Accretion of debt discounts and finance charges (Notes 10 and 11)	(737,595)	(57,985)
Derivative expense (Note 12)	(170,500)	-
Loss on extinguishment of debt (Note 11 (i))	(468,753)	-
Change in fair value of derivative financial instruments (Note 12)	9,358	-
Total other income (expense)	(1,444,871)	(92,838)
Net loss for the period	$(4,238,490)	$(1,332,996)

Other comprehensive income (expense)
Foreign currency translation adjustments, net of tax	-	3,227

Comprehensive loss	$(4,238,490)	$(1,329,769)

Basic and diluted net loss per share (Note 3)	$(0.14)	$(0.07)

Weighted average shares used in computing basic and diluted net loss per share	31,418,517	20,363,483

The accompanying notes are an integral part of these consolidated financial statements.

Naked Brand Group Inc.
Consolidated Statement of Changes in Stockholders’ Equity (Capital Deficit)
(Expressed in US Dollars)

						Accumulated		Total
			Accumulated			Other		Stockholders'
	Common Stock		Paid-in	Common stock	Accumulated	Comprehensive		Equity
	Shares	Amount	Capital	to be issued	Deficit	Income (Loss)		(Deficiency)
Balance - January 31, 2012	6,069,251	$638,972	$-	$-	$(667,930)	$(9,472	) $	(38,430)
Issuance of common stock for services, Class E, net	161,068	42,206	-	-	-	-		42,206
Issuance of common stock for extinguishment of debt, Class E, net	63,321	15,486						15,486
Exchange of shares	7,206,360	(683,164)	683,164	-	-	-		-
Acquisition of Search by Headlines.com Corp.	13,508,000	13,508	602,783	-	-	-		616,291
Modification of share purchase warrants	-	-	20,000	-	-	-		20,000
Finders fee	-	-	(34,951)	-	-	-		(34,951)
Private placement - at $0.50 (Note 14 (i) and (ii))	214,000	214	106,786	-	-	-		107,000
Private placement - at $0.25 (Note 14 (iii), (iv), (v) and (vi))	1,300,000	1,300	324,716	-	-	-		326,016
Offering costs	-	-	(21,055)	-	-	-		(21,055)
Issuance of detachable warrants (Note 11 (i))	-	-	20,940	-	-	-		20,940
Agent's warrants - convertible promissory notes (Note 11 (i))	-	-	237,500	-	-	-		237,500
Stock based compensation (Note 14)	-	-	218,268	3,750	-	-		222,018
Changes in foreign currency translation gains and losses	-	-	-	-	-	3,227		3,227
Net loss	-	-	-	-	(1,332,996)	-		(1,332,996)
Balance - January 31, 2013	28,522,000	$28,522	$2,158,151	$3,750	$(2,000,926)	$(6,245	) $	183,252
Shares issued pursuant to private placement repricing (Note 14 (i))	214,000	214	239,466	-	-	-		239,680
Shareholder dividend (Note 14 (i))	-	-	(239,680)	-	-	-		(239,680)
Private placements (Notes 14 (ii), (iii) and (v))	3,333,000	3,333	679,917	-	-	-		683,250
Offering costs (Note 14 (ii))	-	-	(26,610)	-	-	-		(26,610)
Shares issued/to be issued in exchange for services rendered (Note 14 (iv), (vi), (ix), (xii) and (xiii))	644,843	645	143,644	3,750	-	-		148,039
Modification of convertible debt terms and warrants (Note 11 (i))	-	-	485,704	-	-	-		485,704
Shares issued/to be issued in connection with promissory notes (Notes 10 (ii), (iv), (v), 11 (ii), and 14 (vii))	402,000	402	132,118	-	-	-		132,520
Warrants issued in connection with promissory notes (Note 11 (ii))			18,400					18,400
Shares issued under equity line with Lincoln Park (Note 13)	1,519,500	1,520	298,480	-	-	-		300,000
Less: issuance costs (Note 13)	-	-	(58,656)	-	-	-		(58,656)
Shares issued in settlement of debt (Notes 14 (vi), (x) and (xi))	92,796	92	7,221					7,313
Issuance of detachable warrants (Note 11 (i))	-	-	41,225	-	-	-		41,225
Beneficial conversion feature (Note 11 (i))	-	-	17,600	-	-	-		17,600
Agent's warrants - convertible promissory notes (Note 11 (i))	-	-	67,600	-	-	-		67,600
Derivative financial instrument reclassification (Note 12)	-	-	177,900	-	-	-		177,900
Stock based compensation (Note 14)	-	-	731,615	-	-	-		731,615
Net loss for the period	-	-	-	-	(4,238,490)	-		(4,238,490)
Balance, January 31, 2014	34,728,139	$34,728	$4,874,095	$7,500	$(6,239,416)	$(6,245)		$(1,329,338)

The accompanying notes are an integral part of these consolidated financial statements.

Naked Brand Group Inc.
Consolidated Statements of Cash Flows
(Expressed in US Dollars)

For the year ended January 31,	2014	2013

Cash flows from operating activities
Net loss	$(4,238,490)	$(1,332,996)
Adjustments to reconcile net loss to net cash
used in operating activities:
Provision for doubtful accounts	(3,247)	3,443
Depreciation and amortization	22,748	11,685
Other items not involving cash (Schedule 1)	2,218,214	336,209
Unrealized foreign exchange	(2,984)	-
Increase (decrease) in cash resulting from change in:
Accounts receivable	339,101	(335,933)
Advances receivable	(50,000)	-
Prepaid expenses	(23,518)	(42,837)
Inventory	(367,896)	(166,456)
Accounts payable	356,974	60,301
Finance fees paid in connection with debt extinguishment	(2,520)	-
Net cash used in operating activities	(1,751,618)	(1,466,584)

Cash flows from investing activities
Acquisition of intangible assets	(5,517)	(40,004)
Purchase of equipment	(6,230)	(2,968)
Cash acquired from Search By Headlines.com Corp.	-	386,790
Net cash provided by (used in) investing activities	(11,747)	343,818

Cash flows from financing activities
Proceeds from share issuances	983,250	433,016
Less: Offering costs	(85,266)	(21,055)
Advances from Search by Headlines.com Corp prior to the merger	-	325,000
Acquisition costs	-	(34,951)
Proceeds from the issuance of promissory notes	571,122	-
Repayments of promissory notes	(199,897)	(9,193)
Proceeds from convertible promissory notes	958,500	500,000
Repayments of convertible promissory notes	(381,177)	-
Less: Debt offering costs	(45,553)	-
Repayments on debt factoring arrangements	-	(31,555)
Repayments of related party payables	(13,916)	(48,883)
Net cash provided by financing activities	1,787,063	1,112,379

Effect of exchange rate changes on cash	-	3,811

Net increase (decrease) in cash	23,698	(6,576)
Cash at beginning of the period	43,780	50,356
Cash at end of the period	$67,478	$43,780

The accompanying notes are an integral part of these consolidated financial statements.

Naked Brand Group Inc.
Consolidated Statements of Cash Flows
(Expressed in US Dollars)

Supplemental Cash Flow Information

Cash paid during the period for:
Interest	$65,148	$24,517
Taxes	-	-
Non-cash financing activities:
Extinguishment of accounts payable with equity	$39,820	$15,486
Conversion of related party payable to equity	-	375,000
Accounts payable - Search By Headlines.com Corp	-	153,632
Discount on debt financing	127,220	20,940
Deferred financing costs	88,400	237,500
Repayment of promissory note through issuance of new promissory note	21,562	-

Schedule 1 to the Statements of Cash Flows

Year ended January 31,	2014	2013

Profit and loss items not involving cash consists of:
Shares issued for services	$140,539	$-
Shares to be issued in exchange for services	7,500	45,956
Loss on extinguishment of debt	468,753	-
Stock based compensation	731,615	238,268
Derivative expense	170,500	-
Change in fair value of derivative	(9,358)	-
Amortization of deferred financing fees	269,472	38,962
Interest capitalized to convertible debt	1,365	-
Shares issued as penalty under debt agreements	2,900	-
Interest on Search by Headlines.com Corp loan forgiven	-	8,133
Accretion of debt discount	434,928	4,890

	$2,218,214	$336,209

The accompanying notes are an integral part of these consolidated financial statements.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

1.        Organization and Nature of Business

Naked Brand Group Inc. (the “Company”) was incorporated in the State of Nevada on May 17, 2005, as Search By Headlines.com Corp. with 100,000,000 authorized common shares with a par value of $0.001 per share. During the year ended July 31, 2010, the Company ceased operations as a specialized internet search engine that featured news in a format that allowed users to search or submit news by headline. On July 30, 2012, the Company closed an Acquisition Agreement with Naked Inc. (formerly Naked Boxer Brief Clothing Inc.) (“Naked”) whereby Naked’s owners became the sole directors of the Company and Naked stockholders exchanged their shares for a total of 13.5 million shares of the Company, representing 50% of the Company (the “Acquisition”). On the same date, the entire management of Naked became the entire management of the Company. Effective August 29, 2012, the Company completed a merger with a subsidiary, Naked Brand Group Inc., a Nevada corporation, which was incorporated solely to effect a change of name. As a result, the Company changed its name from “Search By Headlines.com Corp.” to “Naked Brand Group Inc.”.

Naked was incorporated under the federal laws of Canada on May 21, 2009 as In Search of Solutions Inc. and changed its corporate name on May 17, 2010 to Naked Boxer Brief Clothing Inc. On February 20, 2013, Naked changed its name to Naked Inc. Naked commenced business operations on February 1, 2010 as a manufacturer and seller of direct and wholesale undergarments in Canada to consumers and retailers and has been realizing revenues from its operations since September, 2010.

As a result of the Acquisition, Naked became a wholly-owned subsidiary of the Company and the Company’s business became the manufacture and sales of direct and wholesale undergarments in Canada and the United States to consumers and retailers. The Company operates out of Abbotsford, British Columbia, Canada.

2.        Ability to Continue as a Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its obligations and commitments in the normal course of operations. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

As at January 31, 2014, the Company had not yet achieved profitable operations, had a working capital deficiency, was in default with respect to certain loan agreements (Note 11 (i)) and expects to incur further losses in the development of its business, which casts substantial doubt about the Company’s ability to continue as a going concern. To remain a going concern, the Company will be required to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations as they come due. Management plans to obtain the necessary financing through the issuance of equity or debt to existing shareholders. Should the Company not be able to obtain this financing, it may need to substantially scale back operations or cease business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

3.        Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Accounting

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Naked. All inter-company transactions and balances were eliminated.

Reporting Currency and Foreign Currency

The functional currency of the Company is the US dollar. Transaction amounts denominated in foreign currencies are translated into their US dollar equivalents at exchange rates prevailing at the transaction dates. Foreign currency gains and losses on transactions or settlements are recognized in the consolidated statement of operations.

The functional currency of Naked changed from Canadian dollars to US dollars on November 1, 2012, triggered by a shift in cash flows from operations and an accumulation of other factors. Balances denominated in foreign currencies were re-measured at the date of change using the exchange rate in effect on that date. Revenue and expense items were translated at average rates for the period up to the date of change and translation adjustments accumulated in other comprehensive income up to the date of change were retained in that account.

These financial statements have been presented in US dollars, which is the Company’s reporting currency. Prior to the change in functional currency during the year ended January 31, 2013, financial statements of foreign operations for which the functional currency is the local currency are translated into US dollars with assets and liabilities translated at the current rate on the balance sheet date and revenue and expense items translated at the average rates for the period. Translation adjustments are recorded as accumulated other comprehensive income (loss) in stockholders’ equity.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with GAAP.

Segment Reporting

The Company used several factors in identifying and analyzing reportable segments, including the basis of organization, such as differences in products and services, and geographical areas. Our chief operating decision makers review financial information presented on a consolidated basis for the purposes of making operating decisions and assessing financing performance. Accordingly, the Company has determined that as of January 31, 2014 and 2013, there is only a single reportable operating segment.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

The Company operates in one industry, the manufacture and sale of direct and wholesale undergarments. Revenues from external customers are all derived from customers located within North America as follows:

	2014	2013

United States	$394,867	$410,012
Canada	244,240	156,496

	$639,107	$566,508

At January 31, 2014 and 2013 substantially all of the Company’s long-lived assets were located in Canada.

Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Sales are recorded when title and risk of loss has passed to the customer, when persuasive evidence of a sales arrangement exists, the selling price is fixed and determinable and collectability is reasonable assured.

Accounts receivables consist of amounts due from customers and are recorded upon the shipment of product to customers. Credit terms are extended to customers in the normal course of business and no collateral is required. The Company estimates an allowance for doubtful accounts based on historical losses, the existing economic conditions and the financial stability of its customers. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Inventory

Inventory is stated at the lower of cost or market value. Cost is determined using the weighted average method, which under the circumstances, management believes will provide for the most practical basis for the measurement of periodic income. Management periodically reviews inventory for slow moving or obsolete items and considers realizability based on the Company’s marketing strategies and sales forecasts to determine if an allowance is necessary. If market value is below cost then an allowance is created to adjust the inventory carrying amount to reflect this.

Equipment

E equipment is recorded at cost. Equipment is depreciated using the straight-line method over the estimated useful lives.

The estimated useful lives for each asset group are as follows:

Years

Furniture and equipment	4
Computer equipment	2

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

At the time depreciable property is retired or otherwise disposed of the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations.

Intangible Assets

Indefinite-life intangible assets, consisting of costs to acquire trademarks with an indefinite life, are recorded at cost, net of impairment charges, if applicable. No amortization has been taken on indefinite life intangible assets. Indefinite-life intangible assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Website Costs

The Company recognizes the costs associated with developing a website in accordance with ASC Topic 350–40. Relating to website development costs, the Company follows the guidance pursuant to ASC Topic 350–50.

Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Internal and external costs incurred to develop internal–use computer software during the application development stage are capitalized. Training costs are not internal–use software development costs and, if incurred during this stage, are expensed as incurred.

These capitalized costs are amortized based on their estimated useful life over two years.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the related carry amounts may not be recoverable. Such a review involves assessing qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that a long-lived asset is impaired.

If the Company assesses that there is a likelihood of impairment, then the Company will perform a quantitative analysis comparing the carrying value of the assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date for the amount by which the carrying amount of the asset exceeds its fair value. Management has determined that no impairment currently exists.

Shipping and Handling Costs

Costs associated with the Company’s third-party shipping, warehousing and handling activities are included within operating expenses on the income statement.

(i)

Shipping costs associated with marketing related promotions are included as a component of general and administrative expenses as office and miscellaneous expense. These shipping costs were $41,696 for the year ended January 31, 2014 ($36,142 for the year ended January 31, 2013).

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

(ii)	Shipping costs billed to customers are recorded as revenues and related out-bound shipping costs incurred by the Company are recorded as cost of sales.

(iii)

Warehousing and handling costs, and shipping costs associated with transfers of inventory to and from third party warehouses to the Company’s warehouse are included in general and administrative expense as warehouse management. These warehousing, shipping and handling costs were $104,580 for the year ended January 31, 2014 ($45,452 for the year ended January 31, 2013).

Advertising Expense

The Company expenses advertising costs to operations during the year in which they were incurred. The Company expensed $60,011 and $68,122 related to advertising for the years ended January 31, 2014 and 2013, respectively.

Income Taxes

The current income tax represents the amount of income taxes expected to be paid or the benefit expected to be received for the current year taxable income or loss. Deferred income taxes are recognized for the future tax consequences of temporary differences arising between the carrying value of assets and liabilities for financial statement and tax reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

The Company recognizes the impact of a tax position in the consolidated financial statements if the position is more likely than not to be sustained upon examination on the technical merits of the position. The Company’s policy is to recognize interest accrued related to unrecognized tax benefits and penalties as income tax expense. The Company has no uncertain tax positions as of January 31, 2014 and 2013, respectively; consequently no interest or penalties have been accrued by the Company.

Fair Value of Financial Instruments

The Company accounts for its financial assets and liabilities in accordance with ASC Topic 820, Fair Value Measurements and Disclosures. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy contains three levels of inputs that may be used to measure fair value as follows:

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities;

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals;

Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, notes payable, related party payables and convertible promissory notes. Other than convertible promissory notes, the fair values of these financial instruments approximate their respective carrying values because of the short maturity of these instruments. The Company determined that the aggregate fair value of notes payable outstanding at January 31, 2014, based on Level 2 inputs in the fair value hierarch, was equal to their aggregate book value based on the short maturities and current borrowing rates available to the Company.

The fair value of the Company’s convertible promissory notes is based on Level 3 inputs in the fair value hierarchy. The Company calculated the fair value of these notes by discounting future cash flows using rates representative of current borrowing rates for debt instruments without a conversion feature and by using the Black Scholes option pricing model to determine the fair value of the conversion feature using the following assumptions:

	2014	2013
Risk-free interest rate	0.05%	0.21%
Expected life (years)	0.36	1.54
Expected volatility(1)	212.64%	219.86%
Stock price	$0.08	$0.25
Dividend yields	0.00%	0.00%

(1) Where the Company has insufficient historical data on which to estimate expected future share price volatility, the Company has estimated expected share price volatility based on the historical share price volatility of comparable entities.

The Company determined that the fair value of the convertible promissory notes at January 31, 2014 was $1,209,300 (2013: $596,000) based on a market interest rate of 18%.

Derivative Financial Instruments

The Company evaluates its convertible debt and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815 Derivatives and Hedging. These derivatives may be included in these contracts to provide favourable terms to induce investment into the Company while preserving cash flows. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market at each balance sheet date and recorded as a liability and the change in fair value is recorded in the consolidated statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instruments that become subject to reclassification are reclassified at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company uses the binomial option pricing model to value derivative liabilities. This model uses Level 3 inputs in the fair value hierarchy established by ASC 820 Fair Value Measurement

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Actual results could materially differ from those estimates. The most significant estimates made by the Company are those relating to uncollectible receivables, inventory valuation and obsolescence, and product returns.

Loss per share

Earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented.

The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period.

EPS for convertible debt is calculated under the “if-converted” method. Under the if converted method, EPS is calculated as the more dilutive of EPS (i) including all interest (both cash interest and non-cash discount amortization) and excluding all shares underlying the Notes or; (ii) excluding all interest and costs directly related to the convertible debt (both cash interest and non-cash discount amortization) and including all shares underlying the convertible debt. For the years ended January 31, 2014 and 2013, diluted EPS was calculated by including interest expense related to the convertible debt and excluding the shares underlying the convertible debt.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Net loss per share was determined as follows:

	2013	2012
Numerator
Net loss	$(4,238,490)	$(1,332,996)
Less: Shareholder dividend – Note 14(i)	(239,680)	-
	$(4,478,170)	$(1,332,996)
Denominator
Weighted average common shares outstanding	31,418,517	20,363,483
Basic and diluted net loss per share	$(0.14)	$(0.07)

Anti-dilutive securities not included in diluted
loss per share relating to:
Warrants and options outstanding	6,775,446	4,047,506
Convertible debt	9,651,379	666,667
	16,426,825	4,714,173

Accounting for Stock-Based Compensation

ASC Topic 718, Compensation – Stock Compensation, requires that compensation expense for employee stock-based compensation be recognized over the requisite service period based on the fair value of the award, at the date of grant.

The Company accounts for the granting of equity based awards to employees using the fair value method whereby all awards to employees will be recorded at fair value on the date of the grant. The fair value of all equity based awards is expensed over their vesting period with a corresponding increase to additional paid in capital. The fair value of equity based awards is estimated using the most recent share offering of the same or similar share classes (approximate market value). Compensation costs for stock-based payments to employees with graded vesting are recognized on a straight-line basis.

Based on guidance in ASC 505-50, stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. The fair value of stock-based payments to non-employees is periodically re-measured until the counterparty performance is complete, and any change therein is recognized over the vesting period of the award. Compensation costs for stock-based payments with graded vesting are recognized on a straight-line basis. The cost of the stock-based payments to non-employees that are fully vested and non-forfeitable as at the grant date are measured and recognized at that date, unless there is a contractual term for services in which case such compensation would be amortized over the contractual term.

New Accounting Pronouncements

There are no new accounting pronouncements that the Company recently adopted or are pending the Company’s adoption that are expected to have a material impact on the Company’s results of operations, financial position or cash flows.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

4.        Reverse Acquisition

On July 30, 2012, the Company closed the Acquisition pursuant to an Acquisition Agreement with Naked and SBH Acquisition Corp., the Company’s former subsidiary, whereby the Company acquired 100% of the issued and outstanding shares of Naked in exchange for 13,500,000 shares of common stock of the Company. Concurrent with the closing, 100,000 share purchase warrants outstanding, exercisable into 100,000 shares of common stock of Naked at $0.75 per share, were converted into warrants entitling the holders to purchase 214,506 shares of the Company’s common stock at an exercise price of $0.75 per share until July 30, 2014. The Company recorded an incremental value of $20,000 to general and administrative expenses as a result of this modification.

To facilitate the Acquisition, Naked agreed to: (i) continue from the federal jurisdiction of Canada to the jurisdiction of the State of Nevada and (ii) merge with the Company’s subsidiary, SBH Acquisition Corp., with Naked remaining as the surviving corporation. The continuation of Naked from Canada to the State of Nevada was completed on July 27, 2012 and the merger of Naked and SBH Acquisition Corp., with Naked as the surviving corporation, was completed on July 30, 2012. As a result of the foregoing, Naked became a wholly-owned subsidiary of the Company.

As the former stockholders of Naked now control 50% of the issued and voting shares of the Company and former management of Naked comprise more than 50% of the Board of Directors of the Company, the transaction was accounted for as a reverse acquisition and recapitalization of Naked. As Naked is deemed to be the acquirer for accounting purposes, its assets and liabilities are included in the consolidated balance sheet for the continuing entity at their historical carrying values and these consolidated financial statements are presented as a continuation of Naked.

The Company’s assets, liabilities and results of operations have been included in these consolidated financial statements from July 30, 2012, the date of the Acquisition.

For accounting purposes, the transaction is reflected as a recapitalization of Naked and consideration for the Acquisition was deemed to be the book value of the net assets of the Company acquired on July 30, 2012, which approximates their fair values. The net identifiable assets of the Company at the date of the Acquisition were as follows:

Cash & receivable	$386,790
Accounts payable and advances payable	(108,789)
Due to a related party	(44,843)

Net assets acquired	$233,158

The carrying value of the net assets acquired was credited to the share capital of the combined entity. $375,000 in advances made to Naked in conjunction with the Acquisition, plus $8,133 in accrued interest, was debited against net assets as this was included in the portion of proceeds. In addition, acquisition costs of $34,951 paid were recorded as a charge against the equity of Naked balance sheets for the continuing entity at their historical carrying values and these consolidated financial statements are presented as a continuation of Naked.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

5.        Accounts Receivable

On October 6 2011, the Company entered into a factoring agreement with Liquid Capital Exchange Corp (“the factor”) whereby it sells select accounts receivable with recourse. The factor purchases eligible accounts receivable at a discount of 3.75% and is further discounted by 1/8 of 1% if the number of days elapsed from the date of purchase of the receivable exceeds 28 days. The Company bears the risk of credit loss on the receivables at all times. These receivables are accounted for as a secured borrowing arrangement and not as a sale of financial assets.

Under the terms of the agreement, the factor may make advances to the Company of amounts representing up to 80% of the net amount of eligible accounts receivable. The factor facility was collateralized by a general security agreement over all the Company’s personal property and interests.

On July 26, 2012, the Company terminated the factoring agreement and bought back all amounts outstanding under the factoring agreement. An amount of $31,555 has been presented as a financing activity in the consolidated statement of cash flow during the year ended January 31, 2013. Also, during the year ended January 31, 2013, the Company recorded $6,395 in finance charges related to factor expense under the terms of this agreement. Pursuant to the termination of the factoring agreement, the Company was released from the corresponding general security agreement.

As of January 31, 2014 and 2013, the amount of the factored receivables was $Nil,.

6.        Inventory

Inventory of the Company consisted of the following at January 31, 2014 and 2013:

January 31,	2014	2013

Finished goods - Underwear	$528,461	$115,709
Raw materials	75,585	120,441

Total inventory	$604,046	$236,150

Balances at January 31, 2014 and 2013 are recorded at historical cost, less amounts for potential declines in value. During the year ended January 31, 2014, management recorded write-downs of $18,322 (2013: $Nil) to reduce inventory to its net realizable value.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

7.        Equipment

Property and equipment of the Company consisted of the following at January 31, 2014 and 2013:

January 31,	2014	2013

Furniture & equipment	$6,630	$1,380
Computer equipment	4,534	3,554

Less: Accumulated depreciation	(4,864)	(3,092)

	$6,300	$1,842

Depreciation expense for the years ended January 31, 2014 and 2013 was $1,694 and $1,962, respectively.

8.        Intangible Assets

Intangible assets of the Company consisted of the following at January 31, 2014 and 2013:

			Useful life
	2014	2013	(Years)

Trade Names/Trademarks	$24,874	$23,212	Indefinite
Website	44,512	40,657	2

	69,386	63,869
Less: accumulated amortization	(29,509)	(8,455)

	$39,877	$55,414

Amortization expense for each of the years ended January 31, 2014 and 2013 was $21,054 and $9,723, respectively.

9.        Related Party Payables

At January 31, 2013, the Company had advances from shareholders in the amount of $13,916. All shareholder advances were unsecured and payable on demand. At January 31, 2014, all advances from shareholders had been repaid. The table below summarizes the balance and interest rate of each advance at January 31, 2014 and 2013:

January 31,	2014	2013

Advance, bearing interest at 19.50% per annum	$-	$9,603
Advance, non-interest bearing	-	4,313
	-	13,916
Less: current portion	-	(13,916)

	$-	$-

During the years ended January 31, 2014 and 2013, the Company incurred interest expense on the shareholder advances of $Nil and $1,309, respectively.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

At January 31, 2014, included in advances receivable is an amount of $50,000 (2013:$Nil) paid to a director of the Company as an advance for expenses to be incurred on behalf of the Company in the January, 2015 fiscal year. At January 31, 2014, included in accounts payable and accrued liabilities is $24,682 (2013: $Nil) owing to directors and officers of the Company for reimbursable expenses and for unpaid directors fees. These amounts are unsecured, non-interest bearing with no specific terms of repayment.

10.      Promissory Notes Payable

	2014	2013

Promissory note bearing interest at 10% per annum payable at maturity, unsecured, maturing on February 1, 2014(i)	$75,000	$-

Promissory note in the principal amount of $309,062, non- interest bearing, unsecured, repayable in five equal semi- monthly instalments of $41,667 plus one final balloon payment of $63,229 at its maturity on July 13, 2014. The one-time interest charge of 15%, or $37,500 is convertible at maturity, at the option of the holder, into shares of common stock of the Company at a price of $0.10 per share (iii)	309,062
		-
Promissory note in the principal amount of CDN$16,250, non-interest bearing, repayable in equal instalments of CDN$3,125 over the remaining term of the note, unsecured. The note may be repaid at any time before maturity without notice, bonus or penalty. The final CDN$3,750, representing a 15% original issue discount (“OID”) is repayable upon the company reporting net income from operations in a single month (iv)	14,668	-

Promissory note in the principal amount of CDN$47,917, non-interest bearing, repayable in equal instalments of CDN$9,583 over the remaining term of the note, unsecured. The note may be repaid at any time before maturity without notice, bonus or penalty (v)	43,250	-
Less: debt discounts	(44,558)	-
	397,422	-
Less: current portion	(397,422)	-
	$-	$-

(i)

During the year ended January 31, 2014, the Company received $75,000 in respect of a promissory note in the principal amount of $75,000. The promissory note matures on February 1, 2014 and bears interest at a rate of 10% per annum payable at maturity. During the year ended January 31, 2014, the Company recorded $3,750 (2013: $Nil) in respect of interest on this note.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Subsequent to January 31, 2014, the Company entered into a debt settlement agreement with this lender, pursuant to which the Company agreed to issue 796,850 common shares of the Company in full and final settlement of this note, along with accrued interest of $4,850.

(ii)

On September 4, 2013, the Company issued a promissory note in the amount of $172,500 (the “September 4 Note”). The purchase price for this note was $150,000. The note matured on January 6, 2014 and was repayable in eight equal instalments of $21,563 over the term of the note (each a “Regular Repayment”).

As additional consideration for entering into the note, the Company issued 100,000 common shares to the lender. The fair value at issuance of these shares of $64,000, determined with reference to the quoted market price of these shares at the date of issuance, together with an original issue discount (“OID”) of $22,500 resulted in a debt discount at issuance of $86,500, was amortized using the effective interest method over the term of the note.

In addition, the lender was entitled to 5,000 common shares in the event the Company did not make a Regular Repayment when due and payable under the terms of the note. During the year ended January 31, 2014, the Company requested an extension on the seventh Regular Repayment and, consequently the lender was issued 5,000 common shares. The fair value of these shares of $800, which was determined with reference to the quoted market price of the Company’s stock on the commitment date, was recorded as a charge to general and administrative expense in the consolidated statement of operations for the year ended January 31, 2014.

During the year ended January 31, 2014, the Company recorded accretion expense of $86,500 (2013: $Nil) in respect of the accretion of the discount on this note.

On January 13, 2014, the eighth and final Regular Repayment due under the terms of this note was repaid through the issuance of a new promissory note to the same lender.

(iii)

On January 13, 2014, the Company issued a promissory note in the principal amount of $309,062, which was comprised of: (i) $250,000 consideration received; (ii) a one-time interest charge of $37,500, being 15% of the proceeds received (the “OID”); and (iii) an amount of $21,562, being the remaining principal balance due on the September 4 Note.

The promissory note is repayable in five monthly instalments of $41,667 over the term of the note plus one final balloon payment of $63,229 at its maturity on July 13, 2014. The Company may repay the promissory note at any time before maturity without notice, bonus or penalty.

The OID is convertible, at the option of the lender, at maturity of the note into shares of common stock of the Company at a price of $0.10 per share.

The issuance of this promissory note as consideration of the remaining balance due and payable under the September 4 Note was recorded at the redemption amount pursuant to the applicable guidance under ASC 470-20.

(iv)

On November 7, 2013, the Company issued a promissory note in the principal amount of CDN$28,750. The Company received 24,467 (CDN$25,000) in respect of this note, after an original issue discount (“OID”) of 15%, or $3,670 (CDN$3,750). The note matures eight months from the date of issuance and is repayable in eight equal monthly instalments over the term of the note. The OID is repayable upon the Company recognizing net income from operations in any given month during the term of the note.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

As additional consideration for entering into the loan, the Company issued 22,000 common shares of the Company to the lender. The fair value at issuance of these shares of $5,720, determined with reference to the quoted market price of these shares at the date of issuance, together with the OID of $3,670 resulted in a debt discount at issuance of $9,390, which is being amortized using the effective interest method over the term of the note.

During the year ended January 31, 2014, the Company recorded accretion expense of $6,110 (2013: $Nil) in respect of the accretion of the discount on this note.

(v)

On December 20, 2013, the Company issued a promissory note in the principal amount of CDN$57,500. The Company received $47,660 (CDN$50,000) in respect of this note, after an original issue discount (“OID”) of 15%, or $7,149 (CDN$7,500). The note matures six months from the date of issuance and is repayable in six equal monthly instalments over the term of the note.

As additional consideration for entering into the loan, the Company issued 25,000 common shares of the Company to the lender. The fair value at issuance of these shares of $3,000, determined with reference to the quoted market price of these shares at the date of issuance, together with the OID of $7,149 resulted in a debt discount at issuance of $10,149, which is being amortized using the effective interest method over the term of the note.

During the year ended January 31, 2014, the Company recorded accretion expense of $2,164 (2013: $Nil) in respect of the accretion of the discount on this note.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

11.      Convertible Promissory Notes Payable

	2014	2013

Revolving Credit Facility, bearing interest at 12% per annum, due August 16, 2014(i)	$500,000	$500,000

Revolving Credit Facility, bearing interest at 12% per annum, due January 31, 2014(i)	275,000	-

Convertible promissory note payable, non-interest bearing, due February 9, 2014(ii)	128,704	-

Convertible promissory note payable, non-interest bearing, due November 13, 2014(iv) (Note 12)	124,444	-

Convertible promissory notes, bearing interest at 8% per annum, due September 23, 2014 (v)	91,688	-

Convertible promissory notes, bearing interest at 8% per annum, due September 17, 2014 (vi)	84,085	-

Less: debt discounts	(179,957)	(16,050)
	1,023,964	483,950
Less: current portion	(1,022,294)	(483,950)
	$1,670	$-

(i)	Revolving Credit Facilities with Kalamalka Partners

August, 2012 Credit Facility

On August 10, 2012, the Company and its wholly owned subsidiary, Naked, entered into the Agency Agreement with Kalamalka and certain lenders (the “Lenders”) as set out in the Agency Agreement whereby the Company agreed to borrow up to $800,000 from the Lenders under a revolving loan arrangement by the issuance of convertible promissory notes (the “Notes”) from time to time as such funds are required by the Company.

In connection with the closing of the Agency Agreement, the Company issued four convertible promissory notes in the aggregate principal amount of $400,000 (the “Closing Notes”) and an aggregate of 100,000 share purchase warrants to the Lenders (the “Lender Warrants”) exercisable into one common share of the Company as follows: 25,000 Lender Warrants exercisable at $0.25 until August 10, 2015, 25,000 Lender Warrants exercisable at $0.50 until August 10, 2015 and 50,000 Lender Warrants exercisable at $0.25 until August 10, 2014.

On December 21, 2012, the Company issued additional Notes in the principal amounts totaling $100,000. No additional lender warrants were issued in connection with this subsequent funding.

The Notes bear interest at 12% per annum, calculated and payable monthly. The principal amount outstanding under any Note and all accrued and unpaid interest therein, were initially convertible into common shares of the Company at $0.75 per share at any time at the option of the Lender. These terms were later amended, as set forth below.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

The Notes are collateralized by a first priority general security agreement over the present and future assets of the Company.

The Notes may be prepaid at any time at the option of the Company with 60 days’ written notice to Kalamalka (the “Agent”) under the Agency Agreement. Prepayments must be accompanied by a 1% prepayment fee and the prepaid amount will form a pool of stand-by funds that will continue to accrue interest at a rate of 4% per annum, calculated and payable monthly.

Pursuant to the guidance of ASC 470-20 Debt with Conversion and Other Options, the Company allocated the proceeds from the issuance of the Closing Notes between the Closing Notes and the detachable Lender warrants using the relative fair value method. The fair value of the Lender Warrants of $22,100 at issuance resulted in a debt discount at issuance of $20,940, which is being amortized using the effective interest method over the term of the Notes. During the year ended January 31, 2014, the Company recorded accretion expense of $10,462 (2013: $4,890) in respect of the accretion of this discount and $59,618 (2013: $23,208), in interest in respect of these Notes.

In consideration for the convertible debt issued, the Company issued an aggregate of 1,148,000 share purchase warrants to non-lenders as follows: (i) 948,000 share purchase warrants to the Agent as consideration for facilitating the loan (the “Agent’s Warrants”), of which 448,000 were exercisable into common shares of the Company at $0.25 per share for a period of two years and 500,000 were exercisable into common shares of the Company at $0.50 per share for a period of two years; and (ii) 200,000 share purchase warrants to certain non-lenders as consideration for a $200,000 bridge loan provided to the Company prior to the closing of the Agency Agreement (the “Bridge Loan Warrants”), of which 125,000 Bridge Loan Warrants were exercisable into common shares of the Company at $0.25 per share for a period of three years and 75,000 Bridge Loan Warrants were exercisable into common shares of the Company at $0.50 per share for a period of three years. The fair value of the Agent’s Warrants and the Bridge Loan Warrants of $237,500 was recorded as a deferred financing charge and is being amortized to income over the term of the Notes using the effective interest method. During the year ended January 31, 2014, the Company had recorded financing expense of $99,694 (2013: $38,962) in respect of the amortization of these charges. Accumulated amortization as at January 31, 2014 was $138,656 (2013: $38,962).

Of the total Agent’s Warrants, 900,000 warrants are transferrable by the Agent and may be transferred by the Agent to certain lenders in accordance with additional funds received under the Agreement. As the amounts transferred to lenders subsequent to the closing of the Agreement are at the sole discretion of the Agent, the Company has included these warrants as a deferred financing fee which is being amortized over the term of the Agreement, and not as a discount on additional convertible notes as they are issued.

The fair value of the Agents Warrants, the Lender Warrants and the Bridge Loan Warrants at issuance was determined using the Black Scholes option pricing model with the following weighted average assumptions:

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Risk-free interest rate	0.29%
Expected life (years)	2.20
Expected volatility(1)	201.94%
Estimated stock price at date of issuance(2)	$0.25
Dividend yields	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

(2) The estimated stock price of $0.25 per share was determined with reference to the subscription price of the most recent share offerings for which the funds raised were being used to provide financing to the Company. This was considered to be the most appropriate basis on which to estimate the fair value of the Company’s stock as, at the time of the transaction, the Company’s stock was not being traded on an active market.

Funds advanced under the loan were restricted for inventory and accounts receivable whereby we could fund up to 90% of the Company’s accounts receivable and inventory (the “Borrowing Margin Requirements”). “Inventory” includes raw materials in transit and in our possession, materials in the course of production, work in progress and unsold finished goods, all valued at cost. Receivables were marginable until 60 days from the invoice date, after which time such receivables had no value for margining purposes, except that up to $10,000 of receivables were marginable if such receivables were more than 60 days old but less than 90 days old.

During the year ended January 31, 2013, the Company’s borrowing exceeded the required margins and these Notes entered into default. As a result, on July 22, 2013, the Company entered into an Amendment Agreement with Kalamalka and the Lenders. Pursuant to the Amendment Agreement, the Company amended the Notes to reduce the conversion price from $0.75 to $0.50 per share and amended the terms of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants such that the expiry of all of the warrants was extended by three years. In addition, the Amendment Agreement reduced the total commitment of the revolving loan facility from $800,000 to the $500,000 already advanced.

The amendments were considered a substantial change in the terms of the loan facility and, accordingly, the Company applied debt extinguishment accounting and calculated a loss on extinguishment of debt of $485,704 as the premium of the aggregate fair value of the amended notes of $778,553 over their carrying values of $488,849 immediately prior to the amendments, plus the fair value of the modification of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants. The Company calculated the fair value of the amended convertible promissory notes by discounting future cash flows using rates representative of current borrowing rates for debt instruments without a conversion feature and by using the Black Scholes option pricing model to determine the fair value of the conversion features, using the following assumptions:

Risk-free interest rate	0.10%
Expected life (years)	1.07
Expected volatility(1)	151.47%
Stock price	$0.52
Dividend yields	0.00%

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

The fair value of the modification of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants of $196,000 was determined as the difference between the fair value of these warrants immediately prior to the amendments and the fair value of these warrants immediately after the amendment. The fair values were determined using the Black Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	1.03%
Expected life (years)	4.25
Expected volatility(1)	249.92%
Stock price at date of issuance	$0.52
Dividend yields	0.00%

(1)

As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

The loss was recorded on the consolidated statement of operations during the year ended January 31, 2014, with a corresponding credit to additional paid in capital. In connection with the reduction in borrowing capacity, the Company wrote off $56,555 of unamortized deferred finance charges in proportion to the decrease in the borrowing capacity, and incurred $2,520 in deferred financing fees in connection with the amendments. This cost was recognized as finance charges on the consolidated statement of operations during the year ended January 31, 2014.

Subsequent to January 31, 2014, the Company entered into an Amendment Agreement dated April 4, 2014 (the “First Kalamalka Amendment Agreement”) with Kalamalka and certain of the Lenders as set out in the Amendment Agreement (collectively, the “First Tranche Lenders”) amending the Agency and Interlender Agreement dated August 10, 2012 (the “First Agency Agreement”). In connection with the First Agency Agreement, the Company amended several of the Notes in the aggregate principal amount of $400,000 (the “First Tranche Kalamalka Notes”) as follows; (i) the Company extended the due date of the First Tranche Kalamalka Notes to October 1, 2016; (ii) the Company reduced the interest rate accruing under the First Tranche Kalamalka Notes to 6% per annum, calculated and payable quarterly, in cash or in kind; (iv) the Company removed the Borrowing Margin Requirements; (iii) the Company amended the First Tranche Kalamalka Notes to reduce the conversion price from $0.50 per share to $0.25 per share; and (v) 500,000 share purchase warrants exercisable at a price of $0.50 until August 10, 2018 held by Kalamalka were exchanged for 600,000 New Warrants, as defined and described below.

As consideration for facilitating such amendments, the Company granted 1,200,000 share purchase warrants to the First Tranche Lenders and Kalamalka (the “New Warrants”).

Each New Warrant is exercisable into one common share at a price of $0.15 per share until April 4, 2019. The Company has the right to call the New Warrants if the volume weighted average closing price of the Company’s shares exceeds $0.30 per share for more than 20 consecutive trading days following the closing date. In that event, the New Warrants will expire 30 days following the date the Company delivers notice in writing to the warrant holders announcing the call of the New Warrants. In addition, the New Warrants contain piggyback registration rights on any subsequent registration statement filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, any registration statement that may be required to be filed with the SEC in connection with the Subsequent Financing (Note 18).

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Also in connection with the First Kalamalka Amendment Agreement, one First Tranche Lender was granted the right to exchange 100,000 share purchase warrants exercisable at a price of $0.50 until August 10, 2018 for 100,000 New Warrants.

Also subsequent to January 31, 2014, pursuant to a Conversion Agreement dated April 4, 2014, the remaining Notes in the aggregate principal amount of $100,000 plus $1,868 in accrued interest therein were settled by the issuance of 1,018,685 common shares of the Company at a conversion price of $0.10 per share.

November, 2013 Credit Facility

On November 14, 2013, the Company entered into an Agency and Interlender Agreement dated November 14, 2013 (the “Agency Agreement”) with Kalamalka, and certain lenders as set out in the Agency Agreement (the “Lenders”), whereby the Company agreed to borrow up to $300,000 from the Lenders from time to time (the “Loan”). In connection with the closing of the Agency Agreement, the Company issued: (i) two convertible promissory notes (collectively, the “Notes”) in the aggregate principal amount of $100,000 and (ii) an aggregate of 125,000 share purchase warrants (each, a “Lender Warrant”) to the Lenders. On November 26, 2013, the Company issued (i) additional Notes in the principal amounts totaling $100,000 and (ii) 125,000 additional Lender Warrants and on December 24, 2013 the Company issued (i) an additional Note in the principal amount of $75,000 and (ii) 115,000 additional Lender Warrants.

Each Lender Warrant is exercisable into one Share at a price of $0.10 per Share for a period of two years from the date of issuance.

Each Note was due on January 31, 2014 (the “Due Date”) and bears interest at the rate of 12% per annum, calculated daily and payable on the Due Date. The principal amount outstanding under any Note, and all accrued but unpaid interest thereon, may be converted into shares of common stock of the Company at a price of $0.25 per share at any time at the option of the respective Lender. Repayment of the Notes is secured by general security agreements dated November 14, 2013, as amended and restated, made by each of the Company and its wholly owned subsidiary in favour of Kalamalka, as agent for the Lenders.

As consideration for facilitating the Loans, the Company issued an aggregate of 362,500 warrants (the “Kalamalka Warrants”) to Kalamalka, each Kalamalka Warrant exercisable into Shares at a price of $0.10 per Share for two years from the date of issuance.

Pursuant to the guidance of ASC 470-20 Debt with Conversion and Other Options, the Company allocated the proceeds from the issuance of the Notes between the Notes and the detachable Lender warrants using the relative fair value method.

The Company recorded a beneficial conversion feature in the amount of $17,600 in respect of first tranche of $100,000 issued in connection with the closing of the Agency Agreement. The beneficial conversion feature was calculated based on a comparison of the proceeds of the Notes allocated to the Notes and the fair value of the common stock at the commitment date of the Notes.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

The fair value of the Lender Warrants of $58,600 at issuance resulted in a debt discount of $41,225, and along with a beneficial conversion feature of $17,600, resulted in a total debt discount at issuance of $58,825, which was amortized using the effective interest method over the term of the Notes to January 31, 2014. During the year ended January 31, 2014, the Company recorded accretion expense of $58,825 (2013: $Nil) in respect of the accretion of this discount and $5,531 (2013: $Nil), in interest in respect of these Notes.

The fair value of the Agent’s Warrants of $67,600 was recorded as a deferred financing charge and was amortized to income over the term of the Notes to January 31, 2014 using the effective interest method.

The fair value of the Agents Warrants and the Lender Warrants at issuance was determined using the Black Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	0.63%
Expected life (years)	3.00
Expected volatility(1)	144.71%
Stock price at date of issuance	$0.20
Dividend yields	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

On January 31, 2014, the Company did not repay the Notes at maturity. Subsequent to January 31, 2014; the Company entered into an Amendment Agreement dated April 4, 2014 (the “Second Kalamalka Amendment Agreement”) with Kalamalka and certain lenders as set out in the Agreement (collectively, the “Second Tranche Lenders”) amending the Agency and Interlender Agreement dated November 14, 2013 (the “Second Agency Agreement”). In connection with the Second Agency Agreement, the Company amended certain convertible term promissory notes in the aggregate principal amount of $200,000 (the “Second Tranche Notes”) as follows; (i) the Company extended the due date of the Second Tranche Notes to October 1, 2016; (ii) the Company reduced the interest rate accruing under the Second Tranche Notes to 6% per annum, calculated and payable quarterly, in cash or in kind; and (iii) the Company removed the Borrowing Margin Requirements.

As consideration for facilitating such amendments, the Company granted 600,000 New Warrants to the Second Tranche Lenders and to Kalamalka.

Repayment of the First Tranche Notes and the Second Tranche Notes is collateralized by a general security agreement dated November 14, 2013, as amended on April 4, 2014 (the “Kalamalka Security Agreement”), made by the Company in favour of Kalamalka, as agent for the First Tranche Lenders and Second Tranche Lenders, which Kalamalka Security Agreement ranks pari passu with a Security Agreement entered into subsequent to January 31, 2014 (Note 18) as evidenced by an Interlender Agreement dated April 4, 2014 between CSD Holdings LLC, as Agent for the Purchasers (see Note 18), Kalamalka, First Tranche Lenders, Second Tranche Lenders, and the Company.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

In addition, subsequent to January 31, 2014, the Company exchanged a Note with an outstanding amount of $76,388, including accrued interest of $1,388, for the issuance of a SPA Note in the same amount (Note 18).

(ii)

On October 4, 2013, the Company issued an OID (Original Issue Discount) convertible promissory note in the amount of $343,212. The purchase price for this note was $300,000. The note was to mature on February 9, 2014, and was repayable in eight equal instalments of $42,902 over the term of the note (each a “Regular Repayment”).

The note entitles the holder, at its election, at any time on or prior to maturity, to convert all or any portion of the principal amount and any interest outstanding thereon into shares of common stock of the Company at the price of $0.25 per share.

The amounts due under the note are collateralized by a personal guarantee of a director and officer of the Company, who also pledged 4,859,613 shares of his common stock to the lender as collateral.

As additional consideration for entering into the note, the Company issued 200,000 common shares to the lender (the “Fee Shares”). The fair value at issuance of the Fee Shares of $48,000, determined with reference to the quoted market price of these shares at the date of issuance, was recorded as a debt discount at issuance, which is being amortized using the effective interest method over the term of the note.

In addition, the lender is entitled to 5,000 common shares in the event the Company does not make a Regular Repayment when due and payable under the terms of the note. During the year ended January 31, 2014, the Company requested an extension on the third, fourth and fifth Regular Repayments and, consequently Company issued 15,000 common shares to the lender. The fair value of these shares of $2,100, which was determined with reference to the quoted market price of the Company’s stock on the commitment date, was recorded as a charge to general and administrative expense in the consolidated statement of operations for the year ended January 31, 2014.

The Company granted piggyback registration rights to the lender in respect of the Fee Shares pursuant to which the Company agreed to include such Fee Shares with the next registration statement to be filed with the Securities and Exchange Commission (the “SEC”). During the year ended January 31, 2014, the Company included these Fee Shares in a registration statement filed with the SEC pursuant to a registration rights agreement (Note 13).

During the year ended January 31, 2014, the Company recorded accretion expense of $83,458 (2013: $Nil) in respect of the accretion of this discount on this note.

In connection with the issuance of this note, the Company incurred deferred finance fees of $53,054 as follows:

(a)

The Company paid $2,500 and issued 10,000 common shares as a structuring fee, and paid $12,125 in legal fees and expenses incurred by the lender. The fair value of the common shares issued of $2,400, was determined with reference to the quoted market price of these shares on the commitment date of the convertible promissory note.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

(b)

In addition, the Company paid a finder’s fee of $11,429 and 120,000 share purchase warrants. The share purchase warrants are exercisable into common shares of the Company at $0.2799 per share for a period of two years from the date of issuance. The fair value of the finder’s warrants of $18,400 was determined using an option pricing model under the following assumptions:

Risk-free interest rate	0.33%
Expected life (years)	2.00
Expected volatility(1)	211.16%
Stock price at issuance	$0.24
Dividend yields	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

The deferred finance fees were recorded as a deferred finance charge and are being amortized to income over the term of the note using the effective interest method. During the year ended January 31, 2014, the Company recorded financing expense of $48,916 (2013: $Nil) in respect of the amortization of these charges. Accumulated amortization as at January 31, 2014 was $48,916 (2013: $Nil).

Subsequent to January 31, 2014, the Company did not make the sixth, seventh and eights Regular Repayments as due and the Company was required to issue 15,000 common shares to the Lender. In addition, the Company entered into a debt settlement agreement with this lender pursuant to which the Company agreed to exchange the remaining outstanding amount of $128,704 for the issuance of a new SPA note (Note 18).

(iii)

On June 12, 2013, the Company issued a promissory note in the principal amount of up to $500,000 plus accrued and unpaid interest and any other fees. On June 13, 2013, the Company received $150,000, after a 10% OID, with the remaining balance of the promissory note payable by the lender in such amounts and at such dates as the lender may choose in its sole discretion.

The maturity date for the promissory note was June 13, 2014. The principal sum, plus any accrued but unpaid interest thereon, of the promissory note was convertible, at any time by the lender, into shares of common stock of the Company at a price which was the lesser of $1.20 or 60% of the lowest trade price in the 25 trading days prior to the conversion (the “Conversion Price”).

The Company was permitted to repay the promissory note at any time on or before September 11, 2013 with no interest being applied. If the Company did not repay the promissory note by that date, then a one-time interest charge of 12% would be applied to the principal sum.

The Company repaid the promissory note in full before September 11, 2013, and no interest was applied.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

In connection with the issuance of this promissory note, the Company had agreed that the terms of the promissory note will be amended if any securities are issued, while the promissory note is outstanding, at terms more favourable to the terms contained in the promissory note, such that the more favourable terms would become part of the transaction documents of the Lender. This ratchet provision and conversion feature violated the fixed for fixed criteria resulting in the recording of a derivative financial instrument in the Company’s consolidated financial statements (Note 12).

The Company allocated the proceeds from the issuance of the promissory note first to the derivative financial instrument, at its fair value, with the remainder being allocated to the promissory note. The fair value of the derivative financial instrument of $265,000 at issuance resulted in a debt discount at issuance of $166,667, the entire principal balance of the promissory note. The remaining derivative financial instrument value over the proceeds of the debt at issuance of $115,000 was immediately expensed on the consolidated statement of comprehensive loss as derivative expense, for the year ended January 31, 2014. This discount was being amortized using the effective interest method over the term of the promissory note.

During the year ended January 31, 2014, the Company recorded accretion expense of $166,667 (2013: $Nil) in accretion of this discount.

(iv)

On November 13, 2013, the Company issued a promissory note in the principal amount of up to $500,000 plus accrued and unpaid interest and any other fees. On November 13, 2013, the Company received $100,000, after an OID of 10%, with the remaining balance of the note payable by the lender in such amounts and at such dates as the lender may choose in its sole discretion

The maturity date for the note is November 13, 2015. The principal sum, plus any accrued but unpaid interest thereon, of the note may be converted, at any time by lender, into shares of common stock of the Company at a price which is the lesser of $0.265 or 60% of the lowest trade price in the 25 trading days prior to the conversion (the “Conversion Price”).

The Company was permitted to repay the promissory note at any time on or before 90 days from November 13, 2013 with 0% interest. If the Company did not repay the promissory note within the 90 days then a one-time interest charge of 12% will be applied to the principal sum. The Company did not repay the note subsequent to January 31, 2014 and consequently, a one-time interest charge of 12% was applied to the principal balance outstanding. This one- time interest charge of $13,333 was accrued in the financial statements for the year ended January 31, 2014.

The Company granted piggyback registration rights to the lender in connection with the next registration statement to be filed with the Securities and Exchange Commission. The Company also agreed that the terms of the note will be amended if the Company issues any securities with terms more favourable than the terms contained in the note.

In connection with the issuance of this promissory note, the Company had agreed that the terms of the promissory note will be amended if any securities are issued, while the promissory note is outstanding, at terms more favourable to the terms contained in the promissory note, such that the more favourable terms would become part of the transaction documents of the Lender. This ratchet provision and conversion feature violated the fixed for fixed criteria resulting in the recording of a derivative financial instrument in the Company’s consolidated financial statements (Note 12).

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

The Company allocated the proceeds from the issuance of the promissory note first to the derivative financial instrument, at its fair value, with the remainder being allocated to the promissory note. The fair value of the derivative financial instrument of $155,500 at issuance resulted in a debt discount at issuance of $111,111, the entire principal balance of the promissory note. The remaining derivative financial instrument value over the proceeds of the debt at issuance of $55,500 was immediately expensed on the consolidated statement of comprehensive loss as derivative expense, for the year ended January 31, 2014. This discount was being amortized using the effective interest method over the term of the promissory note.

During the year ended January 31, 2014, the Company recorded accretion expense of $670 (2013: $Nil) in accretion of this discount.

(v)

On December 23, 2013, the Company entered into two securities purchase agreements (the “Securities Purchase Agreements”) dated December 23, 2013 with two lenders, whereby the Company issued six convertible notes, each in the aggregate principal amount of $25,000 (each, a “Note”). The first two of the Notes were paid for by the lenders in cash (the “Cash Notes”) and the third, fourth, fifth and sixth of the Notes (the “Back End Notes”) were initially be paid for by the issuance of four offsetting $25,000 secured notes receivable issued to the Company by the lenders (each, a “Offsetting Note”), provided that prior to conversion of the four Back End Notes as described below, the lenders must have paid off the applicable Offsetting Note in cash.

The Cash Notes mature on September 23, 2014 and are accruing interest at the rate of 8% per annum. The principal sum and any accrued and unpaid interest of the Notes are convertible, at the option of the holder, at any time after 180 days after issuance, and after full cash payment for the shares convertible thereunder, at a price per share equal to 55% of the average of the two lowest closing bid prices as reported on the OTCQB for the ten prior trading days.

The Notes may be redeemed at any time on or before 180 after issuance, subject to redemption premiums of 20-40%. The notes may not be redeemed after 180 days.

The Cash Notes have been recorded as stock settled debt in accordance with ASC 480 whereby a put premium of $20,455 was recorded on each Cash Note and is being amortized using the effective interest method over the term of the respective Cash Note.

The Back End Notes have been presented net of their respecting Offsetting Note as these Notes have no substance until the applicable Offsetting Note has been paid for in cash by the Lender.

During the year ended January 31, 2014, the Company recorded accretion expense of $4,456 (2013: $Nil) in accretion of these discounts.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

In connection with the issuance of the Cash Notes, the Company incurred deferred finance fees of $8,000. The deferred finance fees were recorded as a deferred finance charge and are being amortized to income over the term of the Cash Notes using the effective interest method. During the year ended January 31, 2014, the Company recorded financing expense of $1,056 (2013: $Nil) in respect of the amortization of these charges. Accumulated amortization as at January 31, 2014 was $1,056 (2013: $Nil).

(vi)

The Company entered into a securities purchase agreement dated December 30, 2013 (the “SPA”) with a lender, whereby the Company issued a convertible note in the aggregate principal amount of $83,500.00 (the “Note”).

The Note matures on September 17, 2014 and is accruing interest at a rate of 8% per annum. Any amount of principal or interest on the Note which is not paid when due will bear interest at the rate of 22% per annum from the due date until the same is paid.

The principal sum and any accrued and unpaid interest of the Note is convertible, at the option of the holder, at any time after 180 days after issuance, at a price for each share equal to 61% of the average of the three lowest closing bid prices as reported on the OTCQB for the ten prior trading days.

The Note may be redeemed at any time on or before 180 after issuance, subject to redemption premiums of 15-40%. The notes may not be redeemed after 180 days.

In connection with the issuance of this Note, the Company had agreed that the terms of the Note will be amended if any securities are issued, while the Note is outstanding, at terms more favourable to the terms contained in the Note, such that the more favourable terms would become part of the transaction documents of the Lender. This ratchet provision and conversion feature violated the fixed for fixed criteria resulting in the recording of a derivative financial instrument in the Company’s consolidated financial statements (Note 12).

The Company allocated the proceeds from the issuance of the Note first to the derivative financial instrument, at its fair value, with the remainder being allocated to the Note. The fair value of the derivative financial instrument of $8,376 at issuance resulted in a debt discount, which is being amortized using the effective interest method over the term of the Note.

During the year ended January 31, 2014, the Company recorded accretion expense of $989 (2013: $Nil) in accretion of this discount.

In connection with the issuance of the Note, the Company incurred deferred finance fees of $11,500. The deferred finance fees were recorded as a deferred finance charge and are being amortized to income over the term of the Note using the effective interest method. During the year ended January 31, 2014, the Company recorded financing expense of $1,320 (2013: $Nil) in respect of the amortization of these charges. Accumulated amortization as at January 31, 2014 was $1,320 (2013: $Nil).

12.      Derivative financial instruments

During the year ended January 31, 2014, the Company had derivative financial instruments associated with convertible promissory notes (Notes 11 (iii), (iv) and (vi)).

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

As a result of the application of ASC 815, the Company has recorded these derivative financial instruments at their fair value as follows:

Derivative financial instruments, January 31, 2013	$-
Fair values at commitment dates	428,876
Fair value mark to market adjustments	(9,358)
Reclassification of fair value to additional paid-in capital upon extinguishment of host contract	(177,900)

Derivative financial instruments, January 31, 2014	$241,618

On the commitment date of the related convertible promissory notes, the Company recorded a debt discount to the extent of the gross proceeds of the promissory note, and immediately expensed the remaining derivative value as a derivative expense on the consolidated statement of comprehensive loss. During the year ended January 31, 2014, the Company recorded derivative expenses of $170,500 (2013: $Nil) in respect of the excess of the fair value of derivative financial instruments at the commitment date over consideration received under the corresponding host contracts.

The Company determined fair value of the derivative financial instruments at January 31, 2014 and as at the commitment dates, and the extinguishment date based on the following weighted average management assumptions:

	January 31,	Extinguishment	Commitment
	2014	date	date
Risk-free interest rate	0.34%	0.08%	0.27%
Expected life (years)	1.78	0.76	1.73
Expected volatility(1)	132.09%	137.74%	157.41%
Stock price at date of issuance	$0.08	$0.53	$0.51
Dividend yields	0.00%	0.00%	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

During the year ended January 31, 2014, the Company repaid a promissory note which contained a derivative financial instrument and this derivative financial instrument was extinguished. Upon extinguishment, the fair value of the derivative financial instrument of $177,900 was recorded as a credit to additional paid in capital.

13.      Securities Purchase Agreement

On September 10, 2013, the Company entered into an $8,300,000 securities purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC, (“Lincoln Park”) an Illinois limited liability company (the “Financing”) pursuant to which the Company may sell and issue to Lincoln Park, and Lincoln Park is obligated to purchase, up to $8,300,000 in value of its shares of common stock from time to time over a 24 month period. In connection with the Financing, the Company also entered into a registration rights agreement with Lincoln Park whereby the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the shares of the Company’s common stock that may be issued to Lincoln Park under the Purchase Agreement.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

The Company will determine, at its own discretion, the timing and amount of its sales of common stock, subject to certain conditions and limitations. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement will be based on the market price of the Company’s shares of common stock immediately preceding the time of sale without any fixed discount, provided that in no event will such shares be sold to Lincoln Park when the closing sale price is less than $0.35 per share. There are no upper limits on the per share price that Lincoln Park may pay to purchase such common stock. The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split or similar transaction occurring during the business days used to compute such price.

Pursuant to the Purchase Agreement, Lincoln Park initially purchased 600,000 shares of the Company’s common stock for $300,000. In consideration for entering into the Purchase Agreement, the Company issued to Lincoln Park 919,500 shares of common stock as a commitment fee and shall issue up to 330,000 shares pro rata, when and if, Lincoln Park purchases at the Company’s discretion the remaining $8,000,000 aggregate commitment. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

On December 12, 2013, this registration statement was declared effective by the SEC.

The Company incurred $58,656 in direct expenses in connection with the Purchase Agreement and registration statement. These were recorded as share issuance costs as a charge against additional paid in capital during the year ended January 31, 2014. The shares of common stock issued a commitment fee are being recorded as a share issuance cost at par value with a corresponding charge against additional paid in capital in the period they are issued.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

14.      Stockholders’ Equity

Equity Transactions

Disclosure in respect of share issuances made before July 30, 2012 has not been retrospectively restated to reflect the exchange ratio of 2.14506 in relation to the reverse acquisition.

During the year ended January 31, 2014:

i)

On February 21, 2013, the Company reduced the price of 200,000 units and 14,000 common shares issued during the year ended January 31, 2013 from $0.50 to $0.25 per unit and share, respectively. Consequently, the Company issued 200,000 units and 14,000 common shares for no additional consideration. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.75 per share for a period of two years from the date of the initial offering. The Company determined that the aggregate fair value on the grant date of these units and shares was $239,680 and recorded the entire amount as a shareholder dividend in the financial statements during the three months ended October 31, 2013. The fair value of $1.12 per share was determined by reference to the quoted market price of the Company’s stock on the date of issuance.

ii)

On April 19, 2013, the Company issued 1,993,000 shares of common stock at a price of $0.25 per share and 100,000 units of the Company at $0.25 per unit for gross proceeds of $523,250. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.25 per share for a period of two years. In connection with the foregoing private placement, the Company issued 104,440 warrants to four finders. Each warrant is exercisable into one share of common stock of the Company at an exercise price of $0.75 per share for a period of two years. The Company paid finder’s fees of $26,610 in connection with this private placement.

iii)	On May 6, 2013, the Company issued 1,000,000 shares of common stock at a price of $0.25 per share for gross proceeds of $250,000 to be received in four tranches as follows:

(i)	$50,000 payable on closing of the Financing (the “Closing”)(received);

(ii)	$50,000 payable on or before the date which is five months from the Closing (the “First Tranche”)(received);

(iii)	$50,000 payable on or before the date which is ten months from the Closing (the “Second Tranche”); and

(iv)	the remaining $100,000 payable on or before the date which is one year from the Closing (the “Final Tranche”)

In connection with the 800,000 common shares issuable in connection with the First Tranche, the Second Tranche and the Final Tranche, the Company entered into an escrow agreement pursuant to which these shares were placed in escrow to be released when the Company received full payment for such shares.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

The Company paid a finders’ fee of 20,000 warrants in connection with this private placement. These warrants are exercisable at $0.25 per share for a period of two years.

Subsequent to January 31, 2014, the Company did not receive payment for the Second Tranche and the remaining 600,000 common shares held in escrow were returned to the Company’s treasury for cancellation.

iv)

On June 3, 2013, the Company issued 75,000 common shares in exchange for services rendered pursuant to a consulting agreement dated April 11, 2013. The shares were recorded at a fair value of $89,250. The fair value of $1.19 per share was determined with reference to the quoted market price of the company’s common stock on the commitment date.

v)

On October 7, 2013, the Company issued 240,000 units at a price of $0.25 per share for gross proceeds of $60,000. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.25 per share for a period of eighteen months.

vi)

On November 21, 2013, the Company issued 4,304 common shares pursuant to a debt settlement agreement dated July 8, 2013, as payment to a vendor of $4,820 owing. This resulted in a gain on extinguishment of debt of $3,701. The fair value of $0.26 per share was determined with reference to the quoted market price of the Company’s stock on the date of issuance.

vii)

On November 21, 2013, the Company issued 25,000 common shares as additional consideration to a lender under a promissory note agreement in the principal amount of $23,992 (CDN$25,000). This loan was issued and repaid during the year ended January 31, 2014. The fair value at issuance of these shares of $6,500, determined with reference to the quoted market price of these shares at the date of issuance. In connection with the issuance of this loan, the Company incurred aggregate financing fees of $10,099, which included the fair value of the shares issued.

viii)

On January 13, 2014, the Company issued 15,000 common shares in exchange for services rendered pursuant to an investor relations agreement dated December 6, 2012. The Company determined that the fair value on the grant date of these shares was $3,750 and recorded the entire amount as compensation expense in the financial statements for the year ended January 31, 2013. The fair value of $0.25 per share was determined by reference to the price at which common shares were being sold in private placement offerings at or around the transaction date.

ix)

On January 13, 2014, the Company issued 29,843 common shares pursuant to a consulting agreement dated February 15, 2013 (the “Consulting Agreement”), whereby the Company agreed to issue shares in exchange for services to be rendered during the term of the Consulting Agreement, to September 30, 2013. The consultant was entitled to receive a monthly fee of $4,500 payable in shares, based on the average closing price of the Company’s shares for the first month of trading commencing on the date of the Consulting Agreement. As a result, the Company issued 3,979 shares per month for the term of the agreement. During the year ended January 31, 2014, the Company recorded $2,089 (2013: $nil) in fees paid in shares pursuant to this Consulting Agreement.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

x)

On January 13, 2014, the Company issued 25,000 common shares as payment to a vendor of $15,000 owing for consulting fees rendered, pursuant to a debt settlement agreement dated July 18, 2013. This resulted in a gain on extinguishment of debt of $13,250. The fair value of $0.07 per share was determined with reference to the quoted market price of the Company’s stock on the date of issuance.

xi)

On January 13, 2014, the Company issued 63,492 common shares as payment to a vendor for consulting fees rendered, pursuant to a debt settlement agreement dated September 18, 2013 whereby the Company has agreed to settle an aggregate of $40,000 in amounts owing to the vendor, along with cash payments totaling $20,000. The Company recorded a reduction in amounts owing to the vendor of $4,444 in connection with the issuance of the shares. The fair value of $0.07 per share was determined with reference to the quoted market price of the Company’s stock on the date of issuance.

xii)

On January 13, 2014, the Company issued 75,000 common shares pursuant to a board agreement dated September 24, 2013, whereby the Company has agreed to issue 75,000 shares of common stock every three months over the term of the one year contract in connection with the appointment of a director of the Company, for an aggregate of 300,000 common shares over the term. During the year ended January 31, 2014, the Company recorded directors fees of $18,000 (2013: $Nil) in respect of the first 75,000 common shares that have been earned under this agreement. The fair value of $0.24 per share was determined with reference to the quoted market price of the shares on the date of issuance.

xiii)

On January 31, 2014, the Company issued 450,000 common shares in exchange for the cancellation of an aggregate of 450,000 stock options pursuant to an Amendment Agreement dated January 6, 2014 with a director of the Company, whereby the Company agreed to amend the terms of the directors’ compensation in connection with a board agreement dated July 19, 2013. During the year ended January 31, 2014, the Company recorded directors fees of $31,200 (2013: $Nil) in respect of the issuance of these shares. The fair value of the grant was determined as the difference between the quoted market price of the shares on the date of issuance of $45,000, less the fair value of the stock options cancelled of $13,800, as exchange for their issuance. The fair value of the stock options cancelled was determined based on the Black Scholes option pricing model using the following weighted average assumptions: Estimated volatility 138.17%, stock price $0.10, risk-free interest rate 0.40%, expected term 1.53 years, estimated dividends 0%.

During the year ended January 31, 2013:

i)

On October 12, 2012, the Company issued 14,000 shares at $0.50 per share for gross proceeds of $7,000. Subsequent to January 31, 2013, the Company amended the subscription price for these shares to $0.25 per share and, consequently, the Company issued an additional 14,000 shares for no additional consideration.

ii)

On September 24, 2012, the Company issued 200,000 units at $0.50 per unit for gross proceeds of $100,000. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.75 per share for a period of two years. Subsequent to January 31, 2013, the Company amended the subscription price for these units to $0.25 per unit and, consequently, the Company issued an additional 200,000 units for no additional consideration. Each additional unit consisted of one common share of the Company and one share purchase warrant exercisable into one share of common stock at an exercise price of $0.75 per share for a period of two years.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

iii)

On November 26, 2012, the Company issued 400,000 units at CDN$0.25 per unit for gross proceeds of $100,686 (CDN$100,000). Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.50 per share for a period of two years. The Company paid share issuance costs of $8,055 and was required to issue 32,000 share purchase warrants as finder’s fees in connection with this issuance. The finder’s fee warrants will be exercisable into common shares of the Company at $0.75 per share for a period of two years from the date of closing. These warrants were issued subsequent to January 31, 2013.

iv)	On November 24, 2012, the Company issued 400,000 common shares at CDN$0.25 per share for gross proceeds of $100,330 (CDN$100,000).

v)

On December 10, 2012, the Company issued 100,000 units at $0.25 per unit for gross proceeds of $25,000. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.50 per share for a period of two years. The Company paid share issuance costs of $2,000 and was required to issue 8,000 share purchase warrants as finder’s fees in connection with this issuance. The finder’s fee warrants will be exercisable into common shares of the Company at $0.75 per share for a period of two years from the date of closing. These warrants were issued subsequent to January 31, 2013.

vi)	On January 8, 2013, the Company issued 400,000 shares at $0.25 per share for gross proceeds of $100,000. There was share issuance cost of $8,000 in connection with this issuance.

vii)

As part of the acquisition agreement with Search By Headlines.com Corp., stockholders exchanged shares of Naked for shares of common stock in the capital of the Company at a ratio of 2.145060, where Naked stockholders received a total of 13.5 million common stock in the capital of the Company (Note 4).

viii)

On July 25, 2012, Naked awarded 147,062 Class E common shares, prior to the Acquisition, to consultants for work performed. Naked determined that the fair value on the grant date of these shares was $38,766 and recorded the entire amount as general and administration expense in the consolidated financial statements for the year ended January 31, 2013. The fair value of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company.

ix)

On July 16, 2012, Naked issued 63,321 shares of Class E common stock fair valued at $15,486, in addition to $8,238 cash, to extinguish debt of $21,372. This resulted in a loss of $2,352. The fair value of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company.

x)

On May 23, 2012, Naked granted 14,006 Class E common shares, prior to the Acquisition, to a director of the Company for director fees earned. Naked determined that the fair value on the grant date of these shares was $3,440 and recorded the entire amount as compensation expense in the financial statements for the year ended January 31, 2013. The fair value of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Stock Option Plan

In connection with the closing of the Acquisition (Note 4), the Company adopted the 2012 Stock Option Plan (the “Plan”), pursuant to which the Company may grant stock options to directors, officers, employees and consultants. The maximum number of shares reserved for issue under the plan is 5,400,000 shares.

The Plan is administered by the Company’s board of directors, except that it may, in its discretion, delegate such responsibility to a committee comprised of at least two directors. Each option, upon its exercise, entitles the optionee to acquire one common share of the Company’s stock, upon payment of the applicable exercise price. The exercise price will be determined by the board of directors at the time of grant. Stock options may be granted under the Plan for an exercise period of up to ten years from the date of grant of the option or such lesser periods as may be determined by the board, subject to earlier termination in accordance with the terms of the Plan.

Stock Based Compensation

A summary of the status of the Company’s outstanding stock options for the years ended January 31, 2014 and 2013 is presented below:

			Weighted
		Weighted	Average Grant
	Number	Average	Date
	of Options	Exercise Price	Fair Value
Outstanding at January 31, 2012	-
Granted	1,885,000	$0.25	$0.24

Outstanding at January 31, 2013	1,885,000	$0.25
Granted	1,570,000	$0.50	$0.44
Cancelled	(450,000)	$0.50

Outstanding at January 31, 2014	3,005,000	$0.34

Exercisable at January 31, 2014	2,246,184	$0.38	$0.27

Exercisable at January 31, 2013	668,728	$0.25	$0.24

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

At January 31, 2014, the following stock options were outstanding, entitling the holder thereof to purchase common shares of the Company as follows:

	Exercise	Expiry	Remaining
Number	Price	Date	Contractual Life
285,000	$0.25	July 30, 2014	0.49
20,000	$0.25	February 1, 2015	1.00
90,000	$0.25	February 14, 2015	1.04
15,000	$0.25	July 25, 2015	1.48
250,000	$0.75	October 1, 2015	1.67
15,000	$0.25	December 19, 2015	1.88
150,000	$0.35	January 6, 2016	1.93
150,000	$0.55	January 6, 2016	1.93
200,000	$0.75	January 6, 2016	1.93
30,000	$0.25	April 1, 2016	2.17
600,000	$0.25	October 9, 2017	3.69
50,000	$0.25	February 1, 2018	4.01
150,000	$0.25	May 1, 2018	4.25
1,000,000	$0.25	July 30, 2022	8.50

3,005,000

The aggregate intrinsic value of stock options outstanding is calculated as the difference between the exercise price of the underlying awards and the fair value of the Company’s common stock. At January 31, 2014, the aggregate intrinsic value of stock options outstanding is $Nil and exercisable is $Nil (2013: $Nil and $Nil, respectively).

The following table summarizes information regarding non-vested stock options outstanding during the years ended January 31, 2014 and 2013

Number of
Options
Non-vested options at January 31, 2012	-
Granted	1,885,000
Vested	(668,728)

Non-vested options at January 31, 2013	1,216,272
Granted	1,570,000
Vested	(1,802,456)
Cancelled	(225,000)

Non-vested options at January 31, 2014	758,816

During the year ended January 31, 2014, the Company recognized a total fair value of $715,915 (2013: $218,268) of stock based compensation expense relating to the issuance of stock options in exchange for services.

The fair value of each option award was estimated on the date of the grant using the Black-Scholes option pricing model based on the following weighted average assumptions:

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

	2014	2013
Expected term of stock option (years) (1)	1.48	4.28
Expected volatility (2)	184.40%	260.50%
Estimated stock price at date of issuance(3)	$0.71	$0.25
Risk-free interest rate	0.18%	0.55%
Dividend yields	0.00%	0.00%

(1) As the Company has insufficient historical data on which to estimate the expected term of the options, the Company has elected to apply the short-cut method to determine the expected term under the guidance of Staff Accounting Bulletin No. 110 (“SAB 110”).

(2) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company has estimated expected share price volatility based on the historical share price volatility of comparable entities.

(3) An estimated stock price of $0.25 per share was determined with reference to the subscription for which the funds raised during the year ended January 31, 2013, were being used to provide financing to the Company. This was considered to be the most appropriate basis on which to estimate the fair value of the Company’s stock for stock options granted prior to February 15, 2013 because, at the time of these transactions, the Company’s stock was not being traded on an active market.

During the year ended January 31, 2014, the Company amended the terms of 500,000 stock options issued to a consultant of the Company as follows:

(i)	150,000 options were re-priced from $1.25 to $0.35;
(ii)	150,000 options were re-priced from $1.75 to $0.55;
(iii)	200,000 options were re-priced from $2.25 to $0.75; and
(iv)	The expiry of all 500,000 options was extended from June 18, 2015 to January 6, 2016.

The Company recognized stock based compensation expense of $15,700 in connection with this modification. The fair value of the modification was determined using the Black Scholes option pricing model using the following weighted average assumptions: risk-free interest rate: 0.40%, expected life: 1.72 years, expected volatility: 141.53%, dividend rate: 0.00% .

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Share Purchase Warrants

At January 31, 2014, the Company had 3,770,446 share purchase warrants outstanding as follows:

	Exercise	Expiry
Number	Price	Date
24,000*	$0.75	April 19, 2014
214,506	$0.75	July 30, 2014
400,000	$0.75	September 24, 2014
400,000	$0.50	November 26, 2014
100,000	$0.50	December 10, 2014
72,000	$0.75	December 31, 2014
240,000	$0.25	April 7, 2015
120,000	$0.25	April 19, 2015
104,440	$0.75	April 19, 2015
120,000	$0.28	October 4, 2015
498,000	$0.25	August 10, 2017
500,000	$0.50	August 10, 2017
250,000	$0.10	November 14, 2016
250,000	$0.10	November 26, 2016
227,500	$0.10	December 24, 2016
150,000	$0.25	August 10, 2018
100,000	$0.50	August 10, 2018

3,770,446

*Subsequent to January 31, 2014, these warrants expired unexercised.

A summary of the Company’s share purchase warrants outstanding is presented below:

			Weighted
	Number of		Average
	Warrants		Exercise Price
Outstanding at January 31, 2012	100,000	CADS	0.75
Cancelled	(100,000)	CAD$	0.75
Re-issued pursuant to the Acquisition (Note 4)	214,506	USD$	0.75
Issued	1,948,000	USD$	0.44
Outstanding at January 31, 2013	2,162,506	USDS	0.47
Issued	1,609,940	USD$	0.31

Outstanding at January 31, 2014	3,770,446	USD$	0.40

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

15.      Income Taxes

The reconciliation of income tax provision computed at statutory rates to reported income tax provision is as follows:

January 31,	2014	2013
	34%	34%
Loss for the year	$(4,238,490)	$(1,332,996)

Expected income tax recovery	(1,441,100)	(453,200)
Effect of change in tax rates	-	(132,800)
Non-deductible expenses	394,100	84,700
Impact of reverse acquisition and emigration on tax assets	-	300,200
Effect of foreign exchange and other adjustments	(19,700)	-
Change in valuation allowance	1,066,700	201,100

Total income tax expense	$-	$-

Significant components of the Company’s net deferred tax assets at January 31, 2014 and 2013:

January 31,	2014	2013

Temporary differences relating to:
Net operating loss carry forwards	$1,049,300	$309,800
Incorporation costs and Intangible assets	(7,600)	(15,100)
Stock based compensation	318,300	-
	1,360,500	294,700
Valuation allowance	(1,360,500)	(294,700)

Net deferred taxes	$-	$-

Deferred tax assets and liabilities are determined based on temporary basis differences between assets and liabilities reported for financial reporting and tax reporting. The ultimate realization of the net deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers projected future taxable income, recent financial performance and tax planning strategies in making this assessment. The Company is required to record a valuation allowance to reduce its net deferred tax asset to the amount that is more likely than not to be realized. Accounting guidance allows the Company to look to future earnings to support the realizability of the net deferred assets. Since the Company has had cumulative net operating losses since inception, the ability to use forecasted future earnings is diminished. As a result, the Company concluded a full valuation allowance against the net deferred tax asset was appropriate. At January 31, 2014 and 2013 the total change in valuation allowance was $1,066,700 and $201,100, respectively.

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

At January 31, 2014, the Company had accumulated net operating losses in Canada totaling approximately $1,666,000 (2013: $528,000), which may be available to reduce taxable income in Canada in future taxation years. At January 31, 2014, the Company had accumulated net operating losses in USA totaling approximately $1,419,000 (2013: $385,000), which may be available to reduce taxable income in the United States in future taxation years. Unless previously utilized, these net operating losses will begin to expire in 2025.

The Company files income tax returns in the United States and Canada. All of the Company’s tax returns are subject to tax examinations until the respective statute of limitations. The Company currently has no tax years under examination. The Company’s tax filings for the years 2010 to 2013 remain open to examination.

Based on management’s assessment of ASC Topic 740 Income Taxes, the Company does not have an accrual for uncertain tax positions as of January 31, 2014 and 2013. The Company does not anticipate significant changes to its unrecognized tax benefits within the next twelve months.

16.      Customer Concentrations

The Company has concentrations in the volumes of business transacted with particular customers. The loss of these customers could have a material adverse effect on the Company’s business.

For the year ended January 31, 2014, the Company had concentrations of sales with a customer equal to 37.0% (2013: 55.3%) of the Company’s net sales. As at January 31, 2013 the accounts receivable balance for this customer was $15,462 (2013: $325,530).

For the year ended January 31, 2014, the Company had concentrations of sales with another customer equal to 12.0% (2013: 22.8%) of the Company’s net sales. As at January 31, 2014 the accounts receivable balance from this customer was $3,821 (2013: Nil).

17.      Related Party Transactions

During the year ended January 31, 2014, the Company recorded directors fees of $56,000 (2013: $Nil) for cash compensation paid to directors of the Company, $56,700 (2013: $Nil) in common stock compensation for shares of common stock issued to directors of the Company related to services provided as directors, and $267,918 (2013: $63,276) in stock option compensation expense related to the vesting of stock options issued the directors and officers of the Company. These amounts are included as a component of general and administrative expenses on the consolidated statement of comprehensive loss.

On January 6, 2014, the Company entered into an Amendment Agreement with a director of the Company whereby the Company amended the terms of the director’s compensation in connection with a board agreement dated July 19, 2013. Under the terms of the Amendment Agreement, the Company issued an aggregate of 450,000 shares of common stock to the director in exchange for the cancellation of an aggregate of 450,000 stock options issued to the director in connection with his appointment as a director. See note 14 (xiii).

Naked Brand Group Inc.
Notes to Consolidated Financial Statements
(Expressed in US Dollars)

During the year ended January 31, 2014, the Company issued 75,000 common shares pursuant to a board agreement dated September 24, 2013, whereby the Company has agreed to issue 75,000 shares of common stock every three months over the term of the one year contract in connection with the appointment of a director of the Company, for an aggregate of 300,000 common shares over the term. During the year ended January 31, 2014, the Company recorded directors fees of $18,000 (2013: $Nil) in respect of the first 75,000 common shares that have been earned under this agreement. At January 31, 2014, an amount of $7,500 relating to an additional 75,000 common shares issuable under the terms of this agreement were included in common stock to be issued. The fair value of $0.10 per share was determined with reference to the quoted market price of the Company’s shares on the date these shares were committed to be issued.

18.      Subsequent Events

On April 7, 2014 the Company entered into a Securities Purchase Agreement (the “SPA”) with certain purchasers (the “Purchasers”), whereby the Purchasers agreed to purchase 6% senior secured convertible promissory notes (the “SPA Notes”). Repayment of the SPA Notes are secured against all the tangible and intangible assets of the Company (the “SPA Security Agreement”).

On April 7, 2014, in connection with the SPA, the Company issued seven SPA Notes to the Purchasers, including one director of the Company, in the aggregate principal amount of $1,033,796. As consideration, the Company (i) received cash proceeds equal to $828,704 (the “Cash Proceeds”); (ii) exchanged a promissory note with an outstanding amount of $76,388, being the principal and accrued interest due under a convertible promissory note dated December 24, 2013 for the issuance of a SPA Note in the same amount; and (iii) exchanged a promissory note with an outstanding amount of $128,704, being the remaining principal amount due under a convertible promissory note dated October 2, 2013 (Note 10) for the issuance of a SPA Note in the same amount.

The principal amount of $1,033,796 matures on April 7, 2015 (the “Maturity Date”) and bears interest at the rate of 6% per annum, payable on the Maturity Date. In addition, the principal amount of the SPA Notes and all acquired and unpaid interest thereon will be exchanged for any other securities issued by the Company in connection with any subsequent financing approved by the majority of the Purchasers which results in gross proceeds to the Company of at least $3,000,000 (the “Subsequent Financing”), at an exchange rate equal to ninety percent (90%) of the aggregate purchase price paid in the Subsequent Financing.

The SPA Notes are covered by an Agency and Interlender Agreement dated April 7, 2014 between the Purchasers and CSD Holdings LLC, as agent (the “Agent”) whereby the Purchasers have appointed the Agent to act on their behalf with respect to certain rights and obligations provided for in the SPA, SPA Notes and the SPA Security Agreement.

Naked Brand Group Inc.
Interim Condensed Consolidated Balance Sheets
(Expressed in US Dollars)
(Unaudited)

	April 30	January 31,
	2014	2014

ASSETS
Current assets
Cash	$369,061	$67,478
Accounts receivable, net of allowance	107,413	68,859
Advances receivable (Note 6)	50,000	50,000
Inventory (Note 3)	623,457	604,046
Prepaid expenses and deposits	47,471	70,666

Total current assets	1,197,402	861,049

Equipment, net (Note 4)	10,567	6,300
Intangible assets, net (Note 5)	34,313	39,877
Deferred financing fees (Notes 7 and 8)	157,729	65,539

TOTAL ASSETS	$1,400,011	$972,765

LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
Current liabilities
Accounts payable and accrued liabilities (Note 6)	$702,310	$639,099
Promissory notes payable (Note 7)	1,356,285	397,422
Current portion of convertible promissory notes (Note 8)	250,000	1,022,294
Derivative financial instruments (Note 9)	268,600	241,618
Total current liabilities	2,577,195	2,300,433
Convertible promissory notes (Note 8)	603,041	1,670

TOTAL LIABILITIES	3,180,236	2,302,103

STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
Common stock (Note 11) Authorized 100,000,000 common shares, par value $0.001 per share Issued and outstanding 34,168,139 common shares (January 31, 2014: 34,728,139)	34,168	34,728
Common stock to be issued (Note 13)	22,500	7,500
Accumulated paid-in capital	5,642,628	4,874,095
Accumulated deficit	(7,473,276)	(6,239,416)
Accumulated other comprehensive income (loss)	(6,245)	(6,245)

Total stockholders' equity (capital deficit)	(1,780,225)	(1,329,338)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,400,011	$972,765

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Naked Brand Group Inc.
Interim Condensed Consolidated Statements of Comprehensive Loss
(Expressed in US Dollars)
(Unaudited)

for the three months ended April 30,	2014	2013
Net sales (Note 12)	$119,814	$93,566
Cost of sales	74,105	61,900
Gross profit	45,709	31,666
Operating Expenses
General and administrative expenses	425,645	623,589
Foreign exchange	4,022	9,419
Total operating expenses	429,667	633,008
Operating loss	(383,958)	(601,342)
Other income (expense)
Interest	(24,429)	(17,243)
Accretion of debt discounts and finance charges (Notes 7 and 8)	(101,091)	(24,849)
Loss on extinguishment of debt (Note 8 (i))	(697,400)	-
Change in fair value of derivative financial instruments (Note 9)	(26,982)	-
Total other income (expense)	(849,902)	(42,092)
Net loss and comprehensive loss for the period	$(1,233,860)	$(643,434)
Basic and diluted net loss per share (Note 2)	$(0.04)	$(0.03)
Weighted average shares used in computing basic and diluted net loss per share	34,151,397	28,944,191

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Naked Brand Group Inc.
Interim Condensed Consolidated Statement of Changes in Stockholders’ Equity (Capital Deficit)
(Expressed in US Dollars)
(Unaudited)

						Accumulated		Total
			Accumulated			Other		Stockholders'
	Common Stock		Paid-in	Common stock	Accumulated	Comprehensive		Equity
	Shares	Amount	Capital	to be issued	Deficit	Income (Loss)		(Deficiency)
Balance - January 31, 2013	28,522,000	$28,522	$2,158,151	$3,750	$(2,000,926)	$(6,245	) $	183,252
Shares issued pursuant to private placement repricing	214,000	214	239,466	-	-	-		239,680
Shareholder dividend	-	-	(239,680)	-	-	-		(239,680)
Private placements	3,333,000	3,333	679,917	-	-	-		683,250
Offering costs	-	-	(26,610)	-	-	-		(26,610)
Shares issued/to be issued in exchange for services rendered	644,843	645	143,644	3,750	-	-		148,039
Modification of convertible debt terms and warrants	-	-	485,704	-	-	-		485,704
Shares issued/to be issued in connection with promissory notes	402,000	402	132,118	-	-	-		132,520
Warrants issued in connection with promissory notes			18,400					18,400
Shares issued under equity line with Lincoln Park	1,519,500	1,520	298,480	-	-	-		300,000
Less: issuance costs	-	-	(58,656)	-	-	-		(58,656)
Shares issued in settlement of debt	92,796	92	7,221					7,313
Issuance of detachable warrants	-	-	41,225	-	-	-		41,225
Beneficial conversion feature	-	-	17,600	-	-	-		17,600
Agent's warrants - convertible promissory notes	-	-	67,600	-	-	-		67,600
Derivative financial instrument relcassification	-	-	177,900	-	-	-		177,900
Stock based compensation	-	-	731,615	-	-	-		731,615
Net loss for the period	-	-	-	-	(4,238,490)	-		(4,238,490)
Balance, January 31, 2014	34,728,139	$34,728	$4,874,095	$7,500	$(6,239,416)	$(6,245	) $	(1,329,338)
Shares issued in connection with promissory notes (Note 7(vi) and 8(ii))	40,000	40	2,710	-	-	-		2,750
Modification of convertible debt terms and warrants (Note 8 (i))	-	-	697,400	-	-	-		697,400
Return to treasury pursuant to private placement escrow agreement (Note 11 (iii))	(600,000)	(600)	600	-	-	-		-
Shares to be issued in exchange for services rendered (Note 13)	-	-	-	15,000	-	-		15,000
Stock based compensation (Note 11)	-	-	67,823	-	-	-		67,823
Net loss for the period	-	-	-	-	(1,233,860)	-		(1,233,860)
Balance, April 30, 2014	34,168,139	$34,168	$5,642,628	$22,500	$(7,473,276)	$(6,245	) $	(1,780,225)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Naked Brand Group Inc.
Interim Condensed Consolidated Statements of Cash Flows
(Expressed in US Dollars)
(Unaudited)

for the three months ended April 30,	2014	2013

Cash flows from operating activities
Net loss	$(1,233,860)	$(643,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	(722)	760
Depreciation and amortization	6,297	5,241
Other items not involving cash (Schedule 1)	903,395	199,673
Unrealized foreign exchange	1,592	5,896
Increase (decrease) in cash resulting from change in:
Accounts receivable	(37,832)	288,653
Prepaid expenses and deposits	23,195	(79,212)
Inventory	(19,411)	(243,976)
Accounts payable	63,211	(3,258)
Finance fees paid in connection with debt extinguishment	(35,040)	-
Net cash used in operating activities	(329,175)	(469,657)

Cash flows from investing activities
Purchase of equipment	(5,000)	(505)
Net cash provided by (used in) investing activities	(5,000)	(505)

Cash flows from financing activities
Proceeds from share issuances	-	523,250
Less: Offering costs	-	(26,610)
Proceeds from share subscriptions received	-	50,000
Proceeds from the issuance of promissory notes	877,167	-
Repayments of promissory notes	(151,559)	-
Less: Debt offering costs	(89,850)	-
Repayments of related party payables	-	(13,710)
Net cash provided by financing activities	635,758	532,930

Net increase (decrease) in cash	301,583	62,768
Cash at beginning of the period	67,478	43,780
Cash at end of the period	$369,061	$106,548

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Naked Brand Group Inc.
Interim Condensed Consolidated Statements of Cash Flows
(Expressed in US Dollars)
(Unaudited)

Supplemental Cash Flow Information

for the three months ended April 30,	2014	2013

Cash paid during the period for:
Interest	$-	$14,247
Taxes	-	-
Non-cash financing activities:
Discount on debt financing	$8,770	$-
Repayment of promissory note through issuance of new promissory note	205,083	-

Schedule 1 to the Statements of Cash Flows

Profit and loss items not involving cash consists of:
Shares to be issued in exchange for services	$15,000	$100,412
Loss on extinguishment of debt	697,400	-
Stock based compensation	67,823	73,351
Change in fair value of derivative	26,982	-
Amortization of deferred financing fees	32,702	23,385
Interest capitalized to convertible debt	3,579	-
Shares issued as penalty under debt agreements	1,250	-
Accretion of debt discount	58,659	2,525

	$903,395	$199,673

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

1.	Organization and Nature of Business

Description of Business

Naked Brand Group Inc. (the “Company”) was incorporated in the State of Nevada on May 17, 2005, as Search By Headlines.com Corp. with 100,000,000 authorized common shares with a par value of $0.001 per share. On July 30, 2012, the Company closed an Acquisition Agreement with Naked Inc. (“Naked”) whereby Naked’s owners became the sole directors of the Company and Naked stockholders exchanged their shares for a total of 13.5 million shares of the Company, representing 50% of the Company (the “Acquisition”). On the same date, the entire management of Naked became the entire management of the Company. Effective August 29, 2012, the Company completed a merger with a subsidiary, Naked Brand Group Inc., a Nevada corporation, which was incorporated solely to effect a change of name. As a result, the Company changed its name from “Search By Headlines.com Corp.” to “Naked Brand Group Inc.”.

Naked was incorporated under the federal laws of Canada on May 21, 2009 as In Search of Solutions Inc. and changed its corporate name on May 17, 2010 to Naked Boxer Brief Clothing Inc. On February 20, 2013, Naked changed its name to Naked Inc. Naked commenced business operations on February 1, 2010 as a manufacturer and seller of direct and wholesale undergarments in Canada to consumers and retailers and has been realizing revenues from its operations since September, 2010.

As a result of the Acquisition, Naked became a wholly-owned subsidiary of the Company and the Company’s business became the manufacture and sales of direct and wholesale undergarments in Canada and the United States to consumers and retailers. The Company operates out of Abbotsford, British Columbia, Canada.

Going Concern

These unaudited condensed consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its obligations and commitments in the normal course of operations. Realization values may be substantially different from carrying values as shown and these condensed consolidated interim financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

As at April 30, 2014, the Company had not yet achieved profitable operations, had a working capital deficiency, and expects to incur further losses in the development of its business, which casts substantial doubt about the Company’s ability to continue as a going concern. To remain a going concern, the Company will be required to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations as they come due. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Subsequent to April 30, 2014, the Company secured financing which resulted in gross cash proceeds to the Company of $4,943,750, before deducting agent fees and other transaction-related expenses (Note 14) and negotiated settlements and concessions with certain creditors (Notes 7(ii), 8(i) and 8(iii)) to provide for working capital and to provide for ongoing development of the Company’s business.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

2.	Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements have been prepared by management, without audit, in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in the annual consolidated financial statements in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the disclosures are adequate to make the information presented not misleading and the accompanying financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for fair presentation of statement of financial position, results of operations and cash flows for the interim periods presented. Operating results for the three months ended April 30, 2014 are not necessarily indicative of the results that may be expected for the year ended January 31, 2015.

The consolidated balance sheet at January 31, 2014 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for annual financial statements.

These unaudited condensed consolidated financial statements should be read in conjunction with the most recent audited financial statements of the Company included in its annual report on Form 10-K for the year ended January 31, 2014.

Loss per share

Net loss per share was determined as follows:

Three months ended April 30,	2014	2013
Numerator
Net loss	$(1,233,860)	$(643,434)
Less: shareholder dividend	-	(239,680)
	(1,233,860)	$(883,114)
Denominator
Weighted average common shares outstanding	34,151,397	28,944,191
Basic and diluted net loss per share	$(0.04)	$(0.03)

Anti-dilutive securities not included in diluted loss per share relating to:
Warrants and options outstanding	8,656,446	4,661,946
Convertible debt	6,899,431	666,667
	15,555,877	5,328,613

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

Segment Reporting

The Company used several factors in identifying and analyzing reportable segments, including the basis of organization, such as differences in products and services, and geographical areas. Our chief operating decision makers review financial information presented on a consolidated basis for the purposes of making operating decisions and assessing financing performance. Accordingly, the Company has determined that as of April 30, 2014 and 2013, there is only a single reportable operating segment.

The Company operates in one industry, the manufacture and sale of direct and wholesale undergarments. Revenues from external customers are all derived from customers located within North America as follows:

	2014	2013
United States	$85,300	$51,221
Canada	34,514	42,345
	$119,814	$93,566

At April 30, 2014 and January 31, 2014 substantially all of the Company’s long-lived assets were located in Canada.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”), which are adopted by the Company as of the specified date. Unless otherwise discussed, management believes the impact of recently issued standards, which are not yet effective, will not have a material impact on our consolidated financial statements upon adoption.

On May 28, 2014, the FASB and the International Accounting Standards Board (IASB) issued a converged standard on revenue recognition from contracts with customers, ASU 2014-09 (Topic 606 and IFRS 15). This standard will supersede nearly all existing revenue recognition guidance. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

3.	Inventory

Inventory of the Company consisted of the following:

	April 30,	January 31,
	2014	2014

Finished goods - Underwear	$536,529	$528,461
Raw materials	86,928	75,585

Total inventory	$623,457	$604,046

Balances at April 30, 2014 and January 31, 2014 are recorded at historical cost, less amounts for potential declines in value. At April 30, 2014, management has recorded reserves of $18,322 (2014: $18,322) to reduce inventory to its net realizable value.

4.	Equipment

Property and equipment of the Company consisted of the following at April 30, 2014 and January 31, 2014:

	April 30,	January 31,
January 31,	2014	2014

Furniture & equipment	$11,630	$6,630
Computer equipment	4,534	4,534

	16,164	11,164
Less: Accumulated depreciation	(5,597)	(4,864

	$10,567	$6,300

Depreciation expense for the three months ended April 30, 2014 and 2013 was $733 and $147, respectively.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

5.	Intangible Assets

Intangible assets of the Company consisted of the following at April 30, 2014 and January 31, 2014:

	April 30,	January 31,	Useful life
	2014	2013	(Years)

Trade Names/Trademarks	$24,874	$24,874	Indefinite
Website	44,512	44,512	2

	69,386	69,386
Less: accumulated amortization	(35,073)	(29,509)

	$34,313	$39,877

Amortization expense for each of the three months ended April 30, 2014 and 2013 was $5,564 and $5,094, respectively.

6.	Related Party Balances

At April 30, 2014, included in advances receivable is an amount of $50,000 (January 31, 2014: $50,000) paid to a director of the Company as an advance for expenses to be incurred on behalf of the Company in the January, 2015 fiscal year.

At April 30, 2014, included in accounts payable and accrued liabilities is $30,334 (January 31, 2014: $24,682) owing to directors and officers of the Company for reimbursable expenses and for unpaid directors fees. These amounts are unsecured, non-interest bearing with no specific terms of repayment.

At April 30, 2014, included in promissory notes payable is a $100,000 (January 31, 2014: $Nil) note payable to a director of the Company (Note 7(i)).

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

7.	Promissory Notes Payable

	April 30, 2014	January 31, 2014

Promissory notes, accruing interest at 6% per annum payable at maturity, maturing one year from the date of issuance. The notes are collateralized by a priority general security agreement ranked pari passu to Kalamalka security agreement (Note 8(i)) over all of the present and future assets of the company (i)	$1,033,787	$-

Promissory note bearing interest at 10% per annum payable at maturity, unsecured, matured on February 1, 2014(ii)	75,000	75,000

Promissory note in the principal amount of $309,062, non-interest bearing, unsecured, repayable in five equal semi-monthly instalments of $41,667 plus one final balloon payment of $63,229 at its maturity on July 13, 2014. The one-time interest charge of 15%, or $37,500 is convertible at maturity, at the option of the holder, into shares of common stock of the Company at a price of $0.10 per share (iii)	184,062	309,062

Promissory note in the principal amount of CDN$6,875, non-interest bearing, repayable in equal instalments of CDN$3,125 over the remaining term of the note, unsecured. The note may be repaid at any time before maturity without notice, bonus or penalty. The final CDN$3,750, representing a 15% original issue discount (“OID”) is repayable upon the company reporting net income from operations in a single month (iv)	6,274	14,668

Promissory note in the principal amount of CDN$38,334, non-interest bearing, repayable in equal instalments of CDN$9,583 over the remaining term of the note, unsecured. The note may be repaid at any time before maturity without notice, bonus or penalty (v)	34,985	43,250

Promissory note in the principal amount of CDN$51,078, non-interest bearing, repayable in equal instalments of CDN$9,583 over the remaining term of the note, unsecured. The note may be repaid at any time before maturity without notice, bonus or penalty (vi)	46,615	-
Less: debt discounts	(24,438)	(44,558)
	1,356,285	397,422
Less: current portion	(1,356,285)	(397,422)
	$-	$-

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

(i)

On April 7, 2014, the Company entered into a Securities Purchase Agreement with certain purchasers pursuant to which the Company agreed to issue 6% Senior Secured Convertible Promissory Notes (the “SPA Notes”) in the aggregate principal amount of $1,083,797. As consideration, the Company (i) received cash proceeds equal to $878,704 (the “Cash Proceeds”), of which $50,000 was received subsequent to April 30, 2014; (ii) exchanged a promissory note with an outstanding amount of $76,388 (Note 8(i)), being the principal and accrued interest due under a convertible promissory note dated December 24, 2013 for the issuance of a SPA Note in the same amount; and (iii) exchanged a promissory note with an outstanding amount of $128,705 (Note 8(ii)), being the remaining principal amount due under a convertible promissory note dated October 2, 2013 for the issuance of a SPA Note in the same amount.

The principal amount of $1,033,797 matures on April 7, 2015 (the “Maturity Date”) and bears interest at the rate of 6% per annum, payable on the Maturity Date. In addition, the principal amount of the SPA Notes and all accrued and unpaid interest thereon will be exchanged for any other securities issued by the Company in connection with any subsequent financing approved by the majority of the purchasers which results in gross proceeds to the company of at least $3,000,000 (the “Subsequent Financing”), at an exchange rate equal to ninety percent (90%) of the aggregate purchase price paid in the Subsequent Financing.

Repayment of the SPA Notes is collateralized against all the tangible and intangible assets of the Company.

During the three months ended April 30, 2014, the Company recorded $5,428 (2013: $Nil) in respect of interest on this note.

In connection with the issuance of the SPA Notes, the Company has agreed to pay a cash commission of eight percent (8%) of the gross proceeds raised from certain of the Purchasers. During the three months ended April 30, 2014, the Company recorded $56,600 in deferred financing fees in respect of this commission. Further, in the event the SPA Notes are exchanged for any other securities issued by the Company in connection with the Subsequent Financing, the Company has agreed to issue warrants to acquire common shares equal to eight percent (8%) of the aggregate number of shares of the Company issued or issuable upon conversion or exercise of such securities.

(ii)

During the year ended January 31, 2014, the Company received $75,000 in respect of a promissory note in the principal amount of $75,000. The promissory note matured on February 1, 2014 and was bearing interest at a rate of 10% per annum payable at maturity.

Subsequent to April 30, 2014, the Company issued 796,850 common shares of the Company in full and final settlement of this note, along with accrued interest of $4,850.

During the three months ended April 30, 2014, the Company recorded $935 (2013: $Nil) in respect of interest on this note, up to the date of settlement of this note.

(iii)

On January 13, 2014, the Company issued a promissory note in the principal amount of $309,062, which was comprised of: (i) $250,000 consideration received; (ii) a one-time interest charge of $37,500, being 15% of the proceeds received (the “OID”); and (iii) an amount of $21,562, being the remaining principal balance due under a separate note agreement with the same lender.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

The promissory note is repayable in five monthly instalments of $41,667 over the term of the note plus one final balloon payment of $63,229 at its maturity on July 13, 2014. The Company may repay the promissory note at any time before maturity without notice, bonus or penalty.

The OID is convertible, at the option of the lender, at maturity of the note into shares of common stock of the Company at a price of $0.10 per share.

The issuance of this promissory note as consideration of the remaining balance due and payable under the September 4 Note was recorded at the redemption amount pursuant to the applicable guidance under ASC 470-20.

During the three months ended April 30, 2014, the Company recorded accretion expense of $18,051 (2013: $Nil) in respect of the accretion of the discount on this note.

(iv)

On November 7, 2013, the Company issued a promissory note in the principal amount of CDN$28,750. The Company received 24,467 (CDN$25,000) in respect of this note, after an original issue discount (“OID”) of 15%, or $3,670 (CDN$3,750). The note matures eight months from the date of issuance and is repayable in eight equal monthly instalments over the term of the note. The OID is repayable upon the Company recognizing net income from operations in any given month during the term of the note.

As additional consideration for entering into the loan, the Company issued 22,000 common shares of the Company to the lender. The fair value at issuance of these shares of $5,720, determined with reference to the quoted market price of these shares at the date of issuance, together with the OID of $3,670 resulted in a debt discount at issuance of $9,390, which is being amortized using the effective interest method over the term of the note.

During the three months ended April 30, 2014, the Company recorded accretion expense of $3,280 (2013: $Nil) in respect of the accretion of the discount on this note.

(v)

On December 20, 2013, the Company issued a promissory note in the principal amount of CDN$57,500. The Company received $47,660 (CDN$50,000) in respect of this note, after an original issue discount (“OID”) of 15%, or $7,149 (CDN$7,500). The note matures six months from the date of issuance and is repayable in six equal monthly instalments over the term of the note.

As additional consideration for entering into the loan, the Company issued 25,000 common shares of the Company to the lender. The fair value at issuance of these shares of $3,000, determined with reference to the quoted market price of these shares at the date of issuance, together with the OID of $7,149 resulted in a debt discount at issuance of $10,149, which is being amortized using the effective interest method over the term of the note.

During the three months ended April 30, 2014, the Company recorded accretion expense of $4,927 (2013: $Nil) in respect of the accretion of the discount on this note.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

(vi)

On February 12, 2014, the Company issued a promissory note in the principal amount of CDN$61,295. The Company received $48,463 (CDN$53,300) in respect of this note, after an original issue discount (“OID”) of 15%, or $7,269 (CDN$7,995). The note matures six months from the date of issuance and is repayable in six equal monthly instalments over the term of the note.

As additional consideration for entering into the loan, the Company issued 25,000 common shares of the Company to the lender. The fair value at issuance of these shares of $1,500, determined with reference to the quoted market price of these shares at the date of issuance, together with the OID of $7,269 resulted in a debt discount at issuance of $8,769, which is being amortized using the effective interest method over the term of the note.

During the three months ended April 30, 2014, the Company recorded accretion expense of $3,203 (2013: $Nil) in respect of the accretion of the discount on this note.

8.	Convertible Promissory Notes Payable

	April 30, 2014	January 31, 2014

Revolving Credit Facility, bearing interest at 12% per annum, due August 16, 2014(i)	$100,000	$500,000

Revolving Credit Facility, bearing interest at 12% per annum, due January 31, 2014 (i)	-	275,000

First and Second Kalamalka Amendment Agreement, bearing interest at 6% per annum, collateralized by a priority general security agreement over all of the present and future assets of the company ranked pari passu to promissory notes (Note 7(i)), due October 1, 2016 (i)	600,000	-

Convertible promissory note payable, non-interest bearing due, February 9, 2014 (ii)	-	128,704

Convertible promissory note payable, non-interest bearing, due November 13, 2014 (iii)	124,444	124,444

Convertible promissory notes, bearing interest at 8% per annum, due September 23, 2014 (iv)	93,622	91,688

Convertible promissory notes, bearing interest at 8% per annum, due September 17, 2014 (v)	85,733	84,085
Less: debt discounts	(150,758)	(179,957)
	853,041	1,023,964
Less: current portion	(250,000)	(1,022,294)
	$603,041	$1,670

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

(i)	Revolving Credit Facilities with Kalamalka Partners

August, 2012 Credit Facility

On August 10, 2012, the Company and its wholly owned subsidiary, Naked, entered into the Agency Agreement with Kalamalka and certain lenders (the “Lenders”) as set out in the Agency Agreement whereby the Company agreed to borrow up to $800,000 from the Lenders under a revolving loan arrangement by the issuance of convertible promissory notes (the “Notes”) from time to time as such funds are required by the Company.

During the year ended January 31, 2013, the Company issued convertible promissory notes in the aggregate principal amount of $500,000 and an aggregate of 100,000 share purchase warrants to the Lenders (the “Lender Warrants”) exercisable into one common share of the Company as follows: 25,000 Lender Warrants exercisable at $0.25 until August 10, 2015, 25,000 Lender Warrants exercisable at $0.50 until August 10, 2015 and 50,000 Lender Warrants exercisable at $0.25 until August 10, 2014.

The Notes were initially bearing interest at 12% per annum, calculated and payable monthly. The principal amount outstanding under any Note and all accrued and unpaid interest therein, were initially convertible into common shares of the Company at $0.75 per share at any time at the option of the Lender. These terms were later amended, as set forth below.

The Notes are collateralized by a first priority general security agreement over the present and future assets of the Company.

The Notes may be prepaid at any time at the option of the Company with 60 days’ written notice to Kalamalka (the “Agent”) under the Agency Agreement. Prepayments must be accompanied by a 1% prepayment fee and the prepaid amount will form a pool of stand-by funds that will continue to accrue interest at a rate of 4% per annum, calculated and payable monthly.

Pursuant to the guidance of ASC 470-20 Debt with Conversion and Other Options, the Company allocated the proceeds from the issuance of the Closing Notes between the Closing Notes and the detachable Lender warrants using the relative fair value method. The fair value of the Lender Warrants of $22,100 at issuance resulted in a debt discount at issuance of $20,940, which is being amortized using the effective interest method over the term of the Notes. During the three months ended April 30, 2014, the Company recorded accretion expense of $5,587 (2013: $2,525) in respect of the accretion of this discount and $10,356 (2013: $14,247), in interest in respect of these Notes.

In consideration for the convertible debt issued, the Company issued an aggregate of 1,148,000 share purchase warrants to non-lenders as follows: (i) 948,000 share purchase warrants to the Agent as consideration for facilitating the loan (the “Agent’s Warrants”), of which 448,000 were exercisable into common shares of the Company at $0.25 per share for a period of two years and 500,000 were exercisable into common shares of the Company at $0.50 per share for a period of two years; and (ii) 200,000 share purchase warrants to certain non-lenders as consideration for a $200,000 bridge loan provided to the Company prior to the closing of the Agency Agreement (the “Bridge Loan Warrants”), of which 125,000 Bridge Loan Warrants were exercisable into common shares of the Company at $0.25 per share for a period of three years and 75,000 Bridge Loan Warrants were exercisable into common shares of the Company at $0.50 per share for a period of three years. The fair value of the Agent’s Warrants and the Bridge Loan Warrants of $237,500 was recorded as a deferred financing charge and is being amortized to income over the term of the Notes using the effective interest method. During the three months ended April 30, 2014, the Company had recorded financing expense of $15,332 (2013: $23,385) in respect of the amortization of these charges. Accumulated amortization as at January 31, 2014 was $153,988 (January 31, 2014: $138,656).

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

The fair value of the Agents Warrants, the Lender Warrants and the Bridge Loan Warrants at issuance was determined using the Black Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	0.29%
Expected life (years)	2.20
Expected volatility(1)	201.94%
Estimated stock price at date of issuance(2)	$0.25
Dividend yields	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

(2) The estimated stock price of $0.25 per share was determined with reference to the subscription price of the most recent share offerings for which the funds raised were being used to provide financing to the Company. This was considered to be the most appropriate basis on which to estimate the fair value of the Company’s stock as, at the time of the transaction, the Company’s stock was not being traded on an active market.

Funds advanced under the loan were restricted for inventory and accounts receivable whereby we could fund up to 90% of the Company’s accounts receivable and inventory (the “Borrowing Margin Requirements”). “Inventory” included raw materials in transit and in our possession, materials in the course of production, work in progress and unsold finished goods, all valued at cost. Receivables were marginable until 60 days from the invoice date, after which time such receivables had no value for margining purposes, except that up to $10,000 of receivables were marginable if such receivables were more than 60 days old but less than 90 days old.

First Amendments

During the year ended January 31, 2013, the Company’s borrowing exceeded the required margins and these Notes entered into default. As a result, on July 22, 2013, the Company entered into an Amendment Agreement with Kalamalka and the Lenders. Pursuant to the Amendment Agreement, the Company amended the Notes to reduce the conversion price from $0.75 to $0.50 per share and amended the terms of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants such that the expiry of all of the warrants was extended by three years. In addition, the Amendment Agreement reduced the total commitment of the revolving loan facility from $800,000 to the $500,000 already advanced.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

The amendments were considered a substantial change in the terms of the loan facility and, accordingly, the Company applied debt extinguishment accounting and calculated a loss on extinguishment of debt of $485,704 as the premium of the aggregate fair value of the amended notes of $778,553 over their carrying values of $488,849 immediately prior to the amendments, plus the fair value of the modification of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants. The Company calculated the fair value of the amended convertible promissory notes by discounting future cash flows using rates representative of current borrowing rates for debt instruments without a conversion feature and by using the Black Scholes option pricing model to determine the fair value of the conversion features, using the following assumptions:

Risk-free interest rate	0.10%
Expected life (years)	1.07
Expected volatility(1)	151.47%
Stock price	$0.52
Dividend yields	0.00%

The fair value of the modification of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants of $196,000 was determined as the difference between the fair value of these warrants immediately prior to the amendments and the fair value of these warrants immediately after the amendment. The fair values were determined using the Black Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	1.03%
Expected life (years)	4.25
Expected volatility(1)	249.92%
Stock price at date of issuance	$0.52
Dividend yields	0.00%

(1)

As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

The loss was recorded on the consolidated statement of operations during the year ended January 31, 2014, with a corresponding credit to additional paid in capital. In connection with the reduction in borrowing capacity, the Company wrote off $56,555 of unamortized deferred finance charges in proportion to the decrease in the borrowing capacity, and incurred $2,520 in deferred financing fees in connection with the amendments. This cost was recognized as finance charges on the consolidated statement of operations during the year ended January 31, 2014. On April 4, 2014, $400,000 of the $500,000 principle balance was further amended and included in the First Kalamalka Amended Agreement below.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

Second Amendments

On April 4, 2014, the Company entered into another Amendment Agreement (the “First Kalamalka Amendment Agreement”) with Kalamalka and certain of the Lenders as set out in the Amendment Agreement (collectively, the “First Tranche Lenders”) amending the Agency and Interlender Agreement dated August 10, 2012 (the “First Agency Agreement”). In connection with the First Agency Agreement, the Company amended several of the Notes in the aggregate principal amount of $400,000 (the “First Tranche Kalamalka Notes”) as follows; (i) the Company extended the due date of the First Tranche Kalamalka Notes to October 1, 2016; (ii) the Company reduced the interest rate accruing under the First Tranche Kalamalka Notes to 6% per annum, calculated and payable quarterly, in cash or in kind; (iv) the Company removed the Borrowing Margin Requirements; (iii) the Company amended the First Tranche Kalamalka Notes to reduce the conversion price from $0.50 per share to $0.25 per share; and (v) 500,000 share purchase warrants exercisable at a strike price of $0.50 until August 10, 2017 held by Kalamalka and 100,000 share purchase warrants at a strike price of $0.50 until August 10, 2018 (the “Existing Warrants”) were exchanged for 600,000 New Warrants, as defined and described below (the “Exchanged Warrants”).

As consideration for facilitating such amendments, the Company granted 1,200,000 share purchase warrants to the First Tranche Lenders and Kalamalka (the “New Warrants”).

Each New Warrant is exercisable into one common share at a price of $0.15 per share for a period of five years from the closing date of the Subsequent Financing (Note 14). The Company has the right to call the New Warrants if the volume weighted average closing price of the Company’s shares exceeds $0.40 per share for more than 20 consecutive trading days at any time after twenty four months following the closing date. In that event, the New Warrants will expire 30 days following the date the Company delivers notice in writing to the warrant holders announcing the call of the New Warrants. In addition, the New Warrants contain piggyback registration rights on any subsequent registration statement filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, any registration statement that may be required to be filed with the SEC in connection with the Subsequent Financing (Note 14).

The Company assessed the guidance under ASC 470-60 Troubled Debt Restructurings and determined that this guidance did not apply to the amendments. The amendments were considered a substantial change in the terms of the loan facility and, accordingly, the Company applied debt extinguishment accounting and calculated a loss on extinguishment of debt of $480,900 as the premium of the aggregate fair value of the amended notes and New Warrants and Exchanged Warrants of $857,300 over their carrying values of $376,400 immediately prior to the amendments. The Company calculated the fair value of the amended Notes by discounting future cash flows using rates representative of current borrowing rates for debt instruments without a conversion feature and by using the Black Scholes option pricing model to determine the fair value of the conversion features, using the following assumptions:

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

Risk-free interest rate	0.66%
Expected life (years)	2.50
Expected volatility(1)	141.72%
Stock price	$0.23
Dividend yields	0.00%

The fair value of the New Warrants of $256,400 was determined using the Black Scholes option pricing model with the following assumptions:

Risk-free interest rate	1.71%
Expected life (years)	5.00
Expected volatility(1)	149.76%
Stock price at date of issuance	$0.23
Dividend yields	0.00%

The fair value of the Exchanged Warrants of $23,300 was determined as the difference between the fair value of these warrants exchanged and the fair value of the New Warrants received. The fair values were determined using the Black Scholes option pricing model with the following weighted average assumptions:

	Existing	Exchanged
	Warrants	Warrants
Risk-free interest rate	0.96%	1.71%
Expected life (years)	3.52	5.00
Expected volatility(1)	146.70%	149.76%
Stock price at date of issuance	$0.23	$0.23
Dividend yields	0.00%	0.00%

(1)

As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

The loss was recorded on the condensed consolidated interim statement of operations during the three months ended April 30, 2014, with a corresponding credit to additional paid in capital. In connection with the First Kalamalka Amendment Agreement and the Second Kalamalka Amendment Agreement (as defined and described below), the Company incurred $35,040 in deferred financing fees in connection with the amendments. These cost have been recorded as a deferred financing charge and are being amortized using the effective interest method over the term of the Notes. During the three months ended April 30, 2014, the Company recorded financing expense of $2,027 (2013: $Nil) in respect of the amortization of these charges.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

Subsequent to April 30, 2014, the remaining Note in the aggregate principal amount of $100,000 plus $1,868 in accrued interest therein was settled by the issuance of 1,018,685 common shares of the Company at a conversion price of $0.10 per share.

November, 2013 Credit Facility

On November 14, 2013, the Company entered into an Agency and Interlender Agreement dated November 14, 2013 (the “Agency Agreement”) with Kalamalka, and certain lenders as set out in the Agency Agreement (the “Lenders”), whereby the Company agreed to borrow up to $300,000 from the Lenders from time to time (the “Loan”). In connection with the closing of the Agency Agreement, the Company issued: (i) two convertible promissory notes (collectively, the “Notes”) in the aggregate principal amount of $100,000 and (ii) an aggregate of 125,000 share purchase warrants (each, a “Lender Warrant”) to the Lenders. On November 26, 2013, the Company issued (i) additional Notes in the principal amounts totaling $100,000 and (ii) 125,000 additional Lender Warrants and on December 24, 2013 the Company issued (i) an additional Note in the principal amount of $75,000 and (ii) 115,000 additional Lender Warrants.

Each Lender Warrant is exercisable into one Share at a price of $0.10 per Share for a period of two years from the date of issuance.

Each Note was due on January 31, 2014 (the “Due Date”) and was bearing interest at the rate of 12% per annum, calculated daily and payable on the Due Date. The principal amount outstanding under any Note, and all accrued but unpaid interest thereon, may be converted into shares of common stock of the Company at a price of $0.25 per share at any time at the option of the respective Lender. Repayment of the Notes is secured by general security agreements dated November 14, 2013, as amended and restated, made by each of the Company and its wholly owned subsidiary in favor of Kalamalka, as agent for the Lenders.

As consideration for facilitating the Loans, the Company issued an aggregate of 362,500 warrants (the “Kalamalka Warrants”) to Kalamalka, each Kalamalka Warrant exercisable into Shares at a price of $0.10 per Share for two years from the date of issuance.

Pursuant to the guidance of ASC 470-20 Debt with Conversion and Other Options, the Company allocated the proceeds from the issuance of the Notes between the Notes and the detachable Lender warrants using the relative fair value method.

The Company recorded a beneficial conversion feature in the amount of $17,600 in respect of first tranche of $100,000 issued in connection with the closing of the Agency Agreement. The beneficial conversion feature was calculated based on a comparison of the proceeds of the Notes allocated to the Notes and the fair value of the common stock at the commitment date of the Notes.

The fair value of the Lender Warrants of $58,600 at issuance resulted in a debt discount of $41,225, and along with a beneficial conversion feature of $17,600, resulted in a total debt discount at issuance of $58,825, which was amortized using the effective interest method over the term of the Notes to January 31, 2014. During the three months ended April 30, 2014, the Company recorded accretion expense of $Nil (2013: $Nil) in respect of the accretion of this discount and $5,696 (2013: $Nil), in interest in respect of these Notes.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

The fair value of the Agent’s Warrants of $67,600 was recorded as a deferred financing charge and was amortized to income over the term of the Notes to January 31, 2014 using the effective interest method.

The fair value of the Agents Warrants and the Lender Warrants at issuance was determined using the Black Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	0.63%
Expected life (years)	3.00
Expected volatility(1)	144.71%
Stock price at date of issuance	$0.20
Dividend yields	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

On January 31, 2014, the Company did not repay the Notes at maturity. On April 4, 2014; the Company entered into an Amendment Agreement (the “Second Kalamalka Amendment Agreement”) with Kalamalka and certain lenders as set out in the Agreement (collectively, the “Second Tranche Lenders”) amending the Agency and Interlender Agreement dated November 14, 2013 (the “Second Agency Agreement”). In connection with the Second Agency Agreement, the Company amended certain convertible term promissory notes in the aggregate principal amount of $200,000 (the “Second Tranche Notes”) as follows; (i) the Company extended the due date of the Second Tranche Notes to October 1, 2016; (ii) the Company reduced the interest rate accruing under the Second Tranche Notes to 6% per annum, calculated and payable quarterly, in cash or in kind; and (iii) the Company removed the Borrowing Margin Requirements.

As consideration for facilitating such amendments, the Company granted 600,000 New Warrants to the Second Tranche Lenders and to Kalamalka.

Repayment of the First Tranche Notes and the Second Tranche Notes is collateralized by a general security agreement dated November 14, 2013, as amended on April 4, 2014 (the “Kalamalka Security Agreement”), made by the Company in favour of Kalamalka, as agent for the First Tranche Lenders and Second Tranche Lenders, which Kalamalka Security Agreement ranks pari passu with a Security Agreement April 4, 2014 between CSD Holdings LLC, as agent for the certain lenders, Kalamalka, First Tranche Lenders, Second Tranche Lenders, and the Company.

The Company assessed the guidance under ASC 470-60 Troubled Debt Restructurings and determined that this guidance did not apply to the amendments. The amendments were considered a substantial change in the terms of the loan facility and, accordingly, the Company applied debt extinguishment accounting and calculated a loss on extinguishment of debt of $216,500 as the premium of the aggregate fair value of the amended notes and New Warrants of $416,500 over their carrying values of $200,000 immediately prior to the amendments. The Company calculated the fair value of the amended Notes by discounting future cash flows using rates representative of current borrowing rates for debt instruments without a conversion feature and by using the Black Scholes option pricing model to determine the fair value of the conversion features, using the following assumptions:

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

Risk-free interest rate	0.66%
Expected life (years)	2.50
Expected volatility(1)	141.72%
Stock price	$0.23
Dividend yields	0.00%

The fair value of the New Warrants of $127,700 was determined using the Black Scholes option pricing model with the following assumptions:

Risk-free interest rate	1.71%
Expected life (years)	5.00
Expected volatility(1)	149.76%
Stock price at date of issuance	$0.23
Dividend yields	0.00%

(1)

As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

The loss was recorded on the condensed consolidated interim statement of operations during the three months ended April 30, 2014, with a corresponding credit to additional paid in capital.

In addition, during the three months ended April 30, 2014, the Company exchanged a Note with an outstanding amount of $76,388, including accrued interest of $1,388, for the issuance of a SPA Note in the same amount (Note 7(i)). The Company assessed the guidance under ASC 470-60 Troubled Debt Restructurings and determined that this guidance did not apply to the exchange of debt instruments. Under the guidance of ASC 470-50, the exchange was considered a substantial change in the terms of the loan facility and, accordingly, the Company applied debt extinguishment accounting. The Company calculated the fair value of the amended Note by discounting future cash flows using a discount rate representative of current borrowing rates for debt instruments and valuing the discount included in the amended Note with respect to its conversion into a Subsequent Financing (Note 7(i)). There was a trivial gain on settlement which was not recorded in these condensed consolidated interim financial statements.

(ii)

On October 4, 2013, the Company issued an OID (Original Issue Discount) convertible promissory note in the amount of $343,212. The purchase price for this note was $300,000. The note was to mature on February 9, 2014, and was repayable in eight equal instalments of $42,902 over the term of the note (each a “Regular Repayment”).

The note entitles the holder, at its election, at any time on or prior to maturity, to convert all or any portion of the principal amount and any interest outstanding thereon into shares of common stock of the Company at the price of $0.25 per share.

The amounts due under the note were collateralized by a personal guarantee of a director and officer of the Company, who also pledged 4,859,613 shares of his common stock to the lender as collateral.

As additional consideration for entering into the note, the Company issued 200,000 common shares to the lender (the “Fee Shares”). The fair value at issuance of the Fee Shares of $48,000, determined with reference to the quoted market price of these shares at the date of issuance, was recorded as a debt discount at issuance, which was being amortized using the effective interest method over the term of the note.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

In addition, the lender was entitled to 5,000 common shares in the event the Company did not make a Regular Repayment when due and payable under the terms of the note. During the three months ended April 30, 2014, the Company requested an extension on the sixth, seventh and eighth Regular Repayments and, consequently Company issued 15,000 common shares to the lender. The fair value of these shares of $1,250, which was determined with reference to the quoted market price of the Company’s stock on the commitment date, was recorded as a charge to general and administrative expense in the consolidated statement of operations for the three months ended April 30, 2014.

During the three months ended April 30, 2014, the Company recorded accretion expense of $7,754 (2013: $Nil) in respect of the accretion of this discount on this note.

In connection with the issuance of this note, the Company incurred deferred finance fees of $53,054 as follows:

(a)

The Company paid $2,500 and issued 10,000 common shares as a structuring fee, and paid $12,125 in legal fees and expenses incurred by the lender. The fair value of the common shares issued of $2,400, was determined with reference to the quoted market price of these shares on the commitment date of the convertible promissory note.

(b)

In addition, the Company paid a finder’s fee of $11,429 and 120,000 share purchase warrants. The share purchase warrants are exercisable into common shares of the Company at $0.2799 per share for a period of two years from the date of issuance. The fair value of the finder’s warrants of $18,400 was determined using an option pricing model under the following assumptions:

Risk-free interest rate	0.33%
Expected life (years)	2.00
Expected volatility(1)	211.16%
Stock price at issuance	$0.24
Dividend yields	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

The deferred finance fees were recorded as a deferred finance charge and were being amortized to income over the term of the note using the effective interest method. During the three months ended April 30, 2014, the Company recorded financing expense of $3,607 (2013: $Nil) in respect of the amortization of these charges.

On April 7, 2014, the Company entered into a debt settlement agreement with this lender pursuant to which the Company agreed to exchange the remaining outstanding amount of $128,705 for the issuance of a new SPA note (Note 7(i)). The Company assessed the guidance under ASC 470-60 Troubled Debt Restructurings and determined that this guidance did not apply to the exchange of debt instruments. Under the guidance of ASC 470-50, the exchange was considered a substantial change in the terms of the loan facility and, accordingly, the Company applied debt extinguishment accounting. The Company calculated the fair value of the amended Note by discounting future cash flows using a discount rate representative of current borrowing rates for debt instruments and valuing the discount included in the amended Note with respect to its conversion into a Subsequent Financing (Note 7(i)). There was a trivial gain on settlement which was not recorded in these condensed consolidated interim financial statements.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

(iii)

On November 13, 2013, the Company issued a promissory note in the principal amount of up to $500,000 plus accrued and unpaid interest and any other fees. On November 13, 2013, the Company received $100,000, after an OID of 10%, with the remaining balance of the note payable by the lender in such amounts and at such dates as the lender may choose in its sole discretion

The maturity date for the note was November 13, 2015. The principal sum, plus any accrued but unpaid interest thereon, of the note may be converted, at any time by lender, into shares of common stock of the Company at a price which is the lesser of $0.265 or 60% of the lowest trade price in the 25 trading days prior to the conversion (the “Conversion Price”).

The Company was permitted to repay the promissory note at any time on or before 90 days from November 13, 2013 with 0% interest. If the Company did not repay the promissory note within the 90 days then a one-time interest charge of 12% will be applied to the principal sum. The Company did not repay the note on or before 90 days from November 13, 2013 and consequently, a one-time interest charge of 12%, of $13,333, was applied to the principal balance outstanding. This one-time interest charge of $13,333 was accrued in the financial statements for the year ended January 31, 2014.

The Company granted piggyback registration rights to the lender in connection with the next registration statement to be filed with the Securities and Exchange Commission. The Company also agreed that the terms of the note will be amended if the Company issues any securities with terms more favorable than the terms contained in the note.

In connection with the issuance of this promissory note, the Company had agreed that the terms of the promissory note will be amended if any securities are issued, while the promissory note is outstanding, at terms more favorable to the terms contained in the promissory note, such that the more favorable terms would become part of the transaction documents of the Lender. This ratchet provision and conversion feature violated the fixed for fixed criteria resulting in the recording of a derivative financial instrument in the Company’s consolidated financial statements (Note 9).

The Company allocated the proceeds from the issuance of the promissory note first to the derivative financial instrument, at its fair value, with the remainder being allocated to the promissory note. The fair value of the derivative financial instrument of $155,500 at issuance resulted in a debt discount at issuance of $111,111, the entire principal balance of the promissory note. The remaining derivative financial instrument value over the proceeds of the debt at issuance of $55,500 was immediately expensed on the consolidated statement of comprehensive loss as derivative expense, during the year ended January 31, 2014. This discount was being amortized using the effective interest method over the term of the promissory note.

During the three months ended April 30, 2014, the Company recorded accretion expense of $1,375 (2013: $Nil) in accretion of this discount.

Subsequent to April 30, 2014, the Company entered into a Note Termination Agreement pursuant to which the Company agreed to settle the full amount outstanding under the Note in exchange for (i) a one-time cash payment of $175,000 and (ii) 330,000 common shares of the Company.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

(iv)

On December 23, 2013, the Company entered into two securities purchase agreements (the “Securities Purchase Agreements”) dated December 23, 2013 with two lenders, whereby the Company could issue six convertible notes, each in the aggregate principal amount of $25,000 (each, a “Note”). The first two of the Notes were paid for by the lenders in cash (the “Cash Notes”) and the third, fourth, fifth and sixth of the Notes (the “Back End Notes”) were initially be paid for by the issuance of four offsetting $25,000 secured notes receivable issued to the Company by the lenders (each, a “Offsetting Note”), provided that prior to conversion of the four Back End Notes as described below, the lenders must have paid off the applicable Offsetting Note in cash.

The Cash Notes mature on September 23, 2014 and are accruing interest at the rate of 8% per annum. The principal sum and any accrued and unpaid interest of the Notes are convertible, at the option of the holder, at any time after 180 days after issuance, and after full cash payment for the shares convertible thereunder, at a price per share equal to 55% of the average of the two lowest closing bid prices as reported on the OTCQB for the ten prior trading days.

The Notes may be redeemed at any time on or before 180 after issuance, subject to redemption premiums of 20-40%. The notes may not be redeemed after 180 days.

The Cash Notes have been recorded as stock settled debt in accordance with ASC 480 whereby a put premium of $20,455 was recorded on each Cash Note and is being amortized using the effective interest method over the term of the respective Cash Note.

The Back End Notes have been presented net of their respecting Offsetting Note as these Notes have no substance until the applicable Offsetting Note has been paid for in cash by the Lender.

During the three months ended April 30, 2014, the Company recorded accretion expense of $11,662 (2013: $Nil) in accretion of these discounts.

In connection with the issuance of the Cash Notes, the Company incurred deferred finance fees of $8,000. The deferred finance fees were recorded as a deferred finance charge and are being amortized to income over the term of the Cash Notes using the effective interest method. During the three months ended April 30, 2014, the Company recorded financing expense of $2,508 (2013: $Nil) in respect of the amortization of these charges. Accumulated amortization as at April 30, 2014 was $3,564 (January 31, 2014: $1,056).

(v)

The Company entered into a securities purchase agreement dated December 30, 2013 (the “SPA”) with a lender, whereby the Company issued a convertible note in the aggregate principal amount of $83,500 (the “Note”).

The Note matures on September 17, 2014 and is accruing interest at a rate of 8% per annum. Any amount of principal or interest on the Note which is not paid when due will bear interest at the rate of 22% per annum from the due date until the same is paid.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

The principal sum and any accrued and unpaid interest of the Note is convertible, at the option of the holder, at any time after 180 days after issuance, at a price for each share equal to 61% of the average of the three lowest closing bid prices as reported on the OTCQB for the ten prior trading days.

The Note may be redeemed at any time on or before 180 after issuance, subject to redemption premiums of 15-40%. The notes may not be redeemed after 180 days.

In connection with the issuance of this Note, the Company had agreed that the terms of the Note will be amended if any securities are issued, while the Note is outstanding, at terms more favorable to the terms contained in the Note, such that the more favorable terms would become part of the transaction documents of the Lender. This ratchet provision and conversion feature violated the fixed for fixed criteria resulting in the recording of a derivative financial instrument in the Company’s consolidated financial statements (Note 9).

The Company allocated the proceeds from the issuance of the Note first to the derivative financial instrument, at its fair value, with the remainder being allocated to the Note. The fair value of the derivative financial instrument of $8,376 at issuance resulted in a debt discount, which is being amortized using the effective interest method over the term of the Note.

During the three months ended April 30, 2014, the Company recorded accretion expense of $2,820 (2013: $Nil) in accretion of this discount.

In connection with the issuance of the Note, the Company incurred deferred finance fees of $11,500. The deferred finance fees were recorded as a deferred finance charge and are being amortized to income over the term of the Note using the effective interest method. During the three months ended April 30, 2014, the Company recorded financing expense of $3,800 (2013: $Nil) in respect of the amortization of these charges. Accumulated amortization as at April 30, 2014 was $5,120 (January 31, 2014: $1,320).

9.	Derivative financial instruments

At April 30, 2014 and January 31, 2014, the Company had derivative financial instruments associated with convertible promissory notes (Notes 11 (iii) and (v)).

As a result of the application of ASC 815, the Company has recorded these derivative financial instruments for the three months ended April 30, 2014 and for the year ended January 31, 2014 at their fair value as follows:

	April 30,	January 31,
	2014	2014
Derivative financial instruments, beginning of the period	$241,618	$-
Fair values at commitment dates	-	428,876
Fair value mark to market adjustments	26,982	(9,358)
Reclassification of fair value to additional paid-in capital upon extinguishment of host contract	-	(177,900)

Derivative financial instruments, end of the period	$268,600	$241,618

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

The Company determined fair value of the derivative financial instruments at April 30, 2014 and January 31, 2014 based on the following weighted average management assumptions:

	April 30,	January 31,
	2014	2014
Risk-free interest rate	0.19%	0.34%
Expected life (years)	1.15	1.78
Expected volatility(1)	165.49%	132.09%
Stock price	$0.14	$0.08
Dividend yields	0.00%	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

During the year ended January 31, 2014, the Company repaid a promissory note which contained a derivative financial instrument and this derivative financial instrument was extinguished.

10.	Securities Purchase Agreement

On September 10, 2013, the Company entered into an $8,300,000 securities purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC, (“Lincoln Park”) an Illinois limited liability company (the “Financing”) pursuant to which the Company may sell and issue to Lincoln Park, and Lincoln Park is obligated to purchase, up to $8,300,000 in value of its shares of common stock from time to time over a 24 month period. In connection with the Financing, the Company also entered into a registration rights agreement with Lincoln Park whereby the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the shares of the Company’s common stock that may be issued to Lincoln Park under the Purchase Agreement.

The Company will determine, at its own discretion, the timing and amount of its sales of common stock, subject to certain conditions and limitations. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement will be based on the market price of the Company’s shares of common stock immediately preceding the time of sale without any fixed discount, provided that in no event will such shares be sold to Lincoln Park when the closing sale price is less than $0.35 per share. There are no upper limits on the per share price that Lincoln Park may pay to purchase such common stock. The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split or similar transaction occurring during the business days used to compute such price.

Pursuant to the Purchase Agreement, Lincoln Park initially purchased 600,000 shares of the Company’s common stock for $300,000. In consideration for entering into the Purchase Agreement, the Company issued to Lincoln Park 919,500 shares of common stock as a commitment fee and shall issue up to 330,000 shares pro rata, when and if, Lincoln Park purchases at the Company’s discretion the remaining $8,000,000 aggregate commitment. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

On December 12, 2013, this registration statement was declared effective by the SEC.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

The Company incurred $58,656 in direct expenses in connection with the Purchase Agreement and registration statement. These were recorded as share issuance costs as a charge against additional paid in capital during the year ended January 31, 2014. The shares of common stock issued a commitment fee are being recorded as a share issuance cost at par value with a corresponding charge against additional paid in capital in the period they are issued.

11.	Stockholders’ Equity

Other Equity Transactions

i)

On February 21, 2013, the Company reduced the price of 200,000 units and 14,000 common shares issued during the year ended January 31, 2013 from $0.50 to $0.25 per unit and share, respectively. Consequently, the Company issued 200,000 units and 14,000 common shares for no additional consideration. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.75 per share for a period of two years from the date of the initial offering. The Company determined that the aggregate fair value on the grant date of these units and shares was $239,680 and recorded the entire amount as a shareholder dividend in the financial statements during the three months ended October 31, 2013. The fair value of $1.12 per share was determined by reference to the quoted market price of the Company’s stock on the date of issuance.

ii)

On April 19, 2013, the Company issued 1,993,000 shares of common stock at a price of $0.25 per share and 100,000 units of the Company at $0.25 per unit for gross proceeds of $523,250. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.25 per share for a period of two years. In connection with the foregoing private placement, the Company issued 104,440 warrants to four finders. Each warrant is exercisable into one share of common stock of the Company at an exercise price of $0.75 per share for a period of two years. The Company paid finder’s fees of $26,610 in connection with this private placement.

iii)	On May 6, 2013, the Company issued 1,000,000 shares of common stock at a price of $0.25 per share for gross proceeds of $250,000 to be received in four tranches as follows:

(i)	$50,000 payable on closing of the Financing (the “Closing”)(received);

(ii)	$50,000 payable on or before the date which is five months from the Closing (the “First Tranche”)(received);

(iii)	$50,000 payable on or before the date which is ten months from the Closing (the “Second Tranche”); and

(iv)	the remaining $100,000 payable on or before the date which is one year from the Closing (the “Final Tranche”)

In connection with the 800,000 common shares issuable in connection with the First Tranche, the Second Tranche and the Final Tranche, the Company entered into an escrow agreement pursuant to which these shares were placed in escrow to be released when the Company received full payment for such shares.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

The Company paid a finders’ fee of 20,000 warrants in connection with this private placement. These warrants are exercisable at $0.25 per share for a period of two years.

On April 7, 2014, the Company did not receive payment for the Second Tranche and the remaining 600,000 common shares held in escrow were returned to the Company’s treasury for cancellation.

iv)

On June 3, 2013, the Company issued 75,000 common shares in exchange for services rendered pursuant to a consulting agreement dated April 11, 2013. The shares were recorded at a fair value of $89,250. The fair value of $1.19 per share was determined with reference to the quoted market price of the company’s common stock on the commitment date.

v)

On October 7, 2013, the Company issued 240,000 units at a price of $0.25 per share for gross proceeds of $60,000. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.25 per share for a period of eighteen months.

i)

On November 21, 2013, the Company issued 4,304 common shares pursuant to a debt settlement agreement dated July 8, 2013, as payment to a vendor of $4,820 owing. This resulted in a gain on extinguishment of debt of $3,701. The fair value of $0.26 per share was determined with reference to the quoted market price of the Company’s stock on the date of issuance.

ii)

On November 21, 2013, the Company issued 25,000 common shares as additional consideration to a lender under a promissory note agreement in the principal amount of $23,992 (CDN$25,000). This loan was issued and repaid during the year ended January 31, 2014. The fair value at issuance of these shares of $6,500, determined with reference to the quoted market price of these shares at the date of issuance. In connection with the issuance of this loan, the Company incurred aggregate financing fees of $10,099, which included the fair value of the shares issued.

iii)

On January 13, 2014, the Company issued 15,000 common shares in exchange for services rendered pursuant to an investor relations agreement dated December 6, 2012. The Company determined that the fair value on the grant date of these shares was $3,750 and recorded the entire amount as compensation expense in the financial statements for the year ended January 31, 2013. The fair value of $0.25 per share was determined by reference to the price at which common shares were being sold in private placement offerings at or around the transaction date.

iv)

On January 13, 2014, the Company issued 29,843 common shares pursuant to a consulting agreement dated February 15, 2013 (the “Consulting Agreement”), whereby the Company agreed to issue shares in exchange for services to be rendered during the term of the Consulting Agreement, to September 30, 2013. The consultant was entitled to receive a monthly fee of $4,500 payable in shares, based on the average closing price of the Company’s shares for the first month of trading commencing on the date of the Consulting Agreement. As a result, the Company issued 3,979 shares per month for the term of the agreement.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

v)

On January 13, 2014, the Company issued 25,000 common shares as payment to a vendor of $15,000 owing for consulting fees rendered, pursuant to a debt settlement agreement dated July 18, 2013. This resulted in a gain on extinguishment of debt of $13,250. The fair value of $0.07 per share was determined with reference to the quoted market price of the Company’s stock on the date of issuance.

vi)

On January 13, 2014, the Company issued 63,492 common shares as payment to a vendor for consulting fees rendered, pursuant to a debt settlement agreement dated September 18, 2013 whereby the Company has agreed to settle an aggregate of $40,000 in amounts owing to the vendor, along with cash payments totaling $20,000. The Company recorded a reduction in amounts owing to the vendor of $4,444 in connection with the issuance of the shares. The fair value of $0.07 per share was determined with reference to the quoted market price of the Company’s stock on the date of issuance.

vii)

On January 13, 2014, the Company issued 75,000 common shares pursuant to a board agreement dated September 24, 2013, whereby the Company has agreed to issue 75,000 shares of common stock every three months over the term of the one year contract in connection with the appointment of a director of the Company, for an aggregate of 300,000 common shares over the term. During the three months ended April 30, 2014, the Company recorded directors fees of $15,000 (2013: $Nil) in respect of the third 75,000 common shares that have been earned under this agreement. The fair value of $0.24 per share was determined with reference to the quoted market price of the shares on the date of issuance.

viii)

On January 31, 2014, the Company issued 450,000 common shares in exchange for the cancellation of an aggregate of 450,000 stock options pursuant to an Amendment Agreement dated January 6, 2014 with a director of the Company, whereby the Company agreed to amend the terms of the directors’ compensation in connection with a board agreement dated July 19, 2013.

Stock Option Plan

The Company has adopted the 2012 Stock Option Plan (the “Plan”), pursuant to which the Company may grant stock options to directors, officers, employees and consultants. The maximum number of shares reserved for issue under the plan is 5,400,000 shares.

The Plan is administered by the Company’s board of directors, except that it may, in its discretion, delegate such responsibility to a committee comprised of at least two directors. Each option, upon its exercise, entitles the optionee to acquire one common share of the Company’s stock, upon payment of the applicable exercise price. The exercise price will be determined by the board of directors at the time of grant. Stock options may be granted under the Plan for an exercise period of up to ten years from the date of grant of the option or such lesser periods as may be determined by the board, subject to earlier termination in accordance with the terms of the Plan.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

Stock Based Compensation

A summary of the status of the Company’s outstanding stock options for the periods ended April 30, 2014 and January 31, 2014 is presented below:

			Weighted
		Weighted	Average Grant
	Number	Average	Date
	of Options	Exercise Price	Fair Value
Outstanding at January 31, 2013	1,885,000	$0.25
Granted	1,570,000	$0.50	$0.44
Cancelled	(450,000)	$0.50

Outstanding at January 31, 2014	3,005,000	$0.34
Granted	105,000	$0.25	$0.08

Outstanding at April 30, 2014	3,110,000	$0.34	$0.31

Exercisable at April 30, 2014	2,415,548	$0.36

Exercisable at January 31, 2014	2,246,184	$0.38

At April 30, 2014, the following stock options were outstanding, entitling the holder thereof to purchase common shares of the Company as follows:

	Exercise	Expiry
Number	Price	Date
285,000	$ 0.25	July 30, 2014
20,000	$ 0.25	February 1, 2015
90,000	$ 0.25	February 14, 2015
15,000	$ 0.25	July 25, 2015
250,000	$ 0.75	October 1, 2015
15,000	$ 0.25	December 19, 2015
150,000	$ 0.35	January 6, 2016
150,000	$ 0.55	January 6, 2016
200,000	$ 0.75	January 6, 2016
55,000	$ 0.25	April 1, 2016
600,000	$ 0.25	October 9, 2017
50,000	$ 0.25	February 1, 2018
150,000	$ 0.25	May 1, 2018
80,000	$ 0.25	April 1, 2019
1,000,000	$ 0.25	July 30, 2022

3,110,000

The aggregate intrinsic value of stock options outstanding is calculated as the difference between the exercise price of the underlying awards and the fair value of the Company’s common stock. At April 30, 2014, the aggregate intrinsic value of stock options outstanding is $Nil and exercisable is $Nil (January 31, 2014: $Nil and $Nil, respectively).

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

The following table summarizes information regarding non-vested stock options outstanding during the three months ended April 30, 2014 and for the year ended January 31, 2014

Number of
Options
Non-vested options at January 31, 2013	1,216,272
Granted	1,570,000
Vested	(1,802,456)
Cancelled	(225,000)

Non-vested options at January 31, 2014	758,816
Granted	105,000
Vested	(169,364)

Non-vested options at April 30, 2014	694,452

During the three months ended April 30, 2014, the Company recognized a total fair value of $67,823 (2013: $73,351) of stock based compensation expense relating to the issuance of stock options in exchange for services.

The fair value of each option award was estimated on the date of the grant using the Black-Scholes option pricing model based on the following weighted average assumptions:

	2014	2013
Expected term of stock option (years) (1)	2.14	1.79
Expected volatility (2)	142.13%	215.88%
Stock price at date of issuance	$0.14	$0.39
Risk-free interest rate	0.53%	0.24%
Dividend yields	0.00%	0.00%

(1) As the Company has insufficient historical data on which to estimate the expected term of the options, the Company has elected to apply the short-cut method to determine the expected term under the guidance of Staff Accounting Bulletin No. 110 (“SAB 110”).

(2) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company has estimated expected share price volatility based on the historical share price volatility of comparable entities.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

Share Purchase Warrants

At April 30, 2014, the Company had 5,546,446 share purchase warrants outstanding as follows:

	Exercise	Expiry
Number	Price	Date
214,506	$ 0.75	July 30, 2014
400,000	$ 0.75	September 24, 2014
400,000	$ 0.50	November 26, 2014
100,000	$ 0.50	December 10, 2014
72,000	$ 0.75	December 31, 2014
240,000	$ 0.25	April 7, 2015
120,000	$ 0.25	April 19, 2015
104,440	$ 0.75	April 19, 2015
120,000	$ 0.28	October 4, 2015
498,000	$ 0.25	August 10, 2017
250,000	$ 0.10	November 14, 2016
250,000	$ 0.10	November 26, 2016
227,500	$ 0.10	December 24, 2016
150,000	$ 0.25	August 10, 2018
2,400,000	$ 0.15	April 4, 2019

5,546,446

During the three months ended April 30, 2014, 24,000 share purchase warrants exercisable at $0.25 per share expired unexercised.

A summary of the Company’s share purchase warrants outstanding is presented below:

		Weighted
	Number of	Average
	Warrants	Exercise Price
Outstanding at January 31, 2013	2,162,506	$0.47
Issued	1,609,940	$0.31
Outstanding at January 31, 2014	3,770,446	$0.40
Cancelled	(600,000)	$0.50
Issued	2,400,000	$0.15
Expired	(24,000)	$0.25

Outstanding at April 30, 2014	5,546,446	$0.28

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

12.	Customer Concentrations

The Company has concentrations in the volumes of business transacted with particular customers. The loss of these customers could have a material adverse effect on the Company’s business.

For the three months ended April 30, 2014, the Company had concentrations of sales with a customer equal to 38.4% (2013: 44.1%) of the Company’s net sales. As at April 30, 2014 the accounts receivable balance for this customer was $59,062 (January 31, 2014: $15,462).

For the three months ended April 30, 2014, the Company had concentrations of sales with another customer equal to 5.0% (2013: 26.7%) of the Company’s net sales. As at April 30, 2014 the accounts receivable balance from this customer was $2,113 (January 31, 2014: $3,821).

13.	Related Party Transactions

During the three months ended April 30, 2014, the Company recorded general and administrative expenses – wages and salaries of $30,441 (2013: $30,441) in stock option compensation expense related to the vesting of stock options issued the directors and officers of the Company. These amounts are included as a component of general and administrative expenses on the consolidated statement of comprehensive loss.

Pursuant to a board agreement dated September 24, 2013, the Company has agreed to issue 75,000 shares of common stock every three months over the term of the one year contract in connection with the appointment of a director of the Company, for an aggregate of 300,000 common shares over the term. During the three months ended April 30, 2014, the Company recorded directors fees of $15,000 (2013: $Nil) in respect of the third tranche of 75,000 common shares that have been earned under this agreement. This amount is included in common stock to be issued at April 30, 2014. The fair value of $0.20 per share was determined with reference to the quoted market price of the Company’s shares on the date these shares were committed to be issued.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

14.	Subsequent Events

Subsequent to April 30, 2014;

(i)

the Company completed a private placement offering (the “Offering”) whereby a total of $6,159,482 in gross proceeds were raised through the sale of 246 units (the “Units”) at a price of $25,000 per Unit. Each Unit consisted of (i) a 6% convertible senior secured debenture in the principal amount of $25,000 (the “Convertible Debentures”) and (ii) a warrant to purchase 166,667 common shares of the Company at an exercise price of $0.15 per share, subject to adjustment (the “Warrants”).

As consideration, the Company (i) received gross cash proceeds equal to $4,943,750, before deducting agent fees and other transaction-related expenses; and (ii) exchanged the SPA Notes (Note 7(i)) in the aggregate amount of $1,094,159, being the principal and accrued interest due under such notes, for the issuance of Convertible Debentures in the aggregate principal amount of $1,215,732, at an exchange rate equal to ninety percent (90%) of the purchase price paid in the Offering.

The Convertible Debentures are convertible into common stock at a conversion price of $0.075 per share, subject to adjustment, and have a term of three years from the date of issuance. Interest of 6% per annum is payable quarterly in cash or in kind at the option of the Company.

Each warrant will be exercisable to acquire one additional common share at $0.15 per share, subject to adjustment, for a period of five years from the date of issue. If, during any time after 24 months after the closing, the volume weighted average price for the Company's common shares is greater than $0.40 per share for a period of twenty (20) consecutive trading days, then the Company may deliver a notice (the "Notice") to the Warrant holder notifying such holder that the Warrants must be exercised within thirty (30) days from the date of delivery of such Notice, otherwise the Warrants will expire on the thirty-first (31st) day after the date of delivery of the Notice.

In connection with the Offering, the Company has agreed to pay a cash commission of eight percent (8%) of the gross proceeds raised from certain of the Purchasers, and warrants to acquire common shares equal to eight percent (8%) of the aggregate number of shares issuable upon conversion of the Convertible Debentures and exercise of the Warrants with respect to certain of the Purchasers (the “Agent Warrants”), on the same terms as the Warrants, except that the Agent Warrants will (i) be exercisable at 100% of the conversion or exercise price of the Debentures and Warrants issued to the Purchasers in the Offering and (ii) contain a cashless exercise provision.

(ii)

the Company entered into an employment agreement with a new Chief Executive Officer (the “CEO”) of the Company. The employment agreement is for a term of three years whereby the Company shall pay the CEO a base salary of $400,000 per year, provided the CEO will forgo the first twelve months of the base salary; (b) the CEO shall receive a sign-on stock option grant to purchase 50,400,000 of the Company’s common shares, equal to 20% of the issued common shares on a fully-diluted basis following the final closing of the Offering, with each option exercisable at $0.128 per share and vesting in equal monthly instalments over a period of three years from the date of grant; (c) the CEO will be eligible to receive an annual cash bonus for each whole or partial year during the employment term payable based on the achievement of one or more performance goals established annually by the Company’s board of directors; (d) the CEO will be entitled to participate in the Company’s employee benefit plans; and (e) the CEO will be entitled to an annual expense allowance.

Naked Brand Group Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Expressed in US Dollars)
(Unaudited)

(iii)

the Company granted an aggregate of 10,820,000 stock options exercisable at $0.128 to directors of the Company and an aggregate of 1,000,000 stock options exercisable at $0.15 to consultants of the Company. These options are vesting over periods of one to three year from the date of grant.

(iv)	the Company issued 60,210 common shares as payment to a vendor of $5,000 owing for consulting fees rendered, pursuant to a debt settlement agreement.

41,569,071 Shares

Naked Brand Group Inc.

Common Stock

, 2014

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

Part II - Information Not Required in Prospectus

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling stockholders will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent applicable to the sale of their shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$1,204.67

Accounting fees and expenses	$20,000

Legal fees and expenses	$60,000

Transfer agent and registrar fees	$2,500

Miscellaneous expenses	$2,000

Total	$85,704.67

ITEM 14. Indemnification of Directors and Officers

Nevada Revised Statutes provide that:

•	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;
•	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and
•	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our stockholders;
•	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;
•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
•	by court order.

Our bylaws provide that our company shall indemnify each director, officer, employee and agent of our company, his heirs, executors, administrators and all persons whom our company is authorized to indemnify under the provisions of the Nevada Revised Statutes, to the fullest extent permitted by law, (i) against all the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or in connection with any appeal therein, or otherwise, and (ii) against all expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of our company, or in connection with any appeal therein, or otherwise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our bylaws also provide that our company may, in its discretion, pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the articles of incorporation of our company or otherwise. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

ITEM 15. Recent Sales of Unregistered Securities

On June 29, 2012, we sold an aggregate of 1,610,000 shares of our common stock at a price of $0.05 per share for gross proceeds of $80,500. We issued 1,524,000 of these shares to six non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act and 86,000 of these shares to one US person, who is an accredited investor (as that term is defined in Rule 501 of Regulation D under the Securities Act) and, in issuing these shares to this person we relied on the exemptions from the registration requirements provided for in Rule 506 Regulation D and/or Section 4(2) of the Securities Act.

In connection with the closing of the Acquisition, on June 29, 2012, we completed a non-brokered private placement, pursuant to which we issued an aggregate of 1,610,000 shares at a price of $0.05 per share for gross proceeds of $80,500. The shares were issued to one U.S. person pursuant to Rule 506 of Regulation D and/or Section 4(2) of the Securities Act, and six non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act.

Further, in connection with the closing of the Acquisition, on July 30, 2012, we completed a non-brokered private placement, pursuant to which we issued 2,880,000 shares at a price of $0.25 per share for gross proceeds of $720,000. The shares were issued to one U.S. person pursuant to Rule 506 of Regulation D and/or Section 4(2) of the Securities Act, and twelve non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act.

On August 10, 2012, we entered into an agency and interlender agreement dated August 10, 2012 with our wholly-owned subsidiary, Naked Boxer Brief Clothing Inc., Kalamalka Partners Ltd. (“Kalamalka”) and certain lenders as set out in the interlender agreement, whereby we agreed to borrow up to $800,000 from the lenders or certain alternate lenders from time to time. In connection with the closing of the interlender agreement, we issued: (i) convertible promissory notes in the aggregate principal amount of $400,000 and (ii) an aggregate of 100,000 share purchase warrants to the lenders. As consideration for facilitating the loan, we issued an aggregate of 948,000 warrants to Kalamalka. We also issued an aggregate of 200,000 warrants to certain non-lenders in consideration of the portion of the loan provided by one of the lenders. The four promissory notes, having an aggregate principal amount of $400,000, were issued to four (4) accredited investors and an aggregate of 1,248,000 warrants to seven (7) warrant holders who are non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act.

On September 24, 2012, we sold an aggregate of 200,000 units at a price of $0.50 per unit for gross proceeds of $100,000. Each unit consists of one share of common stock and one share purchase warrant. Each warrant is exercisable into one share of common stock at a price of $0.75 per share for a period of two years. We paid a cash finder’s fee of $3,000 in connection with the financing to a non-U.S. person (as that term is defined in Regulation S of the Securities Act). We issued the units to one non-U.S. person (as that term is defined in Regulation S of the Securities Act) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act.

On October 9, 2012, we entered into a binding memorandum of understanding with Shark Investments, LLC (“Shark”), whereby Shark agreed to provide consulting services to our company, including assistance with brand management, celebrity alignment, strategic retail placement, manufacturing strategy, strategic and creative development of licensed products and financing assistance, for a two year period. Under the terms of the Agreement, we granted Shark 600,000 stock options, each exercisable into one share of our common stock at a price of $0.25 per share until October 9, 2017 We granted the stock options to one U.S. person (as that term is defined in Regulation S of the Securities Act) relying on Section 4(2) of the Securities Act and/or Rule 506 promulgated pursuant to the Securities Act.

Effective October 5, 2012, we sold 14,000 shares at $0.50 per share for gross proceeds of $7,000 to one non-U.S. person (as that term is defined in Regulation S of the Securities Act) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act.

On November 26, 2012, we sold an aggregate of 400,000 units at a price of $0.25 per unit for gross proceeds of $100,000. Each unit consists of one share of common stock and one share purchase warrant. Each warrant is exercisable into one share of common stock at a price of $0.50 per share for a period of two years. We issued the units to one non-U.S. person (as that term is defined in Regulation S of the Securities Act) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act.

Also, on November 26, 2012, we sold an aggregate of 400,000 shares at a price of $0.25 per shares for gross proceeds of $100,000. We issued the shares to one non-U.S. person (as that term is defined in Regulation S of the Securities Act) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act.

On January 8, 2013, we sold an aggregate of 400,000 shares at a price of $0.25 per share for gross proceeds of $100,000. We issued the shares to one non-U.S. person (as that term is defined in Regulation S of the Securities Act) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act.

On February 21, 2013, we reduced the price of 200,000 units sold on September 24, 2012 and 14,000 shares sold on October 5, 2012, each from $0.50 to $0.25 per unit and share, respectively. As a result, we issued an additional 200,000 units and 14,000 shares. Each unit consists of one share of common stock and one share purchase warrant. Each warrant will remain exercisable into one share of common stock at a price of $0.75 per share for a period of two years from the closing of the initial offering. We issued the additional units and shares to two non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in offshore transactions in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act.

On April 19, 2013, we sold an aggregate of 2,093,000 shares of common stock at a price of US$0.25 per share for gross proceeds of US$523,250. We issued the shares to 31 non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act.

In connection with the foregoing private placement, we issued 106,440 warrants to five finders. Each warrant is exercisable into one share of common stock of our Company at an exercise price of US$0.75 per share for a period of two years. We issued the shares to 5 non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act.

On May 6, 2013, we sold 1,000,000 shares of common stock at a price of $0.25 per share for gross proceeds of $250,000 to be received in four tranches as follows:

(i)	$50,000 payable on closing of the Financing (the “Closing”);

(ii)	$50,000 payable on or before the date which is five months from the Closing (the “First Tranche”);

(iii)	$50,000 payable on or before the date which is ten months from the Closing (the “Second Tranche”); and

(iv)	the remaining $100,000 payable on or before the date which is one year from the Closing (the “Final Tranche”)

In connection with this financing, we entered into an escrow pursuant to which the 800,000 shares being issued in connection with the First Tranche, the Second Tranche and the Final Tranche will be placed in escrow until we receive full payment for such shares. The shares were issued in an offshore transaction relying on Rule 506 and/or Section 4(2) of the Securities Act.

On June 12, 2013, we issued a promissory note to one US investor in the principal amount of up to $500,000 plus accrued and unpaid interest and any other fees. On June 13, 2013, we received $150,000 (less an original issuance discount of 10%) with the remaining balance of the promissory note payable by the lender in such amounts and at such dates as the lender may choose in its sole discretion. The principal sum due to the lender shall be prorated based on the consideration actually paid by the lender (plus an approximate 10% original issue discount that is prorated based on the consideration actually paid by the lender as well as any other interest or fees) such that we are only required to repay the amount funded and not any of the unfunded portion. The note was issued to one investor resident in the United States relying on Rule 506 of Regulation D promulgated under the Securities Act.

In connection with the appointment of Mr. Kaplan’s as a director, we issued him an aggregate of 450,000 stock options as follows:

(i)	150,000 stock options entitling Mr. Kaplan to purchase 150,000 shares of common stock at a price of $0.25 per share;

(ii)	150,000 stock options entitling Mr. Kaplan to purchase 150,000 shares of common stock at a price of $0.50 per share; and

(iii)	150,000 stock options entitling Mr. Kaplan to purchase 150,000 shares of common stock at a price of $0.75 per share,

with each option exercisable for a period of two years from the date of grant, on terms and conditions as set out in our 2012 Stock Option Plan and stock option agreements to be entered between our company and Mr. Kaplan. 50% of the options will vest on the date of grant and the remaining 50% to vest one year from the date of grant. We issued the stock options relying on exemptions from registration provided by Section 4(2) and/or Regulation D of the Securities Act.

On September 4, 2013, we issued a promissory note and in connection with the issuance of the promissory note, we issued the 100,000 shares of our common stock to the lender who is resident in the United States relying on Rule 506 of Regulation D promulgated under the Securities Act.

On October 7, 2013, we sold an aggregate of 240,000 units of common stock at a price of $0.25 per unit for gross proceeds of $60,000. Each unit consisted of one share of common stock and one common stock purchase warrant. One common stock purchase warrant is exercisable at a price of $0.25 per share for a period of 18 months. The units were issued to two U.S. persons pursuant to Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act.

In connection with the appointment of Christopher Heyn as a director, on October 7, 2013 we agreed to issue him 75,000 shares of our common stock every three months for an aggregate of 300,000 shares over the term of his appointment. We intended on issuing all 300,000 shares of our common stock relying on exemptions from registration provided by Section 4(a)(2) and/or Regulation D of the Securities Act.

On October 4, 2013, we issued a convertible promissory note to one lender in the principal amount of $300,000 plus accrued and unpaid interest and any other fees, and on October 9, 2013, we issued 200,000 shares of our common stock to the lender who is resident in Canada relying on Regulation S promulgated under the Securities Act. In connection with structuring the convertible promissory note, we issued 10,000 shares of our common stock to R.C. Morris and Company Ltd. which is resident in Canada relying on Regulation S promulgated under the Securities Act.

On November 6, 2013 we issued a promissory note to one lender in the amount of up to CDN$25,000 plus accrued and unpaid interest and any other fees and, on November 13, 2013, we issued 25,000 shares of our common stock to the lender who is resident in Canada relying on Regulation S promulgated under the Securities Act.

On November 7, 2013 we issued a promissory note to one lender in the amount of up to CDN$25,000 plus accrued and unpaid interest and any other fees and, on November 13, 2013, we issued 22,000 shares of our common stock to the lender who is resident in Canada relying on Regulation S promulgated under the Securities Act.

On November 13, 2013 we issued 4,304 shares of our common stock to a consultant of our company as consideration for amounts owing to the consultant for services performed. We issued the shares of our common stock to the consultant, who is resident in Canada relying on Regulation S promulgated under the Securities Act.

On November 14, 2013, we entered into an Agency and Interlender Agreement dated November 14, 2013 (the “Agency Agreement”) with Kalamalka Partners Ltd. (“Kalamalka”) and certain lenders, as provided for in the Agency Agreement (the “Lenders”), on whose behalf Kalamalka acted as Agent, whereby we agreed to borrow up to $300,000 (the “Loan”) from the certain Lenders from time to time (the “Loan”), and have made two drawdowns totaling $200,000 under the Loan.

On December 24, 2013, we drew down a third tranche of $75,000 under the Loan in accordance with the terms of the Agency Agreement. In connection with the closing of the third tranche of the Loan, we issued: (i) one convertible promissory note (the “Note”) in the aggregate principal amount of $75,000 and (ii) 75,000 share purchase warrants (each, a “Lender Warrant”). Each Lender Warrant is exercisable into one share of our common stock (each, a “Share”) at a price of $0.10 per Share until December 24, 2016.

The Note is due on January 31, 2014 (the “Due Date”) and bears interest at the rate of 12% per annum, calculated daily and payable on the Due Date. The principal amount outstanding under the Note, and all accrued but unpaid interest thereon, may be converted into Shares at a price of $0.25 per Share at any time at the option of the respective Lender. Repayment of the Notes is secured by general security agreements dated November 14, 2013, as amended and restated, made by each of our company and our wholly-owned subsidiary, Naked, in favor of Kalamalka, as agent for the Lenders.

As consideration for facilitating the second tranche of the Loan, we issued an aggregate of 112,500 warrants to Kalamalka, and an aggregate of 40,000 warrants to certain Lenders (collectively, the “Additional Warrants”), each of which is exercisable into one Share at a price of $0.10 per Share until December 24, 2016.

We issued the Note and the Lender Warrants to one Lender, who is an accredited US investor relying on the registration exemption provided for in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act.

We issued the Additional Warrants to six warrant holders, all of which are non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act.

On December 20, 2013 we issued a promissory note to one lender in the amount of up to $50,000 plus accrued and unpaid interest and any other fees and we agreed to 25,000 shares of our common stock to the lender who is resident in Canada relying on Regulation S promulgated under the Securities Act.

On December 23, 2013, we entered into two securities purchase agreements dated December 23, 2013 (the “Dec 23 SPAs”) with two lenders, whereby the lenders agreed to purchase and we agreed to issue and sell six 8% convertible notes, each in the aggregate principal amount of $25,000.00 (each, a “Dec 23 Note”). The parties agreed that the first two of the Dec 23 Notes shall be paid for by the lender in cash and the third, fourth, fifth and sixth of the Dec 23 Notes (the “Dec 23 Back End Notes”) shall initially be paid for by the issuance of four offsetting $25,000.00 secured notes issued to our company by the lenders (each, a “Dec 23 Offsetting Notes”), provided that prior to conversion of the four Dec 23 Back End Notes as described below, the lenders must have paid off the applicable Dec 23 Offsetting Note in cash. Pursuant to the Dec 23 SPAs, we agreed to maintain the listing and trading of our common stock on the OTCQB or any equivalent replacement exchange or a recognized stock exchange and will comply with our reporting, filing and other obligations under our bylaws or the rules of FINRA.

On December 23, 2013, in connection with the Dec 23 SPAs, we issued the six Dec 23 Notes, including the four Dec 23 back End Notes to the lenders and received the four Dec 23 Offsetting Notes.

Pursuant to the first and second of the six Dec 23 Notes, we promised to pay the lenders each the principal equal to $25,000.00, or $50,000.00 in the aggregate, on or before September 23, 2014 and to pay interest on the principal amounts outstanding thereunder at the rate of 8% per annum commencing on December 23, 2013. Pursuant to the foregoing notes, each of the lenders is entitled, at its option, at any time after 180 days, and after full cash payment for the shares convertible thereunder, to convert all or any amount of the principal amount then outstanding into shares of our common stock at a price for each share equal to 55% of the average of the two lowest closing bid prices as reported on the OTCQB for the ten prior trading days. Interest shall be paid by our company in shares of our common stock based on the same calculations applied to the principal. During the first six months of the foregoing notes are in effect, we may redeem either or both of the notes by paying to the lender an amount as follows: (i) if the redemption is within the first 60 days the note is in effect, then for an amount equal to 120% of the unpaid principal along with any prepaid and earned interest; (ii) if the redemption is after the 61st day the note is in effect, but less than the 120th day, then for an amount equal to 130% of the unpaid principal amount of the note along with any prepared and earned interest; (iii) if the redemption is after the 121st day the note is in effect but less than the 180th day, then for an amount equal to 140% of the unpaid principal amount of note along with any prepared and earned interest. The notes may not be redeemed after 180 days.

Pursuant to the remaining four Dec 23 Back End Notes offset by the applicable Dec 23 Offsetting Notes, we promised to pay the lender the aggregate principal equal to $100,000.00 ($25,000.00 per note), on or before November 23, 2014 and to pay interest on the principal amount outstanding thereunder at the rate of 8% per annum commencing on December 23, 2013. The remaining four Dec 23 Notes are convertible based on the same calculations applied to the first two of the six Dec 23 Notes. Each of the remaining four Dec 23 Back End Notes may not be prepaid, except that if the first of the Dec 23 Notes issued to each lender is redeemed by our company within 6 months of the issuance, each of the remaining Dec 23 Back End Notes issued to such lender will automatically terminate, as will each applicable Dec 23 Offsetting Note.

If an event of default should occur pursuant to the Dec 23 Notes, the Dec 23 Notes become immediately due and payable and interest shall accrue at a default interest rate of 24% per annum. Furthermore, if we do not deliver conversion shares pursuant to the Dec 23 Notes, the penalty shall be $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to our company, which penalty increases to $500 per day beginning on the 10th day.

We issued the Dec 23 Notes to two Lenders, who are accredited US investors relying on the registration exemption provided for in Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act.

We entered into a securities purchase agreement dated December 17, 2013 (the “Dec 17 SPA”) with a lender, whereby the lender agreed to purchase and we agreed to issue and sell an 8% convertible note in the aggregate principal amount of $83,500.00 (the “Note”).

On December 30, 2013, in connection with the Dec 17 SPA, we issued the Note (dated December 13, 2013) to the lender. Pursuant to the Note, we promised to pay the lender the principal equal to $83,500.00, on or before September 17, 2014 and to pay interest on the principal amounts outstanding thereunder at the rate of 8% per annum commencing on December 30, 2013. Any amount of principal or interest on the Note which is not paid when due will bear interest at the rate of 22% per annum from the due date until the same is paid.

Pursuant to the foregoing note, the lender is entitled, at its option, at any time after 180 days, to convert all or any amount of the principal amount then outstanding into shares of our common stock at a price for each share equal to 61% of the average of the three lowest closing bid prices as reported on the OTCQB for the ten prior trading days. During the first 180 days that the note is outstanding, we may redeem the note by paying to the lender an amount as follows: (i) if the redemption is within the first 30 days the note is in effect, then for an amount equal to 115% of the unpaid principal along with any accrued and unpaid interest; (ii) if the redemption is after the 31st day the note is in effect, but on or before the 60th day, then for an amount equal to 120% of the unpaid principal amount of the note along with any accrued and unpaid interest; (iii) if the redemption is after the 61st day the note is in effect but on or before the 90th day, then for an amount equal to 125% of the unpaid principal amount of note along with any accrued and unpaid interest; (iv) if the redemption is after the 91st day the note is in effect but on or before the 120th day, then for an amount equal to 130% of the unpaid principal amount of note along with any accrued and unpaid interest; (v) if the redemption is after the 121st day the note is in effect but on or before the 150th day, then for an amount equal to 135% of the unpaid principal amount of note along with any prepared and earned interest; and (vi) if the redemption is after the 151st day the note is in effect but on or before the 180th day, then for an amount equal to 140% of the unpaid principal amount of note along with any prepared and earned interest. The notes may not be redeemed after 180 days.

We issued the Note to one lender, who is an accredited US investor relying on the registration exemption provided for in Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act.

Effective January 6, 2014, we entered into an amendment agreement with Andrew Kaplan, a director of our company, whereby we agreed to amend the terms of Mr. Kaplan’s compensation in connection with a board agreement between our company and Mr. Kaplan dated July 19, 2013. Under the terms of the amendment agreement, we agreed to issue an aggregate of 450,000 shares of common stock to Mr. Kaplan in exchange for the cancellation of an aggregate of 450,000 stock options issued to Mr. Kaplan in connection with his appointment as a director of our company on July 19, 2013 and the related board agreement. Also on January 6, 2014, we agreed to pay a corporate advisory fee to Mr. Kaplan in the amount of $50,000.

We issued the shares to Mr. Kaplan relying on exemptions from registration provided by Section 4(a)(2) and/or Regulation D of the Securities Act.

Effective January 6, 2014, we entered into an amendment agreement with a consultant., whereby we agreed to amend the terms of 500,000 stock options granted to the consultant in connection with a consulting agreement between our company and the consultant dated June 18, 2013 as follows:

(i)	150,000 options will be re-priced from $1.25 to $0.35;

(ii)	150,000 options will be re-priced from $1.75 to $0.55;

(iii)	200,000 options will be re-priced from $2.25 to $0.75; and

(iv)	the expiry date of all of the stock options will be extended from June 18, 2015 to January 6, 2016;

We granted the stock options to one non-U.S. person (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act.

On January 13, 2014, we issued a promissory note to one lender in the principal amount of $309,062, which is comprised of: (i) $250,000 that we received on January 15, 2014; (ii) a one-time interest charge of $37,500, being 15% of the foregoing proceeds received (the “OID”); and (iii) an amount of $21,562, being the remaining principal balance due on a previously issued promissory note issued to us by the same lender on September 4, 2013.

The promissory note is repayable in six monthly installments over the term of the note to its maturity on July 15, 2014. We may repay the promissory note at any time before maturity without notice, bonus or penalty.

The OID is convertible, at the option of the lender, at maturity of the note into shares of fully-paid and non-assessable common stock of our company at a price of $0.10 per share.

On January 13, 2014, we issued the promissory note to one lender who is resident in the United States relying on exemptions from registration provided by Rule 506 of Regulation D of the Securities Act.

On January 13, 2014, we issued an aggregate of 88,492 shares of our common stock to two consultants of our company to settle accounts payable totaling $35,000 pursuant to two debt settlement agreements dated effective July 18, 2013 and September 18, 2013, respectively.

We issued the shares to two consultants of our company resident in the United States relying on exemptions from registration provided by Rule 506 of Regulation D of the Securities Act.

On February 11, 2014 we issued a promissory note to one lender in the principal amount of CDN$53,300 plus a one-time interest charge of 15%, or CDN$7,995 (the “Note”). The note matures on August 11, 2014 and is repayable in six equal monthly installments over the term of the note beginning on March 11, 2014. We may repay the promissory note at any time before maturity without notice, bonus or penalty.

In connection with the issuance of the note, we agreed to issue 25,000 shares of our common stock to a third party. We issued the Note to one non-U.S. person (as the term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act.

We issued the shares to one non-U.S. person (as the term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act.

On April 7, 2014 we entered into a Securities Purchase Agreement (the “SPA”) with seven purchasers (the “SPA Purchasers”), whereby the SPA Purchasers have agreed to purchase 6% senior secured convertible promissory notes (the “SPA Notes”). Repayment of the SPA Notes will be secured against all the tangible and intangible assets of our company and its subsidiary (the “SPA Security Agreement”).

On April 7, 2014, in connection with the SPA, we issued seven SPA Notes to the SPA Purchasers, including one director of our company, in the aggregate principal amount of $1,033,796. As consideration, we (i) received cash proceeds equal to $828,704 (the “Cash Proceeds”); (ii) exchanged a promissory note with an outstanding amount of $76,388, being the principal and accrued interest due under a convertible promissory note dated December 24, 2013 for the issuance of a SPA Note in the same amount; and (iii) exchanged a promissory note with an outstanding amount of $128,704, being the remaining principal amount due under a convertible promissory note dated October 2, 2013 for the issuance of a SPA Note in the same amount.

The principal amount of $1,033,796 matures on April 7, 2015 (the “Maturity Date”) and bears interest at the rate of 6% per annum, payable on the Maturity Date. In addition, the principal amount of the SPA Notes and all acquired and unpaid interest thereon will be exchanged for any other securities issued by our Company in connection with any subsequent financing approved by the majority of the SPA Purchasers which results in gross proceeds to our company of at least $3,000,000 (the “Subsequent Financing”), at an exchange rate equal to ninety percent (90%) of the aggregate purchase price paid in the Subsequent Financing.

We issued the SPA Notes to five SPA Purchasers, of which five are accredited investors relying on the registration exemption provided for in Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act and two are non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act.

On April 4, 2014, we entered into an Amendment Agreement dated April 4, 2014 (the “First Kalamalka Amendment Agreement”) with our wholly-owned subsidiary, Kalamalka Partners Ltd. (“Kalamalka”) and certain lenders as set out in the Amendment Agreement (collectively, the “First Tranche Lenders”) amending the Agency and Interlender Agreement dated August 10, 2012 (the “First Agency Agreement”). In connection with the First Agency Agreement, we and our subsidiary amended several convertible promissory notes in the aggregate principal amount of $400,000 (the “First Tranche Kalamalka Notes”) as follows; (i) we extended the due date of the First Tranche Kalamalka Notes to October 1, 2016; (ii) we reduced the interest rate accruing under the First Tranche Kalamalka Notes to 6% per annum, calculated and payable quarterly, in cash or in kind; (iv) we removed certain borrowing margin requirements; (iii) we amended the First Tranche Kalamalka Notes to reduce the conversion price from $0.50 per share to $0.25 per share; and (v) 500,000 share purchase warrants exercisable at a price of $0.50 until August 10, 2017 held by Kalamalka were exchanged for 500,000 New Warrants, as defined and described below.

As consideration for facilitating such amendments, we granted 1,200,000 share purchase warrants to the First Tranche Lenders and Kalamalka (the “New Warrants”).

Each New Warrant is exercisable into one common share at a price of $0.15 per share until April 4, 2019. We have the right to call the New Warrants if the volume weighted average closing price of our shares exceeds $0.30 per share for more than 20 consecutive trading days following the closing date. In that event, the New Warrants will expire 30 days following the date we deliver notice in writing to the warrant holders announcing the call of the New Warrants. In addition, the New Warrants contain piggyback registration rights on any subsequent registration statement filed with the Commission, including, without limitation, any registration statement that may be required to be filed with the SEC in connection with the Subsequent Financing.

Also in connection with the First Kalamalka Amendment Agreement, one First Tranche Lender was granted the right to exchange 100,000 share purchase warrants exercisable at a price of $0.50 until August 10, 2018 for 100,000 New Warrants.

We issued the New Warrants to five warrant holders who are non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act.

On April 4, 2014, we entered into an Amendment Agreement dated April 4, 2014 (the “Second Kalamalka Amendment Agreement”) with our subsidiary, Kalamalka and certain lenders as set out in the Agreement (collectively, the “Second Tranche Lenders”) amending the Agency and Interlender Agreement dated November 14, 2013 (the “Second Agency Agreement”). In connection with the Second Agency Agreement, we and our subsidiary amended certain convertible term promissory notes in the aggregate principal amount of $200,000 (the “Second Tranche Notes”) as follows; (i) we extended the due date of the Second Tranche Notes to October 1, 2016; (ii) we reduced the interest rate accruing under the Second Tranche Notes to 6% per annum, calculated and payable quarterly, in cash or in kind; and (iii) we removed certain borrowing margin requirements.

As consideration for facilitating such amendments, we granted 600,000 New Warrants to the Second Tranche Lenders and to Kalamalka.

Repayment of the First Tranche Notes and the Second Tranche Notes is secured by a general security agreement dated November 14, 2013, as amended on April 4, 2014 (the “Kalamalka Security Agreement”), made by each of our company and its subsidiary in favor of Kalamalka, as agent for the First Tranche Lenders and Second Tranche Lenders, which Kalamalka Security Agreement ranks pari passu with the SPA Security Agreement as evidenced by an Interlender Agreement dated April 4, 2014 between CSD Holdings LLC, as Agent for the Purchasers, Kalamalka, First Tranche Lenders, Second Tranche Lenders, our Company and its subsidiary.

On April 4, 2014, we entered into a Conversion Agreement, pursuant to which we agreed to issue an aggregate of 1,018,685 shares to one lender, at a conversion price of $0.10 per share, to settle a convertible promissory note (the “Convertible Note”) in the amount of $101,868, including accrued and unpaid interest thereon, which Convertible Note had carried a conversion price of $0.50 per share. We amended the conversion price as an inducement to the lender to immediately convert all obligations under the Convertible Note into shares.

We will issue the shares to such lender, who is a non-U.S. person (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act.

On April 3, 2014, we entered into a Debt Settlement Agreement, pursuant to which we agreed to issue an aggregate of 796,850 shares to one lender, at a conversion price of $0.10 per share, to settle a promissory note in the amount of $79,685, including accrued and unpaid interest thereon.

We will issue the shares to such lender, who is a non-U.S. person (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act.

On April 8, 2014 we issued 15,000 shares of our common stock to one lender as consideration for late payments made pursuant to a promissory note dated October 2, 2013. We will issue the shares to such lender, who is a non-U.S. person (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act.

On June 10, 2014, we entered into Subscription Agreements with the Purchasers in connection with the Offering for aggregate gross proceeds of $6,159,482 through the sale of Units at a price of $25,000 per Unit. Each Unit consisted of (i) a Debenture and (ii) Warrants.

In connection with the close of the Offering, we issued Debentures in the aggregate principal amount of $6,159,482. As consideration, we (i) received gross cash proceeds equal to $4,943,750, before deducting agent fees and other transaction-related expenses; and (ii) exchanged our 6% senior secured convertible notes in the aggregate amount of $1,094,159, being the principal and accrued interest due under such notes, for the issuance of Debentures in the aggregate principal amount of $1,215,732, at an exchange rate equal to ninety percent (90%) of the purchase price paid in the Offering.

In connection with the Offering, we have agreed to pay a cash commission of eight percent (8%) of the gross proceeds raised from certain of the Purchasers, and warrants to acquire common shares equal to eight percent (8%) of the aggregate number of shares issuable upon conversion of the Debentures and exercise of the Warrants with respect to certain of the Purchasers (the “Agent Warrants”), on the same terms as the Warrants, except that the Agent Warrants will (i) be exercisable at 100% of the conversion or exercise price of the Debentures and Warrants issued to the Purchasers in the Offering and (ii) contain a cashless exercise provision.

The aggregate principal amount of $6,159,482 matures on June 10, 2017 (the “Maturity Date”) and bears interest at the rate of 6% per annum, payable quarterly, in cash or in kind, at the option of our company, valued at the then conversion price of the Debentures. The Debentures, along with any accrued and unpaid interest thereon, may be converted at any time at the option of the holder into our common shares at a conversion price of $0.075 per share, subject to adjustment under the terms of the Debentures.

Repayment of the Debentures will be secured against all the assets of our company and its subsidiary, pursuant to a security agreement (the “Security Agreement”) between the company and an agent for the Purchasers.

Our company issued an aggregate of 41,063,295 Warrants to the Purchasers to purchase, for a period of five years from the date of issuance, up to 41,063,295 of our common shares at an initial exercise price of $0.15 per share, subject to adjustment. We have the right to call the Warrants if the volume weighted average closing price of our shares exceeds $0.40 per share for more than 20 consecutive trading days at any time after twenty four (24) months after the closing of the Offering. In that event, the Warrants will expire 30 days following the date we deliver notice in writing to the Warrant holders announcing the call of the Warrants.

In connection with the entry into the Subscription Agreements, our company entered into a Registration Rights Agreement with each Purchaser (the “Registration Rights Agreement”), pursuant to which we have agreed to file, on or before the 60th calendar day following the execution thereof, a registration statement covering the resale of the shares issuable upon conversion of the Debentures and upon exercise of the Warrants, and to cause such registration statement to be declared effective by the Commission as soon as practicable thereafter, but not later than the 150th day following the date of the Registration Rights Agreement.

On June 10, 2014, pursuant to the terms of the Subscription Agreements, we issued the Debentures, the Warrants and the Agent Warrants. The offer and sale of these securities, pursuant to the terms of the Subscription Agreements, were issued to accredited investors pursuant to Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act.

On June 5, 2014, we entered into a Note Termination Agreement, pursuant to which we agreed to settle all amounts due under a convertible promissory note by (i) issuing an aggregate of 330,000 shares to one lender, at a conversion price of $0.12 per share, in connection with the conversion of the principal amount of $40,000 of such note of the aggregate principal amount of $124,444, including accrued and unpaid interest thereon; and (ii) making a cash payment of $175,000.

We will issue the shares to the lender, an accredited investor, pursuant to Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act.

On June 17, 2014, we issued 60,210 shares of common stock to a consultant of our company as consideration for amounts owing to the consultant for services performed. We issued the shares of our common stock to the consultant, who is resident in Canada relying on Regulation S promulgated under the Securities Act.

On June 10, 2014, we issued stock options to purchase an aggregate of 1,000,000 shares of common stock to two consultants of our company as consideration for services to be rendered. We granted the stock options to two U.S. person (as that term is defined in Regulation S of the Securities Act) relying on Section 4(2) of the Securities Act and/or Rule 506 promulgated pursuant to the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.  Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York in the State of New York, United States of America on September 8, 2014.

NAKED BRAND GROUP INC.

By:	/s/ Carole Hochman
Carole Hochman
Chief Executive Officer, Chief Creative Officer and Director
(Principal Executive Officer)
Dated: September 8, 2014

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Carole Hochman
Carole Hochman
Chief Executive Officer, Chief Creative Officer and Director
(Principal Executive Officer)
Date: September 8, 2014

/s/ Michael Flanagan
Michael Flanagan
Chief Financial Officer and Chief Operating Officer
(Principal Financial Officer and Principal Accounting Officer)
Date: September 8, 2014

/s/ Joel Primus
Joel Primus
President and Director
Date: September 8, 2014

/s/ Alex McAulay
Alex McAulay
Director
Date: September 8, 2014

/s/ Andrew Kaplan
Andrew Kaplan
Director
Date: September 8, 2014

/s/ Christopher Heyn
Christopher Heyn
Director
Date: September 8, 2014

/s/ David Hochman
David Hochman
Director
Date: September 8, 2014

Exhibit Index

Exhibit Number	Description of Exhibit
(3)	Articles of Incorporation and Bylaws
3.1	Articles of Incorporation (incorporated by reference from our registration statement on Form SB-2, as filed with the Commission on December 8, 2006)
3.2	Articles of Merger (incorporated by reference from Exhibit 10.1 of our current report on Form 8-K, as filed with the Commission on August 30, 2012)
3.3	Amended Bylaws (incorporated by reference from Exhibit 3.1 to our current report on Form 8-K, as filed with the Commission on January 28, 2013)
(5)	Opinion regarding Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
(10)	Material Contracts
10.1

Acquisition Agreement dated February 28, 2012 among our company, Naked Boxer Brief Clothing Inc. and SBH Acquisition Corp. (incorporated by reference from Exhibit 10.1 of our current report on Form 8-K, as filed with the Commission on March 1, 2012)

10.2

Loan Agreement dated January 16, 2012 among our company and Naked Boxer Brief Clothing Inc. (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on January 17, 2012)

10.3

General Security Agreement dated January 16, 2012 among our company and Naked Boxer Brief Clothing Inc. (incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on January 17, 2012)

10.4

Addendum to Loan Agreement dated April 4, 2012 among our company and Naked Boxer Brief Clothing Inc. (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on April 12, 2012)

10.5

Second Addendum to Loan Agreement dated April 11, 2012 among our company and Naked Boxer Brief Clothing Inc. (incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on April 12, 2012)

10.6

Third Addendum to Loan Agreement dated May 7, 2012 among our company and Naked Boxer Brief Clothing Inc. (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on May 8, 2012)

10.7

Fourth Addendum to Loan Agreement dated June 13, 2012 among our company and Naked Boxer Brief Clothing Inc. (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on June 14, 2012)

10.8

Fifth Addendum to Loan Agreement dated July 6, 2012 among our company and Naked Boxer Brief Clothing Inc. (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on July 11, 2012)

10.9	Form of $0.05 Subscription Agreement (incorporated by reference from Exhibit 10.9 to our current report on Form 8-K, as filed with the Commission on July 31, 2012)
10.10	Form of $0.25 Subscription Agreement (incorporated by reference from Exhibit 10.10 to our current report on Form 8-K, as filed with the Commission on July 31, 2012)
10.11

Form of Pooling Agreement among our company and certain former stockholders of Naked Boxer Brief Clothing Inc., dated June 27, 2012 (incorporated by reference from Exhibit 10.11 to our current report on Form 8-K, as filed with the Commission on July 31, 2012)

10.12	Employment Agreement with Joel Primus dated July 30, 2012 (incorporated by reference from Exhibit 10.12 to our current report on Form 8-K, as filed with the Commission on July 31, 2012)
10.13	Employment Agreement with Alex McAulay dated July 30, 2012 (incorporated by reference from Exhibit 10.13 to our current report on Form 8-K, as filed with the Commission on July 31, 2012)
10.14	2012 Stock Option Plan (incorporated by reference from Exhibit 10.14 to our current report on Form 8-K, as filed with the Commission on July 31, 2012)
10.15	Form of Stock Option Agreement (incorporated by reference from Exhibit 10.15 to our current report on Form 8-K, as filed with the Commission on July 31, 2012)
10.16	Agency and Interlender Agreement dated August 10, 2012 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on August 22, 2012)

Exhibit Number	Description of Exhibit
10.17	Security Agreement dated August 10, 2012 (incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on August 22, 2012)
10.18	Form of Subscription Agreement for Convertible Notes and Warrants (incorporated by reference from Exhibit 10.3 to our current report on Form 8-K, as filed with the Commission on August 22, 2012)
10.19	Form of Warrant Subscription Agreement (incorporated by reference from Exhibit 10.4 to our current report on Form 8-K, as filed with the Commission on August 22, 2012)
10.20

Memorandum of Understanding dated October 1, 2012 with Shark Investments, LLC (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on October 15, 2012)

10.21

Form of Stock Option Agreement with Shark Investments, LLC dated October 9, 2012 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on October 15, 2012)

10.22

Consulting Agreement with George Creative Consultants Inc. dated February 1, 2012 (incorporated by reference from Exhibit 10.16 to our current report on Form 8-K/A, as filed with the Commission on November 30, 2012)

10.23

Consulting Agreement with Kosick Communications Ltd. dated February 1, 2012 (incorporated by reference from Exhibit 10.17 to our current report on Form 8-K/A, as filed with the Commission on November 2, 2012)

10.24	Form of Warrant Agreement (incorporated by reference from Exhibit 10.18 to our current report on Form 8-K/A, as filed with the Commission on November 30, 2012)
10.25	Amendment Agreement dated July 22, 2013 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on July 26, 2013)
10.26	Form of Amended and Restated Promissory Note (incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on July 26, 2013)
10.27	Form of Amendment to Warrant Certificate (incorporated by reference from Exhibit 10.3 to our current report on Form 8-K, as filed with the Commission on July 26, 2013)
10.28	Promissory Note Dated August 1, 2013 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on August 7, 2013)
10.29	Promissory Note dated September 3, 2013 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on September 11, 2013)
10.30	Guarantee dated September 3, 2013 (incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on September 11, 2013)
10.31

Purchase Agreement dated September 10, 2013 with Lincoln Park Capital Fund, LLC (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on September 16, 2013)

10.32	Registration Rights Agreement dated September 10, 2013 (incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on September 16, 2013)
10.33	Promissory Note dated October 4, 2013 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on October 10, 2013)
10.34	Guarantee dated October 4, 2013 (incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on October 10, 2013)
10.35	Pledge Agreement dated October 4, 2013 (incorporated by reference from Exhibit 10.3 to our current report on Form 8-K, as filed with the Commission on October 10, 2013)
10.36	Promissory Note dated November 13, 2013 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on November 19, 2013)
10.37	Form of Promissory Note dated November 14, 2013 (incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on November 19, 2013)
10.38	Agency and Interlender Agreement dated November 14, 2013 (incorporated by reference from Exhibit 10.3 to our current report on Form 8-K, as filed with the Commission on November 19, 2013)
10.39	Amended and Restated Security Agreement dated November 14, 2013 (incorporated by reference from Exhibit 10.4 to our current report on Form 8-K, as filed with the Commission on November 19, 2013)

Exhibit Number	Description of Exhibit
10.40	Form of Subscription Agreement for Convertible Notes and Warrants (incorporated by reference from Exhibit 10.5 to our current report on Form 8-K, as filed with the Commission on November 19, 2013)
10.41	Form of Subscription Agreement for Convertible Notes and Warrants (incorporated by reference from Exhibit 10.3 to our current report on Form 8-K, as filed with the Commission on December 31, 2013)
10.42

Securities Purchase Agreement dated December 23, 2013 with LG Capital Funding, LLC (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on January 8, 2014)

10.43

Securities Purchase Agreement dated December 23, 2013 with GEL Properties, LLC(incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on January 8, 2014)

10.44

Form of 8% Convertible Redeemable Note dated December 23, 2013 in the amount of $25,000.00(incorporated by reference from Exhibit 10.3 to our current report on Form 8-K, as filed with the Commission on January 8, 2014)

10.45

Form of 8% Convertible Redeemable Back End Note dated December 23, 2013 in the amount of $25,000.00(incorporated by reference from Exhibit 10.4 to our current report on Form 8-K, as filed with the Commission on January 8, 2014)

10.46

Form of Collateralized Secured Offsetting Note Dated December 23, 2013 in the amount of $25,000.00(incorporated by reference from Exhibit 10.5 to our current report on Form 8-K, as filed with the Commission on January 8, 2014)

10.47

Securities Purchase Agreement dated December 17, 2013 with Asher Enterprises, Inc. (incorporated by reference from Exhibit 10.6 to our current report on Form 8-K, as filed with the Commission on January 8, 2014)

10.48

Convertible Promissory Note dated December 13, 2013 in the amount of $83,500.00 with Asher Enterprises, Inc. (incorporated by reference from Exhibit 10.7 to our current report on Form 8-K, as filed with the Commission on January 8, 2014)

10.49

Amendment Agreement between our company and Mr. Andrew Kaplan dated January 6, 2014 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on January 8, 2014)

10.50	Promissory Note dated January 13, 2014 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on January 17, 2014)
10.51	Promissory Note dated February 11, 2014 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on February 18, 2014)
10.52	Form of Securities Purchase Agreement dated April 7, 2014 (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)
10.53	Form of 6% Convertible Note dated April 7, 2014 (incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)
10.54	Form of Security Agreement dated April 7, 2014 (incorporated by reference from Exhibit 10.3 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)
10.55	Note Exchange Agreement with CSD Holdings LLC dated April 4, 2014 (incorporated by reference from Exhibit 10.4 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)
10.56	Conversion Agreement with Bryce Stephens dated April 4, 2014 (incorporated by reference from Exhibit 10.5 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)
10.57

Debt Settlement Agreement with Canfund Ventures Corporation dated April 7, 2014 (incorporated by reference from Exhibit 10.6 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)

10.58	Amendment to Security Agreements dated April 4, 2014 (incorporated by reference from Exhibit 10.7 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)
10.59	Amendment to Amended and Restated Promissory Note dated April 4, 2014 (incorporated by reference from Exhibit 10.8 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)

Exhibit Number	Description of Exhibit
10.60	Amendment to Promissory Note dated April 4, 2014 (incorporated by reference from Exhibit 10.9 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)
10.61	Inter-lender Agreement dated April 4, 2014 (incorporated by reference from Exhibit 10.10 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)
10.62	Debt Settlement Agreement with Trend Time Development dated April 3, 2014 (incorporated by reference from Exhibit 10.11 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)
10.63	Warrant Agreement with Kalamalka Partners Ltd. (incorporated by reference from Exhibit 10.12 to our current report on Form 8-K, as filed with the Commission on April 10, 2014)
10.64	Form of Subscription Agreement by and among the company and the Purchasers (incorporated by reference from Exhibit 10.1 to our current report on Form 8-K, as filed with the Commission on June 11, 2014)
10.65	Form of Senior Secured Convertible Debenture (incorporated by reference from Exhibit 10.2 to our current report on Form 8-K, as filed with the Commission on June 11, 2014)
10.66	Form of Security Agreement (incorporated by reference from Exhibit 10.3 to our current report on Form 8-K, as filed with the Commission on June 11, 2014)
10.67	Form of Warrant (incorporated by reference from Exhibit 10.4 to our current report on Form 8-K, as filed with the Commission on June 11, 2014)
10.68	Form of Registration Rights Agreement (incorporated by reference from Exhibit 10.5 to our current report on Form 8-K, as filed with the Commission on June 11, 2014)
10.69	2014 Long Term Incentive Plan (incorporated by reference from Exhibit 10.6 to our current report on Form 8-K, as filed with the Commission on June 11, 2014)
10.70	Note Termination Agreement between the company and JMJ Financial (incorporated by reference from Exhibit 10.7 to our current report on Form 8-K, as filed with the Commission on June 11, 2014)
10.71	Form of Stock Option Agreement (incorporated by reference from Exhibit 10.8 to our current report on Form 8-K, as filed with the Commission on June 11, 2014)
10.72	Employment Agreement between the company and Carole Hochman (incorporated by reference from Exhibit 10.9 to our current report on Form 8-K, as filed with the Commission on June 11, 2014)
(16)	Letter re Change in Certifying Accountant
16.1	Letter from BDO USA LLP dated April 8, 2013 (incorporated by reference from Exhibit 16.2 to our current report on Form 8-K, as filed with the Commission on April 8, 2013)
(21)	Subsidiaries
21.1	Subsidiaries of Naked Brand Group Inc. Naked Inc. (incorporated in the State of Nevada)
(23)	Consents of Experts and Counsel
23.1*	Consent of BDO Canada LLP
23.2*	[Consent of Clark Wilson LLP] (included in Exhibit 5.1)
(101)	Interactive Data File
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

*	Filed herewith.